As filed with the Securities and Exchange Commission on June 21, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PetroLogistics LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2890 (Primary Standard Industrial Classification Code Number)	45-2532754 (I.R.S. Employer Identification Number)

909 Fannin Street, Suite 2630
Houston, TX 77010
(713) 255-5990
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

National Corporate Research, Ltd.
615 South DuPont Highway
Dover, DE 19901
(800) 483-1140
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mike Rosenwasser James J. Fox Vinson & Elkins L.L.P. 666 Fifth Avenue, 26th Floor New York, NY 10103 (212) 237-0000	G. Michael O'Leary Andrews Kurth LLP 600 Travis, Suite 4200 Houston, Texas 77002 (713) 220-4200

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee

Common units representing limited partner interests	$600,000,000	$69,660

(1)
Includes common units issuable upon exercise of the underwriters' option to purchase additional common units.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS (Subject to Completion)
dated June 21, 2011

The information in this prospectus is not complete and may be changed. We may not sell these securities, and these securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Common Units
Representing Limited Partner Interests

PetroLogistics LP

This is the initial public offering of our common units representing limited partner interests. Prior to this offering, there has been no public market for our common units. We currently anticipate that the initial public offering price for our common units will be between $               and $               per unit. We intend to apply to list the common units on the New York Stock Exchange under the symbol "PDH."

We have granted the underwriters an option to purchase up to an additional                             common units from us at the initial public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus.

Investing in our common units involves risks. Please see "Risk Factors" beginning on page 17. These risks include the following:

  •
  We may not have sufficient available cash to pay any quarterly distribution on our common units.

  •
  The amount of our quarterly cash distributions, if any, will vary significantly both quarterly and annually and will be directly dependent on the performance of our business. Unlike most publicly traded partnerships, we will not have a minimum quarterly distribution or employ structures intended to consistently maintain or increase distributions over time.

  •
  The propylene business is, and propylene prices are, cyclical and highly volatile and have experienced substantial downturns in the past. Cycles in demand and pricing could potentially expose us to significant fluctuations in our operating and financial results, and expose you to substantial volatility in our quarterly cash distributions and material reductions in the trading price of our common units.

  •
  Our operations are dependent on third-party suppliers, including Enterprise, which owns the propane pipeline that provides propane to our facility. A deterioration in the financial condition of a third-party supplier, a mechanical problem with one of their facilities or the inability of a third-party supplier to perform in accordance with its contractual obligations could have a material adverse effect on our results of operations, financial condition and our ability to make cash distributions.

  •
  We currently derive substantially all of our sales from three customers, and the loss of any of these customers without replacement on comparable terms would affect our results of operations and cash available for distribution to our unitholders.

  •
  Our general partner, which is owned by funds controlled by Lindsay Goldberg and York Capital, has fiduciary duties to Lindsay Goldberg and York Capital, and the interests of Lindsay Goldberg and York Capital may differ significantly from, or conflict with, the interests of our public common unitholders.

  •
  Our unitholders have limited voting rights and are not entitled to elect our general partner or our general partner's directors.

  •
  You will experience immediate and substantial dilution in the net tangible book value of your common units.

  •
  We have a limited operating history upon which to rely in evaluating our ability to pay quarterly cash distributions or our ability to be successful in implementing our business strategy.

  •
  Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat us as a corporation for federal income tax purposes or we were to become subject to material additional amounts of entity-level taxation for state tax purposes, then our cash available for distribution to you could be substantially reduced.

  •
  You will be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

$              Per Common Unit

	Per Common Unit	Total
Initial Public Offering Price	$	$
Underwriting Discounts and Commissions	$	$
Proceeds Before Expenses to Us	$	$

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common units to purchasers on or about                           , 2011.

Joint Book-Running Managers

Morgan Stanley
Citi
UBS Investment Bank
Wells Fargo Securities

Co-Managers

SOCIETE GENERALE	Stifel Nicolaus Weisel

                           , 2011

        You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume the information appearing in this prospectus is accurate as of the date on the front cover page of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

        For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common units and the distribution of this prospectus outside of the United States.

Industry and Market Data

        The data included in this prospectus regarding the propylene industry, including trends in the market and our position and the position of our competitors within the propylene production industry, is based on a variety of sources, including information provided by Chemical Data, L.P. ("Chemical Data") independent industry publications, government publications and other published independent sources, information obtained from customers, distributors, suppliers, trade and business organizations and publicly available information (including the reports and other information our competitors file with the Securities and Exchange Commission, which we did not participate in preparing and as to which we make no representation), as well as our good faith estimates, which have been derived from management's knowledge and experience in the areas in which our business operates. Estimates of market size and relative positions in a market are difficult to develop and inherently uncertain. Accordingly, investors should not place undue weight on the industry and market share data presented in this prospectus.

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including "Risk Factors" and the historical and unaudited pro forma consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision. Unless otherwise indicated, the information in this prospectus assumes (1) an initial public offering price of $            per common unit (the mid-point of the price range set forth on the cover page of this prospectus) and (2) that the underwriters do not exercise their option to purchase additional common units. References in this prospectus to "PetroLogistics LP," "we, "our," "us," our "predecessor" or similar terms when used in a historical context refer to PL Propylene LLC ("PL Propylene"), which will be contributed to us in connection with the closing of this offering. When used in the present tense or prospectively, those terms refer to PetroLogistics LP and its subsidiary unless the context otherwise requires or where otherwise indicated. References to our "general partner" refer to PetroLogistics GP LLC. References in this prospectus to our "sponsors" refer to Lindsay Goldberg LLC ("Lindsay Goldberg") and York Capital Management ("York Capital"), which, after the completion of this offering will collectively own our general partner and         % of our common units. You should also see the "Glossary of Selected Terms" contained in Appendix B for definitions of some of the terms we use to describe our business and industry and other terms used in this prospectus.

 PETROLOGISTICS LP

Our Business

        We own and operate the world's largest propane dehydrogenation ("PDH") facility that processes propane into propylene. Propylene is one of the basic building blocks for petrochemicals that is utilized in the production of a variety of end uses including paints, coatings, building materials, clothing, automotive parts, packaging and a range of other consumer and industrial products. We are the only independent, dedicated "on-purpose" propylene producer in North America. We are strategically located in the vicinity of the Houston Ship Channel and within 50 miles of approximately one-half of all U.S. propylene consumption, and we have access to the leading global fractionation and storage hub for propane located at Mt. Belvieu, Texas. The Houston Ship Channel represents the heaviest concentration of petrochemical and refining complexes in the world and provides us with unparalleled access and connectivity to both customers and feedstock suppliers. Our newly-constructed facility has an annual nameplate production capacity of approximately 1.2 billion pounds of propylene. We commenced operations in October 2010 and first achieved daily production rates at or above nameplate capacity in April 2011.

        Current energy commodity price dynamics are extremely favorable for our profitability. In particular, the emergence of shale gas in North America has led to a decrease in natural gas prices, while continued robust demand for oil worldwide has resulted in high oil prices. Our profitability is enhanced by the high oil/low gas price environment in three ways. First, a significant portion of propylene production comes from ethylene manufacturing facilities ("crackers") using feedstocks derived from oil, or "heavy feeds," such as naphtha. The high oil price has caused such facilities to be less competitive than crackers using "light feeds" such as ethane, which produce little propylene. As a result, numerous heavy feed crackers in the U.S. have been shut down or reconfigured to use lighter feeds, thereby reducing the supply of propylene. Second, the emergence of shale gas production has increased the supply of natural gas liquids such as ethane and propane that are extracted from natural gas; thus increasing the U.S. supply of propane, our sole feedstock. Third, while not perfectly correlated, the price of propylene is highly related to the price of crude oil, and the price of propane is related to the spread between the prices of crude oil and natural gas. Accordingly, a high oil/low gas price environment leads to a wider propane-to-propylene spread and a higher gross margin for us. Chemical Data and other industry experts do not expect these dynamics to change in the near future.

        Our facility was developed and built on the site of a former olefins production site and related infrastructure that we acquired from ExxonMobil Oil Corporation ("ExxonMobil") in March 2008. This site was ideally suited for the development of a PDH facility based on its existing location, infrastructure, utilities, permits, logistics and certain operating units which we were able to integrate into our new facility. By leveraging these existing assets, we were able to save significant amounts of time and money versus those associated with the development of a green-field PDH facility. Our PDH facility uses a CATOFIN® dehydrogenation technology pursuant to a fully-paid license from CB&I Lummus. CATOFIN technology has been in use for over 60 years and is reliable and commercially proven.

        Propane is our sole feedstock. Propane is a commodity produced by extraction and separation from natural gas production streams and as a by-product of refineries. We believe that, given our location, we have access to an abundant supply of propane from multiple sources. Our propane is currently supplied by Enterprise Products Operating LLC (together with its affiliates, "Enterprise") under a multi-year contract at market-based rates. Enterprise delivers the propane directly to our facility site through its propane pipeline system, which gathers propane from various natural gas processing and fractionation facilities and refineries located in the region and from its interconnection with the leading global fractionation and storage hub for propane at Mt. Belvieu, Texas where additional suppliers store and transport propane. We believe that ongoing substantial additions to the U.S. natural gas reserves from the development of shale gas will continue to provide an abundant and growing supply of propane for the foreseeable future.

        We currently have multi-year contracts for the sale of our propylene with The Dow Chemical Company ("Dow"), Total Petrochemicals USA, Inc. ("Total") and INEOS Olefins and Polymers USA ("INEOS") that expire between 2013 and 2014. These contracts provide for minimum and maximum offtake volumes, with the minimum customer-contracted volumes representing 73% of facility nameplate capacity and the maximum reflecting 97% of facility nameplate capacity. Each of our customer contracts contain pricing terms based upon market rates. We also intend to opportunistically supply other propylene consumers on a spot basis when permitted by both operational and market conditions. Our pipeline system and interconnections provide us direct and indirect access to our contracted customers and spot buyers of propylene. Although we anticipate approximately 96% of our sales at full operating rates will be derived from propylene sales, we will also produce commercial amounts of hydrogen as well as a mixed stream of butane and butylenes ("C4 mix stream") and heavier hydrocarbons ("C5+ stream").

        We are currently pursuing engineering studies to significantly expand our capacity, and we intend to opportunistically pursue capacity expansion and other growth opportunities. In addition, we intend to evaluate and pursue acquisition and development opportunities where we believe we can enhance our operating platform.

Our Competitive Strengths

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  Pure-play propane-to-propylene production.  As propane is our sole feedstock and propylene is our primary product, our profitability is primarily determined by the difference between the cost of the propane we purchase and the price of the propylene we sell (the "propane-to-propylene spread"). The wider the price differential between propane and propylene, the larger our gross margin. This spread has widened in recent years, and as the sole PDH propylene producer in North America, we believe we are uniquely positioned to benefit from current positive trends in the propane-to-propylene spread.

  The following table shows the impact of a change in the propane-to-propylene spread on our Adjusted EBITDA based on the assumptions described herein relative to our forecasted pricing for the twelve months ending September 30, 2012.

	Illustrative Sensitivity to Propane-to-Propylene Spread(1)(2)					Pro Forma Twelve Months Ended March 31, 2011(2)(3)	Forecasted Twelve Months Ending September 30, 2012(2)(4)
	(dollars in millions unless otherwise indicated)
Propane-to-Propylene Spread (¢/lb)(5)	15.0	25.0	35.0	45.0	55.0	30.2	33.6
Adjusted EBITDA	52.2	172.9	293.6	414.3	535.0	226.8	276.4
Available Cash	23.3	142.8	262.3	381.7	501.2	195.8	245.2

(1)
The price sensitivity analysis in this table is based on the assumptions described in our forecast of Adjusted EBITDA for the twelve months ending September 30, 2012. This includes 1.2 billion pounds of propylene sold and 344.9 million gallons of propane utilized. It also assumes $30.4 million of by-product sales, $45.2 million of fuel and utilities expense, $13.9 million of insurance and property taxes, $30.2 million of direct operating expense and other and $11.0 million of general and administrative expense. All other customer discounts and upcharge/delivery fees are per our September 30, 2012 forecast. There can be no assurance that we will achieve our Adjusted EBITDA forecast for the twelve months ending September 30, 2012 or any of the specified levels of Adjusted EBITDA indicated above, or that the various propane-to-propylene spreads will achieve any of the levels specified above.

(2)
See "Our Cash Distribution Policy and Restrictions on Distribution—Forecasted Available Cash" for a reconciliation of our Adjusted EBITDA forecast to our net income forecast for the twelve months ending September 30, 2012 and a discussion of the assumptions underlying our forecast.

(3)
Reflects financial results as if the plant had been fully operational during the period. Assumes realized market pricing levels during the twelve months ended March 31, 2011 for propylene, propane, C4 mix/C5+ streams and natural gas and that all other expenses, production rates, performance ratios, customer discounts, upcharge/delivery fees and conversion factors are consistent with the forecast for the twelve months ending September 30, 2012.

(4)
PGP Contract Benchmark and Propane pricing forecast provided per Chemical Data as of May 29, 2011. See "Our Cash Distribution Policy and Restrictions on Distribution—Forecasted Available Cash" for a discussion of the assumptions underlying our forecast.

(5)
Propane-to-propylene spread calculated as (PGP Contract Benchmark Price (¢/lb)-1.2 * (Propane Price (¢/gl) / 4.2)). This calculation assumes that it takes approximately 1.2 pounds of propane to make 1.0 pound of propylene and that there are approximately 4.2 pounds in a gallon of propane.

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Strategically-Located Operations.  Our Houston Ship Channel location places us within the heaviest concentration of petrochemical and refining complexes in the world. Our PDH facility is located within 50 miles of approximately one-half of all U.S. propylene consumption, and our pipeline system enables us to access our contracted customers (Dow, Total and INEOS) and spot buyers of propylene. In addition, we have access to the Mt. Belvieu global fractionation and storage hub, the world's largest and most reliable source for propane, to source our propane feedstock.

•
Cost Advantaged Facility Driven by a Proven Technology.  Our PDH facility is the largest in the world. Our facility utilizes the CATOFIN PDH technology pursuant to a fully-paid license from CB&I Lummus, which we believe has the best combination of capital cost, product yield and reliability. We have also enhanced the design with our own innovations that have resulted in energy efficiencies over the basic CATOFIN system.

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Our PDH Facility's Characteristics are Difficult to Replicate.  In addition to its advantageous location, the ExxonMobil facility we acquired had existing air permits, pipelines, utilities, selected processing units and other infrastructure in place which we utilized or reconfigured for our PDH process. A developer of a green-field PDH project would face significant impediments with respect to permitting, availability of real estate and cost considerations. In addition, we estimate that such a project would likely take at least four years to complete.

  •
  Dedicated "On-Purpose" Propylene Production.  We are the only independent, dedicated on-purpose propylene production facility in North America. Unlike refineries and ethylene crackers for which propylene is a secondary product, propylene is our primary product. Since propylene is our primary product and propane our only feedstock, our output will never vary as a function of competiveness of alternative feedstock slates or decisions concerning production of other products such as ethylene or gasoline. We believe these factors represent key advantages to our customers.

  •
  Contracts with Large, Prominent Customer Base.  Nearly all of our nameplate capacity has been contracted to Dow, Total and INEOS under contracts whose maximum volumes constitute 97% of our nameplate capacity and whose minimum volumes represent 73%. The primary Dow, Total and INEOS plants we supply produce acrylic acid, polypropylene and acrylonitrile, respectively. Each primary plant is the largest of its kind in the world. We value this diversity of end use in the markets served by our customers. There also currently exists a spot market for propylene into which we sell our additional output.

  •
  Favorable Industry Conditions.  The factors contributing to the current robust environment for propylene production are not expected to change in the near term. The current high crude oil price and low natural gas price environment in North America is a significant contributor to this favorable environment because of its negative impact on the amount of propylene production from other sources, in particular ethylene crackers that use naphtha and heavy liquids. These factors have resulted in a reduction in the supply of propylene and a widening of the propane-to-propylene spread.

  •
  Experienced Management Team.  We employ a highly-experienced and dedicated senior management team, with an average of over 20 years of experience in the relevant disciplines of petrochemical engineering, marketing, management and finance. See "Management—Executive Officers and Directors."

Our Business Strategy

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  Distribute All of the Available Cash We Generate Each Quarter.  The board of directors of our general partner will adopt a policy under which we will distribute all of the available cash we generate each quarter, as described in "Our Cash Distribution Policy and Restrictions on Distributions." Unlike many publicly traded partnerships that have general partners with economic interests and incentive distribution rights that entitle the general partner to receive disproportionate percentages of cash distributions as distributions increase, our general partner will have a non-economic interest and no incentive distribution rights, and accordingly, our common unitholders will receive 100% of our cash distributions.

  •
  Focus on Operational Excellence, Reliable Production, Safety and Training.  Operational excellence, reliability and safety are our core values. One of the key factors driving our selection of the CATOFIN technology was its reputation for excellence and its reliability. We also assembled our management team with an intentional focus on the complement of skills and experience necessary to deliver consistent and efficient operational results. We believe these factors, together with our strong culture of safety, should lead to dependable performance for our customers as well as safe working conditions.

  •
  Continual Optimization of Facility.  Our management team intends to optimize and improve the operating performance of our facility by identifying low cost methods to increase propylene output beyond initial nameplate capacity and undertaking initiatives aimed at improving propylene yield and energy efficiency and enhancing the value of the by-products output of our facility.

  •
  Pursue Capacity Expansion and Other Growth Opportunities.  We intend to opportunistically pursue capacity expansion and other growth opportunities. We are currently pursuing engineering studies to significantly expand our capacity. In addition, we intend to evaluate and pursue acquisition and development opportunities where we believe we can enhance our operating platform.

  •
  Actively Manage Customer Portfolio.  We believe that our current customer portfolio represents an attractive composition of customers that serve diverse end-use markets and that are prominent industry members. We also have well-established relationships with other consumers of propylene developed through active cultivation and regular interaction. We plan to build on our existing relationships and continue to advance those relationships through spot sales in the short term and additional contracts in the long term if we are successful in expanding the facility's capacity.

Industry Overview

  Propylene Supply and Demand

        Propylene is an important building block in the production of complex petrochemical derivatives such as polypropylene, acrylonitrile and acrylic acid. These derivatives are ultimately processed further to make many different consumer and industrial products such as clothing, automotive components, detergents, safety glass, packaging materials, paints and nylon. In addition to its utility within the chemicals market, propylene also plays a significant role in the fuels market. When alkylated in a refinery, propylene is routinely used as a gasoline blendstock. Propylene demand has historically tracked GDP growth, and experienced the first worldwide contraction in history during the recession in 2008. Following the resumption of growth in late 2009 and 2010, Chemical Data forecasts that U.S. demand will grow at a compound annual growth rate of approximately 1.8% between 2010 and 2015.

        There are three sources of propylene production in North America: crude oil refineries, ethylene manufacturing facilities and, to a much smaller extent, on-purpose facilities such as ours. Crude oil refineries produce propylene as a by-product of gasoline production. Ethylene crackers produce propylene as a co-product of ethylene production. Ethylene can be produced from many different feedstocks, including ethane, propane, butane, naphtha or gas oil. Although some ethylene facilities have feed flexibility, there are two general categories of crackers: those that use feedstocks derived from crude oil (such as naphtha), referred to as "heavy feed crackers", and those that use ethane as a feedstock, referred to as "ethane crackers." Heavy feed crackers produce propylene as a co-product in significant quantities, whereas ethane crackers produce very little propylene.

        Within North America, increased natural gas production from shale gas discoveries has led to an abundance of natural gas liquids such as ethane and propane. Further, there has been a fundamental decoupling of natural gas and oil prices as gas prices have fallen dramatically while global economic and geopolitical factors have propelled oil prices to the $100 per barrel range. In the current high oil price/low natural gas price environment, heavy feed crackers generally have a cost disadvantage relative to ethane crackers. Numerous heavy feed crackers have been either permanently shut down or reconfigured to enable them to produce ethylene using ethane as a feedstock. As a result, propylene production from ethylene manufacturing facilities has declined dramatically from 15.5 billion pounds in 2007 to 12.1 billion pounds in 2010. Chemical Data estimates that 2 billion pounds of this reduction represents propylene supply permanently removed from the market. Furthermore, refinery production of propylene in recent years has declined from 19.2 billion pounds in 2007 to 18.0 billion pounds in 2010 along with the general softness in gasoline demand and the increased use of ethanol. The result of these reductions has been a tight supply of propylene in the North American market at a time when demand is improving with the resumption of economic growth.

        Chemical Data estimates that U.S. propylene supply will grow modestly through 2014, increasing at a compound annual growth rate of approximately 1.5% from year-end 2010. This is primarily due to the belief that co-product supply of propylene from ethylene crackers is not likely to rebound in the near term with the expected continuation of the high oil price/low natural gas price environment. Furthermore, refinery operations are expected to remain hindered by modest gasoline demand growth. These conditions suggest that the current very tight supply/demand dynamic affecting the propylene market is expected to persist for the foreseeable future.

  Propylene and Propane Pricing Dynamics

        As propane is our sole feedstock, and propylene is the primary product sold by our facility, our profitability is primarily determined by the difference in price between propane and propylene, the "propane-to-propylene spread." Like other commodities, the pricing for propylene and propane reflect supply and demand dynamics and are intricately related to the price movements of crude oil, natural gas and petrochemicals. The current dynamics affecting the price of these commodities, together with the tight supply/demand environment for propylene discussed above, have led to the recent increase in the propane-to-propylene spread as illustrated in the graphic below:

Historical Propane-to-Propylene Spread

        Source U.S. Energy Information Administration ("EIA") and Chemical Data.

        For reasons more fully developed in the section of this prospectus entitled "Industry Overview," propylene generally prices at a premium to crude oil and propane trades at a discount to crude oil. Over the last decade, propylene has priced in a range of approximately 1.3 to 1.4 times the price of crude, except in the recession in 2008 and 2009 when it traded tighter. The recent short supply of propylene due to the factors described above has pushed this premium higher. Propane has historically traded at a discount to crude oil, and has declined over the last decade from approximately 80% of the price of crude in 2000 to approximately 61% in 2010 as the supply of propane from the shale gas developments has increased and the price of natural gas relative to the price of crude oil has declined. These factors, combined with the higher crude price, have led to the recent increase in the propane-to-propylene spread as illustrated in the above graphic. Because the propane-to-propylene spread is the primary driver of our gross margin, these trends are highly favorable to our profitability.

        For more information about the propylene industry, see "Industry Overview."

 Our Relationship with Lindsay Goldberg and York Capital

        We are majority owned by Lindsay Goldberg and York Capital. Although the project development for our facility occurred over several years beginning in 2003, our predecessor was legally formed in 2007 to acquire the site of a former olefins production facility from ExxonMobil and to develop this site into a PDH facility with the support of our sponsors. After the closing of this offering, Lindsay Goldberg will indirectly own        % of our general partner and directly own        % of our common units, York Capital will indirectly own        % of our general partner and directly own        % of our common units and certain of our employees and affiliates will collectively own         % of our common units.

        Lindsay Goldberg is a private equity investment firm with approximately $10 billion of capital under management that focuses on partnering with entrepreneurial management teams and closely held and family-owned businesses. Lindsay Goldberg has a team of 25 investment professionals who have invested over $5.6 billion of equity capital in 27 portfolio companies. Lindsay Goldberg typically invests in companies in North America and Western Europe in the manufacturing, energy, financial and business services industries. Lindsay Goldberg has a much longer time horizon for investments than most other private equity investment firms because of an investment structure that permits ownership for up to 20 years. In addition to its long-term focus, Lindsay Goldberg also identifies transformative follow-on investments and acquisitions in connection with its portfolio companies as those opportunities arise. Lindsay Goldberg has had a close relationship with our management since 2000.

        York Capital is an event-driven global investment firm with approximately $17 billion of capital under management. The firm focuses on a variety of strategies, including private equity investing. Established in 1991, York Capital has a team of over 150 individuals, including approximately 50 investment professionals and has offices in New York, Washington DC, London and Hong Kong. York Capital's investment professionals possess multi-disciplinary knowledge and relationships, spanning industry sectors, geographies, business cycles and public and private equity and debt markets. Over the past 19 years, York Capital has focused on looking beyond market cycles, trends and other temporary factors to identify companies around the world with long-term value potential.

        Lindsay Goldberg and York Capital have been instrumental in our management team's effort to implement the optimal operating and financial platform for the development of the PDH facility. Collectively, they will continue to own a majority of our common units upon completion of this offering and, therefore, will have a continuing incentive to support and promote the successful implementation of our business strategy.

Organizational Structure

        The following chart provides a simplified overview of our organizational structure after giving effect to this offering and the related transactions(1):

Lindsay Goldberg
Common Units
York Capital
Common Units
80%
20%
PL Manufacturing LLC
% limited
partner interest
100%
Propylene Holdings LLC
% limited partner
interest
100%
Public
Common Units
PetroLogistics GP LLC
Management and
Employees
Common Units
Non-economic
GP interest
% limited
partner interest
% limited
partner interest
PetroLogistics LP
(the Partnership)
100%
PL Propylene LLC
(the Operating Company)
100%
PDH Facility

(1)
Assumes the underwriters do not exercise their option to purchase additional common units, and as a result, such common units will instead be issued to our sponsors and their affiliates, our executive officers and certain of our employees upon the expiration of such option. If and to the extent the underwriters exercise their option to purchase additional common units, the units purchased pursuant to such exercise will be issued to the public and the remainder, if any, will be issued to our sponsors and certain of our employees and affiliates. Accordingly, the exercise of the underwriters' option will not affect the total number of units outstanding. If the underwriters' option is exercised in full, then our sponsors and their affiliates, our executive officers and certain of our employees would own an aggregate        % of the common units and the public would own        % of the common units.

Principal Executive Offices and Internet Address

        Our principal executive offices are located at 2 Houston Center, 909 Fannin Street, Suite 2630, Houston, TX 77010 and our telephone number is (713) 255-5990. Upon completion of this offering, our website will be located at www.                        and will be activated following the closing of this offering. We will make our periodic reports and other information filed with or furnished to the SEC, available free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Risk Factors

        An investment in our common units involves risks associated with our business, our partnership structure and the tax characteristics of our common units. These risks are described under "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements." You should carefully consider these risk factors together with all other information included in this prospectus.

The Offering

Issuer	PetroLogistics LP, a Delaware limited partnership.
Common Units Offered to the Public	common units.
Option to Purchase Additional Common Units from Us	If the underwriters exercise their option to purchase additional common units in full, we will issue a total of common units to the public.
Units Outstanding After this Offering

                common units. If the underwriters do not exercise their option to purchase additional common units, we will issue                common units to our sponsors and their affiliates, our executive officers and certain of our employees upon the option's expiration. If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be issued to the public and the remainder, if any, will be issued to our sponsors and their affiliates, our executive officers and certain of our employees. Accordingly, the exercise of the underwriters' option will not affect the total number of common units outstanding.

In addition, our general partner will own a non-economic general partner interest in us which will not entitle it to receive distributions.
Use of Proceeds

We estimate that the net proceeds to us in this offering, after deducting underwriting discounts and commissions and the estimated expenses of this offering, will be approximately $            million (based on an assumed initial public offering price of $            per common unit, the mid-point of the price range set forth on the cover page of this prospectus). Of the total net proceeds we receive, we will use (a) approximately $            million to make a distribution to our sponsors to reimburse them for certain construction capital expenditures and (b) approximately $            million to make a distribution to our sponsors and their affiliates, our executive officers and certain of our employees.

If the underwriters exercise their option to purchase additional common units in full, the additional net proceeds would be approximately $            million (based upon the mid-point of the price range set forth on the cover page of this prospectus). We will use the net proceeds from any exercise of such option to pay a distribution to our sponsors and their affiliates, our executive officers and certain of our employees. See "Use of Proceeds."

Cash Distributions	Within 45 days after the end of each quarter, beginning with the quarter ending December 31, 2011, we expect to make cash distributions to unitholders of record on the applicable record date.

The board of directors of our general partner will adopt a policy pursuant to which we will distribute all of the available cash we generate each quarter. Available cash for each quarter will be determined by the board of directors of our general partner following the end of such quarter. We expect that available cash for each quarter will generally equal our cash flow from operations for the quarter, less cash needed for maintenance capital expenditures, debt service and other contractual obligations and reserves for future operating or capital needs that the board of directors of our general partner deems necessary or appropriate. We do not intend to maintain excess distribution coverage for the purpose of maintaining stability or growth in our quarterly distribution or to otherwise reserve cash for distributions, and we do not intend to incur debt to pay quarterly distributions. We expect to finance substantially all of our growth externally, either by debt issuances or additional issuances of equity.

Because our policy will be to distribute all the available cash we generate each quarter, without reserving cash for future distributions or borrowing to pay distributions during periods of low cash flow from operations, our unitholders will have direct exposure to fluctuations in the amount of cash generated by our business. We expect that the amount of our quarterly distributions, if any, will vary based on our operating cash flow during such quarter. As a result, our quarterly cash distributions, if any, will not be stable and will vary from quarter to quarter as a direct result of variations in our operating performance and cash flows caused by fluctuations in the prices of propane and propylene. Such variations in the amount of our quarterly distributions may be significant. Unlike most publicly traded partnerships, we will not have a minimum quarterly distribution or employ structures intended to consistently maintain or increase distributions over time. The board of directors of our general partner may change our distribution policy at any time. Our partnership agreement does not require us to pay cash distributions on a quarterly or other basis.

Based upon our forecast for the twelve months ending September 30, 2012, assuming the board of directors of our general partner declares distributions in accordance with our cash distribution policy, we expect that our aggregate distributions for the twelve months ending September 30, 2012 will be approximately $            million, or $            per common unit. See "Our Cash Distribution Policy and Restrictions on Distributions—Forecasted Available Cash." Unanticipated events may occur which could materially adversely affect the actual results we achieve during the forecast period. Consequently, our actual results of operations, cash flows, need for reserves and financial condition during the forecast period may vary from the forecast, and such variations may be material. Prospective investors are cautioned not to place undue reliance on our forecast and should make their own independent assessment of our future results of operations, cash flows and financial condition. In addition, the board of directors of our general partner may be required to or elect to eliminate our distributions at any time during periods of reduced prices or demand for our propylene, among other reasons. Please see "Risk Factors."

We have a limited operating history upon which to rely in evaluating whether we will have sufficient cash to allow us to pay distributions on our common units. Our PDH facility did not generate sales until the commencement of commercial operations in October 2010, and we did not achieve daily production rates at nameplate capacity until April 2011. Accordingly, we would not have paid distributions to our common unitholders for periods prior to April 2011.

Incentive Distribution Rights	None.
Subordination Period	None.
Issuance of Additional Units

Our partnership agreement authorizes us to issue an unlimited number of additional units, including units with rights to distributions or in liquidation that are senior to our common units, and rights to buy units for the consideration and on the terms and conditions determined by the board of directors of our general partner without the approval of our unitholders. See "Common Units Eligible for Future Sale" and "The Partnership Agreement—Issuance of Additional Partnership Interests."

Limited Voting Rights

Our general partner manages and operates us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or our general partner's directors on an annual or other continuing basis. Our general partner may be removed by a vote of the holders of at least 66 2/3% of the outstanding common units, including any common units owned by our general partner and its affiliates (including our sponsors). Upon the completion of this offering our sponsors will own an aggregate of approximately        % of our outstanding common units (approximately        % if the underwriters exercise their option to purchase additional common units in full). This will give our sponsors the ability to prevent removal of our general partner. See "The Partnership Agreement—Voting Rights."

Call Right

If at any time our general partner and its affiliates (including our sponsors) own more than 80% of the common units, our general partner will have the right, but not the obligation, to purchase all, but not less than all, of the common units held by public unitholders at a price not less than their then-current market price, as calculated pursuant to the terms of our Partnership Agreement. See "The Partnership Agreement—Call Right."

Estimated Ratio of Taxable Income to Distributions

We estimate that if you own the common units you purchase in this offering through the record date for distributions for the twelve months ending                    , 2014, you will be allocated, on a cumulative basis, an amount of U.S. federal taxable income for that period that will be        % or less of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $            per common unit, we estimate that your average allocable U.S. federal taxable income per year will be no more than $            per common unit. See "Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Ratio of Taxable Income to Distributions."

Material U.S. Federal Income Tax Consequences	For a discussion of material U.S. federal income tax consequences that may be relevant to prospective unitholders, see "Material U.S. Federal Income Tax Consequences."
Exchange Listing	We intend to apply for listing on the New York Stock Exchange ("NYSE") under the symbol "PDH."
Risk Factors	See "Risk Factors" beginning on page 16 of this prospectus for a discussion of factors that you should carefully consider before deciding to invest in our common units.

        Depending on market conditions at the time of pricing of this offering and other considerations, we may sell fewer or more common units than the number set forth on the cover page of this prospectus.

Summary Historical and Pro Forma Consolidated Financial Information

        The summary financial information presented below under the caption Statement of Operations Data for the three months ended March 31, 2011 and 2010, and for the years ended December 31, 2010, 2009 and 2008, and the summary financial information presented below under the caption Balance Sheet Data as of March 31, 2011 and 2010, and December 31, 2010, 2009 and 2008, have been derived from the audited and unaudited financial statements of our predecessor, PL Propylene, included elsewhere in this prospectus. Our predecessor's financial statements as of and for the years ended December 31, 2010, 2009 and 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm. Our predecessor's financial statements as of and for the three months ended March 31, 2011 and 2010 are unaudited. Our predecessor was formed in January 2007 and acquired the site where our PDH facility is located in March 2008. Our PDH facility did not generate sales until the commencement of commercial operations in October 2010, and we did not achieve daily production rates at nameplate capacity until April 2011.

        The summary unaudited pro forma consolidated financial information presented below under the caption Statement of Operations Data for the three months ended March 31, 2011 and for the year ended December 31, 2010 and the summary unaudited pro forma consolidated financial information presented below under the caption Balance Sheet Data as of March 31, 2011 have been derived from our unaudited pro forma consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma consolidated statements of operations data for the three months ended March 31, 2011 and the year ended December 31, 2010 were prepared based on the assumption that we were in existence as a separate entity throughout these periods and that the transactions described below occurred on January 1, 2011 and January 1, 2010, respectively:

  •
  the entry by us into a new $350.0 million term loan facility and a $120.0 million revolving credit facility, the related drawing of $             million from the new term loan facility and $             million under the new revolving credit facility, and the use of proceeds of such drawings to refinance our existing credit facility and to distribute $       million as a reimbursement of construction capital to our sponsors;

  •
  the issuance by us to our sponsors and their affiliates, our executive officers and certain of our employees of             common units; and

  •
  the issuance by us to the public of            common units and the distribution of an aggregate $             million of the proceeds from such offering to our sponsors and their affiliates, our executive officers and certain of our employees.

        The unaudited pro forma consolidated balance sheet as of March 31, 2011, was prepared based on the assumption that the Transactions (as defined on page 38) occurred March 31, 2011. The unaudited pro forma consolidated financial data is not comparable to our historical financial data. A more complete explanation of the pro forma data can be found in our unaudited pro forma consolidated financial statements and accompanying notes included elsewhere in this prospectus.

        The historical data presented below has been derived from financial statements that have been prepared using accounting principles generally accepted in the United States, or GAAP, and the pro forma data presented below has been derived from the "Unaudited Pro Forma Consolidated Financial Statements" included elsewhere in this prospectus. This data should be read in conjunction with, and is qualified in its entirety by reference to, the financial statements and related notes and "Management's

Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	Historical					Unaudited Pro Forma Consolidated
	Three Months Ended March 31,		Years Ended December 31,			Three Months Ended March 31,	Year Ended December 31,
	2011	2010	2010	2009	2008	2011	2010
	(dollars in millions, except per unit data and as otherwise indicated)
Statement of Operations Data:
Sales	$105.8	$—	$30.4	$—	$—	$105.8	$30.4
Cost of sales	91.6	—	41.9	—	—	91.6	41.9
General and administrative expense	31.5	1.9	22.9	4.3	4.7	31.5	22.9
Management fee	0.5	—	—	—	—	—	—

Operating loss	(17.8)	(1.9)	(34.4)	(4.3)	(4.7)	(17.3)	(34.4)
Other income	—	—	0.1	—	—	—	0.1
Interest income (expense), net	(4.7)	(0.6)	(5.4)	(0.2)	0.7	(5.1)	(12.3)

Net loss before income taxes	$(22.5)	$(2.5)	$(39.7)	$(4.5)	$(4.0)	$(22.4)	$(46.6)
Income tax expense	(0.4)	—	—	—	—	(0.4)	—

Net loss	$(22.9)	$(2.5)	$(39.7)	$(4.5)	$(4.0)	$(22.8)	$(46.6)

Pro forma net income (loss) per common unit, basic and diluted						$	$
Pro forma number of common units, basic and diluted in millions
Balance Sheet Data:
Cash (including restricted cash balances)	$2.9	$45.6	$6.9	$30.0	$71.8	$5.0
Working capital(1)	22.6	21.5	16.0	9.9	61.4	24.7
Total assets	675.4	579.7	668.9	484.6	214.1	676.0
Total debt (including current portion)	182.5	117.1	189.5	94.7	—	380.0
Member's equity	464.3	434.4	456.1	365.5	202.9	267.4
Financial and Other Data:
Cash flows provided by (used in) operating activities	$9.1	$1.8	$(53.2)	$—	$(1.0)
Cash flows used in investing activities	(3.8)	(95.6)	(157.4)	(281.2)	(170.0)
Cash flows provided by (used in) financing activities	(5.3)	93.8	210.7	249.1	203.0
Adjusted EBITDA(2)	19.8	(1.9)	(12.6)	(3.6)	(2.0)	20.3	(12.6)
Capital expenditures	3.8	80.0	187.5	291.0	130.2
Key Operating Data:
Production volume (thousand pounds unless otherwise noted):
Propylene	144,208	—	76,522	—	—
Hydrogen (thousand standard cubic feet MSCF)	295,425	—	—	—	—
C4 mix/C5+ streams	2,484	—	247	—	—

(1)
Working capital is defined as current assets, including cash, less current liabilities, excluding bank debt.

(2)
Adjusted EBITDA is defined as net income (loss) plus interest expense and amortization of deferred financing costs, income tax expense, depreciation, amortization and accretion and equity-based compensation expense.

  Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:

  •
  the financial performance of our assets without regard to financing methods, capital structure, income taxes or significant non-cash expenses;

  •
  our operating performance and return on invested capital compared to those of other publicly traded limited partnerships, without regard to financing methods and capital structure;

  •
  our ability to generate cash sufficient to make distributions to our unitholders; and

  •
  our ability to incur and service debt and to fund capital expenditures.

Adjusted EBITDA should not be considered an alternative to net income, operating income, net cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA may have material limitations as a performance measure because it excludes some, but not all, items that affect net income from operations. In addition, Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define this term differently. The following table presents a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, net income, on a historical basis and pro forma basis, as applicable, for each of the periods indicated:

	Historical					Unaudited Pro Forma Consolidated
	Three Months Ended March 31,		Year Ended December 31,			Three Months Ended March 31,	Year Ended December 31,
	2011	2010	2010	2009	2008	2011	2010
	(dollars in millions)
Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(22.9)	$(2.5)	$(39.7)	$(4.5)	$(4.0)	$(22.8)	$(46.6)
Plus:
Interest expense	4.7	0.6	5.4	0.8	—	5.1	12.3
Income tax expense	0.4	—	—	—	—	0.4	—
Depreciation, amortization and accretion	8.3	—	7.2	0.1	—	8.3	7.2
Equity-based compensation expense	29.3	—	14.5	—	2.0	29.3	14.5

Adjusted EBITDA	$19.8	$(1.9)	$(12.6)	$(3.6)	$(2.0)	$20.3	$(12.6)

RISK FACTORS

        You should carefully consider each of the following risks and all of the information set forth in this prospectus before deciding to invest in our common units. If any of the following risks and uncertainties develops into an actual event, our business, financial condition, cash flows and results of operations could be materially adversely affected. In that case, we might not be able to pay distributions on our common units, the trading price of our common units could decline materially, and you could lose all or part of your investment. Although many of our business risks are comparable to those faced by a corporation engaged in a similar business, limited partner interests are inherently different from the capital stock of a corporation and involve additional risks described below.

 Risks Related to Our Business

We may not have sufficient available cash to pay any quarterly distribution on our common units.

        We may not have sufficient available cash each quarter to enable us to pay any distributions to our common unitholders. Our PDH facility did not generate sales until the commencement of commercial operations in October 2010, and we did not achieve daily production rates at nameplate capacity until April 2011. Accordingly, we would not have paid distributions to our common unitholders for periods prior to April 2011. The amount of cash we will be able to distribute on our common units principally depends on the amount of cash we generate from our operations, which is primarily dependent upon the operating margins we generate. Our operating margins, and thus, the cash we generate from operations have been volatile, and we expect that they will fluctuate from quarter to quarter based on, among other things:

  •
  the amount of propylene we are able to produce from our PDH facility, which could be adversely affected by, among other things, accidents, equipment failure or bad weather conditions;

  •
  the price at which we are able to sell propylene, which is affected by the supply of and demand for propylene;

  •
  the level of our operating costs, including the cost of propane, our sole feedstock, as well as the price of natural gas, electricity and other costs;

  •
  our ability to produce propylene products that meet our customers' specifications;

  •
  non-payment or other non-performance by our customers and suppliers; and

  •
  overall economic and local market conditions.

        In addition, the actual amount of cash we will have available for distribution will depend on other factors, some of which are beyond our control, including:

  •
  the level of capital expenditures we make;

  •
  our debt service requirements;

  •
  fluctuations in our working capital needs;

  •
  our ability to borrow funds and access capital markets;

  •
  planned and unplanned maintenance at our facility, which will reduce our cash flows in the quarter in which it occurs;

  •
  restrictions on distributions and on our ability to make working capital borrowings for distributions contained in debt agreements; and

  •
  the amount of cash reserves established by our general partner.

        Our partnership agreement will not require us to pay a minimum quarterly distribution. The amount of distributions that we pay, if any, and the decision to pay any distribution at all, will be determined by the board of directors of our general partner. Our quarterly distributions, if any, will be subject to significant fluctuations based on the above factors.

        For a description of additional restrictions and factors that may affect our ability to pay distributions, see "Our Cash Distribution Policy and Restrictions on Distributions."

The amount of our quarterly cash distributions, if any, will vary significantly both quarterly and annually and will be directly dependent on the performance of our business. Unlike most publicly traded partnerships, we will not have a minimum quarterly distribution or employ structures intended to consistently maintain or increase distributions over time.

        Investors who are looking for an investment that will pay predictable quarterly distributions should not invest in our common units. We expect our business performance will be more cyclical and volatile, and our cash flows will be less stable, than the business performance and cash flows of most publicly traded partnerships. As a result, our quarterly cash distributions will be cyclical and volatile and are expected to vary quarterly and annually. Unlike most publicly traded partnerships, we will not have a minimum quarterly distribution or employ structures intended to consistently maintain or increase distributions over time. The amount of our quarterly cash distributions will be directly dependent on the performance of our business, which will be volatile as a result of fluctuations in propane and propylene prices and the demand for propylene products. Because our quarterly distributions will be subject to significant fluctuations directly related to the cash we generate after payment of our fixed and variable expenses, future quarterly distributions paid to our unitholders will vary significantly from quarter to quarter and may be zero. Given the cyclical and volatile nature of our business, we expect that our unitholders will have direct exposure to fluctuations in the price of propylene and the cost of propane.

The amount of cash we have available for distribution to unitholders depends primarily on our cash flow and not solely on profitability.

        You should be aware that the amount of cash we have available for distribution depends primarily upon our cash flow, including cash flow sources and uses such as from changes in financial reserves, changes in working capital and capital expenditures, and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we report losses and may not make cash distributions during periods when we report net income.

For the twelve months ended March 31, 2011, on a pro forma basis, we would not have generated sufficient available cash to have paid the per unit quarterly distribution that we project that we will be able to pay for the twelve months ending September 30, 2012.

        We project that we will be able to pay a distribution of $            per unit for the twelve months ending September 30, 2012. In order to pay this projected distribution, we must generate approximately $             million of available cash in the twelve months ending September 30, 2012. We have a limited operating history upon which to rely in evaluating whether we will have sufficient cash to allow us to pay distributions on our common units. Our PDH facility did not generate sales until the commencement of commercial operations in October 2010, and we did not achieve daily production rates at nameplate capacity until April 2011. Accordingly, we would not have be paid distributions to our common unitholders for periods prior to April 2011. For a description of the price assumptions upon which we have based our projected per unit distribution for the twelve months ending September 30, 2012, see "Our Cash Distribution Policy and Restrictions on Distributions—Assumptions and Considerations."

The board of directors of our general partner may modify or revoke our cash distribution policy at any time at its discretion. Our partnership agreement does not require us to pay any distributions at all.

        The board of directors of our general partner will adopt a cash distribution policy pursuant to which we will distribute all of the available cash we generate each quarter to unitholders of record on a pro rata basis. However, the board may change such policy at any time at its discretion and could elect not to pay distributions for one or more quarters. Our partnership agreement does not require us to pay any distributions at all. Accordingly, investors are cautioned not to place undue reliance on the permanence of such a policy in making an investment decision. Any modification or revocation of our cash distribution policy could substantially reduce or eliminate the amounts of distributions to our unitholders. The amount of distributions we make, if any, and the decision to make any distribution at all will be determined by the board of directors of our general partner, whose interests may differ from those of our common unitholders. Our general partner has limited fiduciary and contractual duties, which may permit it to favor its own interests or the interests of Propylene Holdings to the detriment of our common unitholders.

None of the proceeds of this offering will be available to fund our operations or to pay distributions.

        We will pay the net proceeds from this offering, including all proceeds from the exercise of the underwriters' over-allotment option, if any, after deducting underwriting discounts and commissions, to our sponsors and their affiliates, our executive officers and certain of our employees. Consequently, none of the proceeds from this offering will be available to fund our operations or to pay distributions to the public unitholders. See "Use of Proceeds."

The assumptions underlying the forecast of available cash that we include in "Our Cash Distribution Policy and Restrictions on Distributions—Forecasted Available Cash" are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted.

        Our forecast of available cash set forth in "Our Cash Distribution Policy and Restrictions on Distributions—Forecasted Available Cash" includes our forecast of our results of operations and available cash for the twelve months ending September 30, 2012. The forecast has been prepared by our management team. Neither our independent registered public accounting firm nor any other independent accountants have examined, compiled or performed any procedures with respect to the forecast, nor have any of them expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for the forecast. The assumptions underlying the forecast are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties, including those discussed in this section, that could cause actual results to differ materially from those forecasted. If the forecasted results are not achieved, we would not be able to pay the forecasted annual distribution, in which event the market price of the common units may decline materially. Our actual results may differ materially from the forecasted results presented in this prospectus. Investors should review the forecast of our results of operations for the twelve months ending September 30, 2012 together with the other information included elsewhere in this prospectus, including "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

The propylene business is, and propylene prices are, cyclical and highly volatile and have experienced substantial downturns in the past. Cycles in demand and pricing could potentially expose us to significant fluctuations in our operating and financial results, and expose you to substantial volatility in our quarterly cash distributions and material reductions in the trading price of our common units.

        We are exposed to fluctuations in propylene demand and supply in the petrochemical industry. These fluctuations historically have had and could in the future have significant effects on prices and, in turn, significant effects on our financial condition, cash flows and results of operations, which could result in significant volatility or material adverse effects in the price of our common units or our ability to make quarterly cash distributions on our common units.

        Propylene is a commodity, and its price can be cyclical and highly volatile. The price of propylene depends on a number of factors, including the price of crude oil and other commodities, general economic conditions, cyclical trends in end-user markets and supply and demand imbalances.

        Demand for propylene is dependent on demand for petrochemicals by the global construction, automotive and housing industries. Propylene supply is affected by available capacity and operating rates, raw material costs, government policies and global trade. For example, an increase in the OPEC production quota may cause crude oil prices to decline and, therefore, potentially increase the supply of propylene and reduce propylene prices. A decrease in propylene prices would have a material adverse effect on our business, cash flow and ability to make distributions. If propylene prices fall below a certain level, we may not generate sufficient sales to operate profitably or cover our costs and our ability to make distributions will be materially adversely affected.

Our results of operations, financial condition and ability to make cash distributions may be adversely affected by the supply and price levels of propane.

        The sole feedstock used in our production is propane. The price of propane can be cyclical and volatile. The cost of propane represents a substantial portion of our cost of sales. If propane costs increase, the market price of propylene may not rise correspondingly or at all. Timing differences between propane prices, which may change daily, and the market price of propylene, which is set monthly, may have a negative effect on our cash flow. Based on our current output, we obtain all of the propane we need from Enterprise through its propane pipeline system, which is connected to the natural gas liquids and refined products storage hub at Mt. Belvieu. The price that we pay Enterprise for propane fluctuates based on market prices. Propane prices could significantly increase in the future. Should Enterprise fail to perform in accordance with our existing agreement, we would need to purchase propane from third parties on the open market, which could negatively impact our results of operations to the extent third-party propane is unavailable or available only at higher prices.

Significant price volatility or interruptions in supply of other raw materials, such as natural gas, electricity and nitrogen, may result in increased costs that we may be unable to pass on to our customers, which could reduce our profitability.

        The raw materials we consume, such as natural gas, electricity and nitrogen, are generally commodity products that are readily available at market prices. We frequently enter into supply agreements with particular suppliers, but disruptions of existing supply arrangements could substantially impact our profitability. If certain of our suppliers are unable to meet their obligations under present supply agreements, we may be forced to pay higher prices to obtain the necessary materials from other sources. In addition, if any of the raw materials that we use become unavailable within the geographic area from which they are now sourced, then we may not be able to obtain suitable or cost effective substitutes. Any interruption in the supply of raw materials will increase our costs or decrease our sales, which will reduce our cash flow.

        Our supply agreements typically provide for market-based pricing and provide us no protection against price volatility. If the cost of any of our raw materials rises, the market price of propylene may not rise correspondingly or at all. Timing differences between raw material prices, which may change daily, and the market price of propylene, which is set monthly, may have a negative effect on our cash flow. Any cost increase could have a material adverse effect on our business, results of operations, financial condition and liquidity.

Our operations are dependent on third-party suppliers, including Enterprise, which owns the propane pipeline that provides propane to our facility. A deterioration in the financial condition of a third-party supplier, a mechanical problem with one of their facilities or the inability of a third-party supplier to perform in accordance with its contractual obligations could have a material adverse effect on our results of operations, financial condition and our ability to make cash distributions.

        Our operations depend in large part on the performance of third-party suppliers, including Enterprise for the supply of propane, a subsidiary of Kinder Morgan Energy Partners, L.P. ("Kinder Morgan") for the supply of natural gas and Praxair, Inc. ("Praxair") for the supply of nitrogen. Should Enterprise, Kinder Morgan, Praxair or any of our other third-party suppliers fail to perform in accordance with existing contractual arrangements, our operation could be forced to halt. Alternative sources of supply could be difficult to obtain. Any shutdown of our operations, even for a limited period, could have a material adverse effect on our results of operations, financial condition and ability to make cash distributions. In particular, our operations could be adversely affected if there were a deterioration in Enterprise's financial condition such that the operation of the propane delivery system connected to our facility was disrupted.

Our facility faces operating hazards and interruptions, including unplanned maintenance or downtime. We could face potentially significant costs to the extent these hazards or interruptions cause a material decline in production.

        Our operations, located at a single location, are subject to significant operating hazards and interruptions. Any significant curtailing of production at our PDH facility or individual units within our facility could result in materially lower levels of sales and cash flow for the duration of any shutdown and materially adversely impact our ability to make cash distributions. Operations at our PDH facility could be curtailed or partially or completely shut down, temporarily or permanently, as the result of a number of circumstances, most of which are not within our control. For example, our facility experienced significant unplanned downtime as a result of a mechanical problem in one of our compressors. Other scenarios that could result in a shut down of our facility include:

  •
  unplanned maintenance or catastrophic events such as a major accident or fire, damage by severe weather, flooding or other natural disaster;

  •
  labor difficulties that result in a work stoppage or slowdown;

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  environmental proceedings or other litigation that compel the cessation of all or a portion of the operations at our PDH facility;

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  increasingly stringent environmental regulations;

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  a disruption in the supply of propane to our PDH facility; and

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  a governmental ban or other limitation on the use of propylene products, either generally or specifically those processed at our facility.

        The magnitude of the effect on us of any shutdown will depend on the length of the shutdown and the extent of the facility operations affected by the shutdown. Our facility requires a planned maintenance turnaround every three years, which generally lasts up to three to four weeks and may have a material impact on our cash flows and ability to make cash distributions in the quarter or quarters in which it occurs. During planned maintenance turnaround times, if we elect to undertake extraordinary maintenance (for example, replacements of the defective distillation trays in our splitter tower), our downtime may be substantially longer. In addition to the triennial maintenance projects, a more significant maintenance project will be undertaken approximately every nine years. We anticipate each of these projects to take approximately four to six weeks. A major accident, fire, flood or other event could damage our facility or the environment and the surrounding community or result in injuries or loss of life. Planned and unplanned maintenance could reduce our net income, cash flow and ability to make cash distributions during the period of time that any of our units is not operating. Any unplanned future downtime could have a material adverse effect on our ability to make cash distributions to our unitholders.

We are not fully insured against all risks incident to our business, and if an accident or event occurs that is not fully insured it could adversely affect our business.

        A major accident, fire, flood or other event could damage our facility or the environment and the surrounding community or result in injuries or loss of life. If we experience significant property damage, business interruption, environmental claims or other liabilities, our business could be materially adversely affected to the extent the damages or claims exceed the amount of valid and collectible insurance available to us. We are currently insured under property, business interruption, general liability (including sudden and accidental pollution liability), business automobile, workers compensation and excess liability insurance policies. The property and business interruption insurance policies have a $1.0 billion limit with a $1.0 million deductible for physical damage and a 60-day waiting period before losses resulting from business interruptions are recoverable. The policies also contain exclusions and conditions that could have a materially adverse impact on our ability to receive indemnification thereunder, as well as customary sub-limits for particular types of losses. For example, the current property policy contains specific sub-limits of $400.0 million for damage caused by flooding and $100.0 million for damage caused by named windstorms, with deductibles of $1.0 million and $5.0 million per occurrence, respectively. We are fully exposed to all losses in excess of the applicable limits and sub-limits and for losses due to business interruptions of fewer than 60 days. The occurrence of any operating risk not covered by our insurance could have a material adverse effect on our business, financial condition, results of operations and ability to pay distributions to our unitholders. Our general liability insurance policy, which includes sudden and accidental pollution coverage expires on March 1, 2012, and our property and business interruption insurance policies expire on May 1, 2012. Market factors, including but not limited to catastrophic perils that impact our industry, significant changes in the investment returns of insurance companies, insurance company solvency trends and industry loss ratios and loss trends, can negatively impact the future cost and availability of insurance. There can be no assurance that we will be able to buy and maintain insurance in the future with adequate limits, reasonable pricing terms and conditions.

We face competition from other propylene producers.

        Management estimates over 30 different companies produce propylene in North America. We consider companies with net long positions in PGP and CGP to be our direct competitors, including Enterprise, Chevron Phillips, Lyondell Basell, ExxonMobil Chemical, Shell Chemical, Flint Hills and the Williams Companies. Most of our competitors have significantly greater financial and other resources than us and are engaged on a national or international basis in many segments of the petroleum products and petrochemicals business, including refining, transportation and marketing, on a scale substantially larger than ours. In addition, we may face competition from captive propylene production facilities operated by consumers of propylene. For example, Dow recently announced a plan to build its own on-purpose propane dehydrogenation propylene facility for start-up in 2015. Dow also announced that it is considering building a second propylene facility with a possible start-up date in 2018. As a result of these factors, we may be unable to expand our relationships with existing customers or to obtain new customers on a profitable basis, or at all, which would have a material adverse effect on our business, results of operations and financial condition and our ability to pay cash distributions.

We depend on certain third-party pipelines to supply us with feedstock and to distribute propylene to our customers. If these pipelines become unavailable to us, our business could be adversely affected.

        Our ability to obtain propane and other inputs necessary for the production of propylene is dependent upon the availability of third-party pipeline systems interconnected to our PDH facility. In addition, we depend on third-party pipeline systems to transport propylene to our customers. Because we do not own these pipelines, their continuing operation is not within our control. These pipelines may become unavailable for a number of reasons, including testing, maintenance, capacity constraints, accidents, government regulation or other events. If third-party pipelines become partially or completely unavailable, our ability to operate could be restricted and our transportation costs could increase, thereby reducing our profitability. A prolonged or permanent interruption in the availability of third-party pipelines could have a material adverse effect on our business, financial condition, results of operations and ability to pay distributions.

Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could result in increases to the price of natural gas, which may increase the price of propane as well as the supply of our primary product, propylene, from competitors.

        Hydraulic fracturing is a process used by oil and natural gas exploration and production operators in the completion of certain oil and natural gas wells whereby water, sand and chemicals are injected under pressure into subsurface formations to stimulate natural gas production. Recently, hydraulic fracturing has come under increased scrutiny from federal and state officials for its potential impact on health and the environment. Adoption of legislation or any implementation of regulations placing restrictions on hydraulic fracturing activities could make it more difficult to perform hydraulic fracturing, resulting in a reduction in the supply of natural gas. The resulting increase in the price of natural gas could narrow the propane-to-propylene spread in two ways, each adversely affecting our gross margins. First, a significant increase in natural gas prices could cause ethylene producers to determine that the use of naphtha as a feedstock is more economical than natural gas based feedstocks such as ethane. Because the use of naphtha as a feedstock in the ethylene production process results in significantly more propylene as co-product than ethane, the result would be an increase in propylene production by ethylene plants. The increased supply of propylene would in turn exert downward pressure on the price of propylene, adversely affecting the price we obtain for the propylene we produce, both in the spot market and pursuant to our customer contracts, which are market-based. Second, an increase in the price of natural gas may be accompanied by an increase in the price of propane, which is derived from natural gas, thereby further narrowing the propane-to-propylene spread and reducing our gross margins.

We currently derive substantially all of our sales from three customers, and the loss of any of these customers without replacement on comparable terms would affect our results of operations and cash available for distribution to our unitholders.

        We have derived, and believe that we will continue to derive, substantially all of our sales from a limited number of customers that purchase all of the propylene we produce. For the three months ended March 31, 2011, Dow, Total and INEOS accounted for 44%, 36% and 19% of our total sales, respectively. When our current contracts with these customers expire, our customers may decide not to extend the contracts or may decide to purchase fewer pounds of propylene at lower prices during renegotiations. If our customers decide not to renew these contracts, or decide to purchase fewer pounds of propylene or at lower prices, and we are unable to find replacement counterparties on terms as favorable as our current contracts, our business, results of operations, financial condition and our ability to pay cash distributions to our unitholders may be materially adversely affected.

We are subject to many environmental and safety regulations that may result in unanticipated costs or liabilities, which could reduce our profitability.

        We are subject to extensive federal, state and local laws, regulations, rules and ordinances relating to pollution, protection of the environment and human health, and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on facility operations, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability.

        Continually increasing concerns regarding the safety of chemicals in commerce and their potential impact on the environment constitute a growing trend. Governmental, regulatory and societal demands for continuously increasing levels of product safety and environmental protection could result in continued pressure for more stringent regulatory control with respect to the chemical industry. In addition, these concerns could influence public perceptions, the viability of certain products, our reputation, the cost to comply with regulations and the ability to attract and retain employees. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities, which could reduce our profitability.

        We could incur significant expenditures in order to comply with existing or future environmental or safety laws. Capital expenditures and costs relating to environmental or safety matters will be subject to evolving regulatory requirements and will depend on the timing of the promulgation and enforcement of specific standards which impose requirements on our operations. Capital expenditures and costs beyond those currently anticipated may therefore be required under existing or future environmental or safety laws.

        Furthermore, we may be liable for the costs of investigating and cleaning up environmental contamination on or from our properties or at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous materials or from disposal activities that pre-dated our purchase of business. We may, therefore, incur additional costs and expenditures beyond those currently anticipated to address all such known and unknown situations under existing and future environmental laws.

Climate change laws and regulations could have a material adverse effect on our results of operations, financial condition and ability to pay cash distributions.

        On December 15, 2009, the U.S. EPA published its findings that emissions of carbon dioxide and other "greenhouse gases" present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth's atmosphere and other climatic changes, and EPA has begun to regulate greenhouse gas emissions pursuant to the federal Clean Air Act ("CAA"). In addition, it is possible federal legislation could be adopted in the future to restrict greenhouse gas emissions. Many states and regions have adopted greenhouse gas initiatives. The cost of compliance with any new regulations could be significant.

We are subject to strict laws and regulations regarding employee and process safety, as well as the prevention of accidental releases, and failure to comply with these laws and regulations could have a material adverse effect on our results of operations, financial condition and ability to pay cash distributions.

        Our facility is subject to the requirements of the federal Occupational Safety and Health Act ("OSHA"), and comparable state statutes that regulate the protection of the health and safety of workers. OSHA requires that we maintain information about hazardous materials used or produced in our operations and that we provide this information to employees, state and local governmental authorities and local residents. In addition, the Chemical Accident Prevention Provisions adopted by the EPA under the Clean Air Act require the development of a Risk Management Plan to prevent the accidental release of hazardous substances that could harm public health or the environment. Failure to comply with these requirements, including general industry standards, record keeping requirements and monitoring and control of potential exposure to regulated substances, could have a material adverse effect on our results of operations, financial condition and ability to pay cash distributions if we are subjected to significant fines or compliance costs.

Instability and volatility in the global capital and credit markets could negatively impact our business, financial condition, results of operations and cash flows.

        The global capital and credit markets have experienced extreme volatility and disruption over the past two years. Our results of operations, financial condition and ability to pay cash distributions could be negatively impacted by difficult conditions and extreme volatility in the capital, credit and commodities markets and in the global economy. These factors, combined with declining business and consumer confidence and increased unemployment, precipitated an economic recession in the U.S. and globally during 2009 and 2010. The difficult conditions in these markets and the overall economy affect us in a number of ways. For example:

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  Although we believe we will have sufficient liquidity under our new revolving credit facility to run our business, under extreme market conditions there can be no assurance that such funds would be available or sufficient, and in such a case, we may not be able to successfully obtain additional financing on favorable terms, or at all.

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  Market volatility could exert downward pressure on the price of our common units, which may make it more difficult for us to raise additional capital and thereby limit our ability to grow.

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  Market conditions could result in our significant customers experiencing financial difficulties. We are exposed to the credit risk of our customers, and their failure to meet their financial obligations when due because of bankruptcy, lack of liquidity, operational failure or other reasons could result in decreased sales and earnings for us.

We depend on key personnel for the success of our business.

        We depend on the services of the executive officers of our general partner and other key personnel. The loss of the services of any member of our executive officer team or key employee could have an adverse effect on our business and reduce our ability to make distributions to our unitholders. We may not be able to locate or employ on acceptable terms qualified replacements for senior management or other key employees if their services were no longer available.

Certain members of our executive management team on whom we rely to manage important aspects of our business face conflicts regarding the allocation of their time.

        We will rely on the executive officers and employees of our general partner to manage our operations and activities. Pursuant to a services agreement between our general partner and PL Midstream LLC ("PL Midstream"), an entity controlled by Lindsay Goldberg, certain executive officers and employees of our general partner will perform services for the olefins business of PL Midstream in addition to us. These shared executive officers and employees include our chief financial officer and much of our accounting department. Because the shared officers and employees allocate time among us and PL Midstream, they may face conflicts regarding the allocation of their time, which may adversely affect our business, results of operations and financial condition.

A shortage of skilled labor, together with rising labor costs, could adversely affect our results of operations and cash available for distribution to our unitholders.

        The efficient production of propylene using modern techniques and equipment requires skilled employees. Our PDH facility relies on technology that requires special expertise to operate efficiently and effectively. To the extent that the services of our key technical personnel become unavailable to us for any reason, we would be required to hire other personnel. We may not be able to locate or employ such qualified personnel on acceptable terms or at all. We face competition for these professionals from our competitors, our customers and other companies operating in our industry. If we are unable to find qualified employees, or if the cost to find qualified employees increases materially, our results of operations and cash available for distribution to our unitholders could be adversely affected.

Restrictions in the agreements governing our indebtedness, including our new credit facilities, will contain significant limitations on our business operations, including our ability to pay distributions and other payments.

        We expect to enter into a new term loan facility and revolving credit facility in the third quarter of 2011. We anticipate that as of December 31, 2010, on a pro forma basis after giving effect to this offering and the use of the estimated proceeds hereof and the establishment of our new credit facility, we would have had $350.0 million of term loan debt outstanding and borrowing capacity of approximately $120.0 million under the revolving credit facility. We and our subsidiary may be able to incur significant additional indebtedness in the future. If we successfully enter into these new credit facilities, our ability to pay distributions to holders of our common units and our ability to borrow under these new credit facilities to fund distributions (if we elected to do so) will be subject to covenant restrictions under the agreement governing them. We expect that our ability to make distributions to our common unitholders will depend, in part, on our ability to satisfy applicable covenants as well as the absence of a default or event of default under the facilities. If we were unable to comply with any such covenant restrictions in any quarter, our ability to pay distributions to unitholders would be curtailed.

        In addition, we will be subject to covenants contained in our new credit facilities and any agreement governing other future indebtedness. These covenants will, subject to significant exceptions, limit our ability and the ability of our operating subsidiary to, among other things: incur, assume or permit to exist additional indebtedness, guarantees and other contingent obligations, incur liens, make negative pledges, pay dividends or other distributions, make payments to our subsidiary, make certain loans and investments, consolidate, merge or sell all or substantially all of our assets. Any failure to comply with these covenants could result in a default under our new credit facilities. Upon a default, unless waived, the lenders under our new credit facilities would have all remedies available to a secured lender and could elect to terminate their commitments, cease making further loans, cause their loans to become due and payable in full, institute foreclosure proceedings against our or our subsidiary's assets and force us and our subsidiary into bankruptcy or liquidation.

Any increase in market interest rates would make our debt service obligations more burdensome, and in turn reduce our cash available for distributions to our unitholders.

        Borrowings under our new credit facilities will bear interest at variable rates. If market interest rates increase, such variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow and ability to pay cash distributions.

        Our ability to make scheduled debt payments, to refinance our obligations with respect to our indebtedness and to fund capital and non-capital expenditures necessary to maintain the condition of our operating assets, properties and systems software, as well as to provide capacity for the growth of our business, depends on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and financial, business, competitive, legal and other factors.

        If our operating results are not sufficient to service our current or future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital or bankruptcy protection.

Increases in interest rates could adversely impact our unit price and our ability to issue additional equity to make acquisitions, incur debt or for other purposes.

        We cannot predict how interest rates will react to changing market conditions. Interest rates on our new credit facilities, future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly. Additionally, as with other yield-oriented securities, we expect that our unit price will be impacted by the level of our quarterly cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank related yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates may affect the yield requirements of investors who invest in our common units, and a rising interest rate environment could have a material adverse impact on our unit price and our ability to issue additional equity to fund our operations or to make acquisitions or to incur debt as well as increasing our interest costs.

We are a holding company and depend upon our subsidiary for our cash flow.

        We are a holding company. All of our operations are conducted and all of our assets are owned by PL Propylene, our wholly-owned subsidiary and our sole direct or indirect subsidiary. Consequently, our cash flow and our ability to meet our obligations or to pay cash distributions in the future will depend upon the cash flow of our subsidiary and the payment of funds by our subsidiary to us in the form of dividends or otherwise. The ability of our subsidiary to make any payments to us will depend on its earnings, the terms of its indebtedness, including the terms of any credit facilities, and legal restrictions. In particular, future credit facilities incurred at our subsidiary may impose significant limitations on the ability of our subsidiary to pay distributions to us and consequently our ability to pay distributions to our unitholders. See also "—We may not have sufficient available cash to pay any quarterly distribution on our common units."

We have a limited operating history upon which to rely in evaluating our ability to pay quarterly cash distributions or our ability to be successful in implementing our business strategy.

        We are dependent on our PDH facility as our sole source of propylene and by-products to generate sales, and we are, therefore, dependent on the continued operation of this PDH facility to generate our sales. Our PDH facility did not generate sales until the commencement of commercial operations in October 2010, and we did not achieve daily production rates at nameplate capacity until April 2011. As a newly constructed complex processing facility and the largest of only four CATOFIN processing facilities that produce propylene, the operating performance of our facility over the short-term and long-term is not yet proven. We have already encountered and will continue to encounter risks and difficulties frequently experienced by companies whose performance is dependent upon newly constructed world-scale processing or manufacturing facilities, such as the risks described in this prospectus. Because of our limited operating history and performance record, it is difficult for you to evaluate our business and results of operations to date and to assess our future prospects. Further, our historical financial statements do not present a complete twelve month period of operations, and therefore do not provide a meaningful basis for you to evaluate our operations or our ability to achieve our business strategy. We may be less successful than a seasoned company in achieving a consistent operating level at our facility capable of generating cash flows from our operations sufficient to regularly pay a quarterly cash distribution or to pay any quarterly cash distribution. We may also be less successful in implementing our business strategy than a seasoned company with a longer operating history. Finally, we may be less equipped to identify and address operating risks and hazards in the conduct of our business than those companies whose major facilities have longer operating histories.

We will incur increased costs as a result of being a publicly traded partnership.

        As a publicly traded partnership, we will incur significant legal, accounting and other expenses that we did not incur prior to this offering. In addition, the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act of 2010, as well as rules implemented by the SEC and the NYSE, require, or will require, publicly traded entities to adopt various corporate governance practices that will further increase our costs. Before we are able to pay distributions to our unitholders, we must first pay our expenses, including the costs of being a public company and other operating expenses. As a result, the amount of cash we have available for distribution to our unitholders will be affected by our expenses, including the costs associated with being a publicly traded partnership. We estimate that we will incur approximately $3.5 million of estimated incremental costs per year, some of which will be direct charges associated with being a publicly traded partnership and some of which will be allocated to us by our general partner and its affiliates; however, it is possible that our actual incremental costs of being a publicly traded partnership will be higher than we currently estimate.

        Prior to this offering, we have not filed reports with the SEC. Following this offering, we will become subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We expect these requirements will increase our legal and financial compliance costs and make compliance activities more time-consuming and costly. For example, as a result of becoming a publicly traded partnership, we are required to have at least three independent directors and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal control over financial reporting. In addition, we will incur additional costs associated with our publicly traded company reporting requirements.

As a publicly traded partnership we qualify for, and will rely on, certain exemptions from the New York Stock Exchange's corporate governance requirements.

        As a publicly traded partnership, we qualify for, and will rely on, certain exemptions from the NYSE's corporate governance requirements, including:

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  the requirement that a majority of the board of directors of our general partner consist of independent directors;

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  the requirement that the board of directors of our general partner have a nominating/corporate governance committee that is composed entirely of independent directors; and

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  the requirement that the board of directors of our general partner have a compensation committee that is composed entirely of independent directors.

        As a result of these exemptions, our general partner's board of directors will not be comprised of a majority of independent directors, our general partner's compensation committee may not be comprised entirely of independent directors and our general partner's board of directors does not currently intend to establish a nominating/corporate governance committee. Accordingly, unitholders will not have the same protections afforded to equityholders of companies that are subject to all of the corporate governance requirements of the NYSE. See "Management."

We will be exposed to risks relating to evaluations of controls required by Section 404 of the Sarbanes-Oxley Act.

        We are in the process of evaluating our internal controls systems to allow management to report on, and our independent auditors to audit, our internal controls over financial reporting. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, and under current rules will be required to comply with Section 404 in our annual report for the year ended December 31, 2012. Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board, or PCAOB, rules and regulations that remain unremediated. Although we produce our financial statements in accordance with GAAP, our internal accounting controls may not currently meet all standards applicable to companies with publicly traded securities. As a publicly traded partnership, we will be required to report, among other things, control deficiencies that constitute a "material weakness" or changes in internal controls that, or that are reasonably likely to, materially affect internal controls over financial reporting. A "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

        If we fail to implement the requirements of Section 404 in a timely manner, we might be subject to sanctions or investigation by regulatory authorities such as the SEC. If we do not implement improvements to our disclosure controls and procedures or to our internal controls in a timely manner, our independent registered public accounting firm may not be able to certify as to the effectiveness of our internal controls over financial reporting pursuant to an audit of our internal controls over financial reporting. This may subject us to adverse regulatory consequences or a loss of confidence in the reliability of our financial statements. We could also suffer a loss of confidence in the reliability of our financial statements if our independent registered public accounting firm reports a material weakness in our internal controls, if we do not develop and maintain effective controls and procedures or if we are otherwise unable to deliver timely and reliable financial information. Any loss of confidence in the reliability of our financial statements or other negative reaction to our failure to develop timely or adequate disclosure controls and procedures or internal controls could result in a decline in the price of our common units. In addition, if we fail to remedy any material weakness, our financial statements may be inaccurate, we may face restricted access to the capital markets and the price of our common units may be adversely affected.

If licensed technology were no longer available, our business may be adversely affected.

        We have licensed, and may in the future license, a combination of patent, trade secret and other intellectual property rights of third parties for use in our business. In particular, the CATOFIN dehydrogenation technology licensed to us by CB&I Lummus. The license, which is fully paid, grants us perpetual rights to use the CATOFIN dehydrogenation technology on specified terms and conditions and is integral to the operations of our PDH facility. If this, or any other license agreements on which our operations rely were to be terminated, licenses to alternative technology may not be available, or may only be available on terms that are not commercially reasonable or acceptable. In addition, any substitution of new technology for currently-licensed technology may require substantial changes to manufacturing processes or equipment and may have a material adverse effect on our results of operations, financial condition and ability to make cash distributions.

Risks Related to an Investment in Us

The board of directors of our general partner will adopt a policy to distribute all of the available cash we generate each quarter, which could limit our ability to grow and make acquisitions.

        The board of directors of our general partner will adopt a policy to distribute all of the available cash we generate each quarter to our unitholders, beginning with the quarter ending December 31, 2011. As a result, our general partner will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. As such, to the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow.

        In addition, because the board of directors of our general partner will adopt a policy to distribute all of the available cash we generate each quarter, our growth may not be as robust as that of businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units will decrease the amount we distribute on each outstanding unit. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, would reduce the available cash that we have to distribute to our unitholders.

Our general partner, which is owned by funds controlled by Lindsay Goldberg and York Capital, has fiduciary duties to Lindsay Goldberg and York Capital, and the interests of Lindsay Goldberg and York Capital may differ significantly from, or conflict with, the interests of our public common unitholders.

        Our general partner is responsible for managing us. Although our general partner has fiduciary duties to manage us in a manner that is in our best interests, the fiduciary duties are specifically limited by the express terms of our partnership agreement, and the directors and officers of our general partner also have fiduciary duties to manage our general partner in a manner beneficial to its owners, Lindsay Goldberg and York Capital, and the interest of Lindsay Goldberg and York Capital may differ from, or conflict with, the interests of our common unitholders. In resolving these conflicts, our general partner may favor its own interests or the interests of Lindsay Goldberg and York Capital over our interests and those of our common unitholders.

        The potential conflicts of interest include, among others, the following:

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  Neither our partnership agreement nor any other agreement will require the owners of our general partner to pursue a business strategy that favors us. The affiliates of our general partner have fiduciary duties to make decisions in their own best interests and in the best interest of their owners, which may be contrary to our interests. In addition, our general partner is allowed to take into account the interests of parties other than us or our unitholders, such as its owners, in resolving conflicts of interest, which has the effect of limiting its fiduciary duty to our unitholders.

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  Our general partner has limited its liability and reduced its fiduciary duties under our partnership agreement and has also restricted the remedies available to our unitholders for actions that, without those limitations and reductions, might constitute breaches of fiduciary duty. As a result of purchasing common units, unitholders consent to some actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law.

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  The board of directors of our general partner will determine the amount and timing of asset purchases and sales, capital expenditures, borrowings, repayment of indebtedness and issuances of additional partnership interests, each of which can affect the amount of cash that is available for distribution to our common unitholders.

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  Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf. There is no limitation on the amounts our general partner can cause us to pay it or its affiliates.

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  Our general partner may exercise its rights to call and purchase all of our common units if at any time it and its affiliates own more than 80% of the common units.

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  Our general partner will control the enforcement of obligations owed to us by it and its affiliates. In addition, our general partner will decide whether to retain separate counsel or others to perform services for us.

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  Our general partner determines which costs incurred by it and its affiliates are reimbursable by us.

        See "Conflicts of Interest and Fiduciary Duties."

Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner and restricts the remedies available to us and our common unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

        Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner, while also restricting the remedies available to our common unitholders for actions that, without these limitations and reductions, might constitute breaches of fiduciary duty. Delaware partnership law permits such contractual reductions of fiduciary duty. By purchasing common units, common unitholders consent to some actions that might otherwise constitute a breach of fiduciary or other duties applicable under state law. Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example:

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  Our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to its capacity as general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, our common unitholders. Decisions made by our general partner in its individual capacity will be made by our sponsors, as the owners of our general partner, and not by the board of directors of our general partner. Examples include the exercise of the general partner's call right, its voting rights with respect to any common units it may own, its registration rights and its determination whether or not to consent to any merger or consolidation or amendment to our partnership agreement.

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  Our partnership agreement provides that our general partner will not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decisions were in our best interests.

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  Our partnership agreement provides that our general partner and the officers and directors of our general partner will not be liable for monetary damages to us for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those persons acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that such person's conduct was criminal.

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  Our partnership agreement generally provides that affiliate transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally provided to or available from unrelated third parties or be "fair and reasonable." In determining whether a transaction or resolution is "fair and reasonable," our general partner may consider the totality of the relationship between the parties involved, including other transactions that may be particularly advantageous or beneficial to us.

        By purchasing a common unit, a unitholder will become bound by the provisions of our partnership agreement, including the provisions described above. See "Description of Our Common Units—Transfer of Common Units."

Our sponsors have the power to appoint and remove our general partner's directors.

        Upon the consummation of this offering, our sponsors will have the power to elect all of the members of the board of directors of our general partner. Our general partner has control over all decisions related to our operations. See "Management—Our Management." Our public unitholders do not have an ability to influence any operating decisions and will not be able to prevent us from entering into any transactions. Furthermore, the goals and objectives of our sponsors, as the owner of our general partner, may not be consistent with those of our public unitholders.

Common units are subject to our general partner's call right.

        If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by public unitholders at a price not less than their then-current market price, as calculated pursuant to the terms of our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your common units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and then exercising its call right. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. See "The Partnership Agreement—Call Right."

Our unitholders have limited voting rights and are not entitled to elect our general partner or our general partner's directors.

        Unlike the holders of common stock in a corporation, our unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management's decisions regarding our business. Unitholders will have no right to elect our general partner or our general partner's board of directors on an annual or other continuing basis. The board of directors of our general partner, including the independent directors, will be chosen entirely by our sponsors as the owner of the general partner and not by our common unitholders. Unlike publicly traded corporations, we will not hold annual meetings of our unitholders to elect directors or conduct other matters routinely conducted at annual meetings of stockholders. Furthermore, even if our unitholders are dissatisfied with the performance of our general partner, they will have no practical ability to remove our general partner. As a result of these limitations, the price at which the common units will trade could be diminished.

Our public unitholders will not have sufficient voting power to remove our general partner without our sponsors' consent.

        Following the closing of this offering, our sponsors will own approximately        % of our common units (approximately         % if the underwriters exercise their option to purchase additional common units in full), which means holders of common units purchased in this offering will not be able to remove the general partner, under any circumstances, unless our sponsors sell some of the common units that they own or we sell additional units to the public.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units (other than our general partner and its affiliates and permitted transferees).

        Our partnership agreement restricts unitholders' voting rights by providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, may not vote on any matter. Our partnership agreement also contains provisions limiting the ability of common unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the ability of our common unitholders to influence the manner or direction of management.

Cost reimbursements due to our general partner and its affiliates will reduce cash available for distribution to you.

        Prior to making any distribution on our outstanding units, we will reimburse our general partner for all expenses it incurs on our behalf including, without limitation, salary, bonus, incentive compensation and other amounts paid to its employees and executive officers who perform services for us. The payment of these amounts, including allocated overhead, to our general partner and its affiliates could adversely affect our ability to make distributions to you. See "Our Cash Distribution Policy and Restrictions on Distributions," "Certain Relationships and Related Party Transactions" and "Conflicts of Interest and Fiduciary Duties—Conflicts of Interest."

Limited partners may not have limited liability if a court finds that unitholder action constitutes control of our business.

        A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law and our subsidiary conducts business in Texas. Limited partners could be liable for our obligations as if such limited partners were general partners if a court or government agency determined that:

  •
  we were conducting business in a state but had not complied with that particular state's partnership statute; or

  •
  limited partners' right to act with other unitholders to remove or replace our general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constituted "control" of our business.

        See "The Partnership Agreement—Limited Liability" for a discussion of the implications of the limitations of liability on a limited partner.

Unitholders may have liability to repay distributions.

        In the event that: (1) we make distributions to our unitholders when our nonrecourse liabilities exceed the sum of (a) the fair market value of our assets not subject to recourse liability and (b) the excess of the fair market value of our assets subject to recourse liability over such liability, or a distribution causes such a result, and (2) a unitholder knows at the time of the distribution of such circumstances, such unitholder will be liable for a period of three years from the time of the impermissible distribution to repay the distribution under Section 17-607 of the Delaware Act.

        Likewise, upon the winding up of the partnership, in the event that (1) we do not distribute assets in the following order: (a) to creditors in satisfaction of their liabilities; (b) to partners and former partners in satisfaction of liabilities for distributions owed under our partnership agreement; (c) to partners for the return of their contribution; and finally (d) to the partners in the proportions in which the partners share in distributions and (2) a unitholder knows at the time of such circumstances, then such unitholder will be liable for a period of three years from the impermissible distribution to repay the distribution under Section 17-807 of the Delaware Act.

        A purchaser of common units who becomes a limited partner is liable for the obligations of the transferring limited partner to make contributions to us that are known by the purchaser at the time it became a limited partner and for unknown obligations if the liabilities could be determined from our partnership agreement.

Our general partner's interest in us and the control of our general partner may be transferred to a third party without unitholder consent.

        Our general partner may transfer its general partner interest in us to a third party in a merger or in a sale of all or substantially all of its assets without the consent of the unitholders. Furthermore, there is no restriction in our partnership agreement on the ability of our sponsors to transfer their equity interests in our general partner to a third party. The new equity owner of our general partner would then be in a position to replace the board of directors and the officers of our general partner with its own choices and to influence the decisions taken by the board of directors and officers of our general partner.

There is no existing market for our common units, and we do not know if one will develop to provide you with adequate liquidity. If our unit price fluctuates after this offering, you could lose a significant part of your investment.

        Prior to this offering, there has not been a public market for our common units. If an active trading market does not develop, you may have difficulty selling any of our common units that you buy. The initial public offering price for the common units will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell our common units at prices equal to or greater than the price paid by you in this offering. The market price of our common units may be influenced by many factors including:

  •
  the level of our distributions and our earnings or those of other companies in our industry or other publicly traded partnerships;

  •
  the failure of securities analysts to cover our common units after this offering or changes in financial estimates by analysts;

  •
  announcements by us or our competitors of significant contracts or acquisitions;

  •
  variations in quarterly results of operations;

  •
  loss of a large customer or supplier;

  •
  market prices of propylene;

  •
  market prices of propane;

  •
  general economic conditions;

  •
  terrorist acts;

  •
  changes in the applicable environmental regulations;

  •
  changes in accounting standards, policies, guidance, interpretations or principles;

  •
  future sales of our common units; and

  •
  investor perceptions of us and the industries in which our products are used.

        As a result of these factors, investors in our common units may not be able to resell their common units at or above the initial offering price. In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies like us. These broad market and industry factors may materially reduce the market price of our common units, regardless of our operating performance.

You will incur immediate and substantial dilution in net tangible book value per common unit.

        The initial public offering price of our common units is substantially higher than the pro forma net tangible book value of our outstanding units. As a result, if you purchase common units in this offering, you will incur immediate and substantial dilution in the amount of $            per common unit. This dilution results primarily because the assets contributed by Propylene Holdings are recorded at their historical costs, and not their fair value, in accordance with GAAP. See "Dilution."

We may issue additional common units and other equity interests without your approval, which would dilute your existing ownership interests.

        Under our partnership agreement, we are authorized to issue an unlimited number of additional interests without a vote of the unitholders. The issuance by us of additional common units or other equity interests of equal or senior rank will have the following effects:

  •
  the proportionate ownership interest of unitholders immediately prior to the issuance will decrease;

  •
  the amount of cash distributions on each unit will decrease;

  •
  the ratio of our taxable income to distributions may increase;

  •
  the relative voting strength of each previously outstanding unit will be diminished; and

  •
  the market price of the common units may decline.

        In addition, our partnership agreement does not prohibit the issuance of equity interests by our subsidiary, which may effectively rank senior to the common units.

Units eligible for future sale may cause the price of our common units to decline.

        Sales of substantial amounts of our common units in the public market, or the perception that these sales may occur, could cause the market price of our common units to decline. This could also impair our ability to raise additional capital through the sale of our equity interests.

        There will be            common units outstanding following this offering.            common units are being sold to the public in this offering (            common units if the underwriters exercise their option to purchase additional common units in full) and an aggregate            common units will be owned by our sponsors and their affiliates, our executive officers and certain of our employees following this offering (              common units if the underwriters exercise their option to purchase additional common units in full). The common units sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, or the Securities Act, by persons other than "affiliates," as that term is defined in Rule 144 under the Securities Act.

        In addition, under our partnership agreement, affiliates of our general partner have the right to cause us to register their units under the Securities Act and applicable state securities laws. In connection with this offering, we will enter into a registration rights agreement with our sponsors pursuant to which we may be required to register the sale of the common units they hold under the Securities Act and applicable state securities laws.

        In connection with this offering, we, our sponsors, our general partner and our general partner's directors and executive officers will enter into lock-up agreements, pursuant to which they will agree, subject to certain exceptions, not to sell or transfer, directly or indirectly, any of our common units until 180 days from the date of this prospectus, subject to extension in certain circumstances. Following termination of these lockup agreements, all units held by our sponsors, members of our executive management team, our general partner and their affiliates will be freely tradable under Rule 144, subject to the volume and other limitations of Rule 144. See "Common Units Eligible for Future Sale."

Tax Risks

        In addition to reading the following risk factors, you should read "Material U.S. Federal Income Tax Consequences" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat us as a corporation for federal income tax purposes or we were to become subject to material additional amounts of entity-level taxation for state tax purposes, then our cash available for distribution to you could be substantially reduced.

        The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for U.S. federal income tax purposes. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service (the "IRS"), on this or any other tax matter affecting us.

        Despite the fact that we are organized as a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. Although we do not believe, based upon our current operations, that we will be so treated, a change in our business (or a change in current law) could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

        If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35% and would likely pay state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to you. Because a tax would be imposed upon us as a corporation, our cash available for distribution to you would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to the unitholders, likely causing a substantial reduction in the value of our common units.

        In Texas, we will be subject to an entity-level tax on any portion of our income that is generated in Texas in the prior year. Imposition of any such additional taxes on us or an increase in the existing tax rates would reduce the cash available for distribution to our unitholders.

The tax treatment of publicly traded partnerships or an investment in our units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly on a retroactive basis.

        The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, members of Congress have recently considered substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Any modification to the U.S. federal income tax laws and interpretations thereof may be applied retroactively and could make it more difficult or impossible to meet the exception for certain publicly traded partnerships to be treated as partnerships for U.S. federal income tax purposes. Although the considered legislation would not appear to have affected our treatment as a partnership, we are unable to predict whether any of these changes, or other proposals will be reintroduced or will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units.

You will be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

        Because our unitholders will be treated as partners to whom we will allocate taxable income that could be different in amount than the cash we distribute, you will be required to pay any federal income taxes and, in some cases, state and local income taxes on your share of our taxable income whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from that income.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

        We will be considered to have terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. Our termination would, among other things, result in the closing of our taxable year for all unitholders and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead, we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a termination occurred. See "Material U.S. Federal Income Tax Consequences—Disposition of Common Units—Constructive Termination" for a discussion of the consequences of our termination for federal income tax purposes.

Tax gain or loss on the disposition of our common units could be more or less than expected.

        If you sell your common units, you will recognize a gain or loss equal to the difference between the amount realized and your tax basis in those common units. Because distributions in excess of your allocable share of our net taxable income decrease your tax basis in your common units, the amount, if any, of such prior excess distributions with respect to the units you sell will, in effect, become taxable income to you if you sell such units at a price greater than your tax basis in those units, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder's share of our nonrecourse liabilities, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale. See "Material U.S. Federal Income Tax Consequences—Disposition of Common Units—Recognition of Gain or Loss" for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

        Investment in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts ("IRAs"), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file U.S. federal tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce our cash available for distribution to you.

        The IRS may adopt positions that differ from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may not agree with some or all of the positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. Our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution.

We will treat each purchaser of our common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. See "Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election" for a further discussion of the effect of the depreciation and amortization positions we adopt.

We will prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

        We generally prorate our items of income, gain, loss and deduction between transferors and transferees of our common units each month based upon the ownership of our common units on the first day of each month, instead of on the basis of the date a particular common unit is transferred. Nonetheless, we allocate certain deductions for depreciation of capital additions based upon the date the underlying property is placed in service. The use of this proration method may not be permitted under existing Treasury Regulations, and although the U.S. Treasury Department issued proposed Treasury Regulations allowing a similar monthly simplifying convention, such regulations are not final and do not specifically authorize the use of the proration method we have adopted. Accordingly, our counsel is unable to opine as to the validity of this method. If the IRS were to successfully challenge our proration method, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders.

A unitholder whose common units are loaned to a "short seller" to cover a short sale of common units may be considered as having disposed of those common units. If so, he would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

        Because there is no tax concept of loaning a partnership interest, a unitholder whose common units are loaned to a "short seller" to cover a short sale of common units may be considered as having disposed of the loaned units. In that case, he may no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units.

Unitholders may be subject to state and local taxes and return filing requirements in jurisdictions where they do not live as a result of investing in our common units.

        In addition to federal income taxes, unitholders may become subject to other taxes, including state, local and non-U.S. taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by jurisdictions in which we conduct business or own property in the future, even if they do not live in any of those jurisdictions. We currently conduct business only in Texas, which does not impose a personal income tax but does impose a tax on corporations and other entities. We may own property or conduct business in other states or non-U.S. countries in the future. Unitholders may be required to file state and local income tax returns and pay state and local income taxes in some or all of those various jurisdictions. Further, unitholders may be subject to penalties for failure to comply with those requirements. It is the unitholder's responsibility to file all U.S. federal, state, local and non-U.S. tax returns.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words "will," "believe," "expect," "anticipate," "intend," "estimate" and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. Our forward-looking statements include statements about our business strategy, our industry, our future profitability, our expected capital expenditures (including environmental expenditures) and the impact of such expenditures on our performance, the costs of operating as a public company and our capital expenditure projects. All statements herein about our forecast of available cash and our forecasted results for the twelve months ending September 30, 2012 constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including the factors described under "Risk Factors," that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things:

  •
  our ability to make cash distributions on the common units;

  •
  the volatile nature of our business and the variable nature of our distributions;

  •
  the ability of our general partner to modify or revoke our distribution policy at any time;

  •
  our ability to forecast our future financial condition or results of operations and our future sales and expenses;

  •
  the cyclical nature of our business;

  •
  intense competition from other propylene producers;

  •
  our reliance on propane that we purchase from Enterprise;

  •
  the supply and price levels of propane and propylene;

  •
  the risk of a material decline in production at our propane dehydrogenation facility;

  •
  potential operating hazards from accidents, fire, severe weather, floods or other natural disasters;

  •
  the risk associated with governmental policies affecting the petrochemical industry;

  •
  capital expenditures and potential liabilities arising from environmental laws and regulations;

  •
  our potential inability to obtain or renew permits;

  •
  existing and proposed environmental laws and regulations, including those relating to climate change, alternative energy or fuel sources, and on the end-use and application of propylene;

  •
  new regulations concerning the transportation of hazardous chemicals, risks of terrorism and the security of propane processing facilities;

  •
  our lack of asset diversification;

  •
  our dependence on significant customers;

  •
  our ability to comply with employee safety laws and regulations;

  •
  potential disruptions in the global or U.S. capital and credit markets;

  •
  our potential inability to successfully implement our business strategies, including the completion of significant capital expenditure projects;

  •
  additional risks, compliance costs and liabilities from expansions or acquisitions;

  •
  our reliance on certain members of our senior management team;

  •
  the potential development of integrated propylene facilities by our current customers, displacing us as suppliers;

  •
  the potential shortage of skilled labor or loss of key personnel;

  •
  our ability to continue to license the technology used in our operations;

  •
  our ability to secure appropriate and adequate debt facilities at a reasonable cost of capital;

  •
  restrictions in our debt agreements;

  •
  the dependence on our subsidiary for cash to meet our debt obligations;

  •
  our limited operating history;

  •
  potential increases in costs and distraction of management resulting from the requirements of being a publicly traded partnership;

  •
  exemptions we will rely on in connection with NYSE corporate governance requirements;

  •
  risks relating to evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act;

  •
  risks relating to our relationships with our sponsors;

  •
  control of our general partner by our sponsors;

  •
  limitations on the fiduciary duties owed by our general partner which are included in the partnership agreement; and

  •
  changes in our treatment as a partnership for U.S. income or state tax purposes.

        You should not place undue reliance on our forward-looking statements. Although forward-looking statements reflect our good faith beliefs, forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

 THE TRANSACTIONS AND OUR STRUCTURE AND ORGANIZATION

The Transactions

        The following transactions will take place in connection with, or prior to, this offering. We refer to these transactions collectively as the "Transactions":

  •
  Prior to the closing of this offering, PL Propylene expects to enter into a new $             million term loan facility and a $             million revolving credit facility;

  •
  Prior to the closing of this offering, PL Propylene will draw $             million from under its revolving credit facility to fund its working capital needs, draw $             million under the new term loan facility and use (1)  $             million to refinance and cancel its existing credit facility, (2) approximately $             million to reimburse our sponsors for certain construction capital expenditures and (3) approximately $             million to pay associated financing costs;

  •
  Our general partner and Propylene Holdings will enter into an amended and restated agreement of limited partnership, the form of which is attached hereto as Appendix A;

  •
  Propylene Holdings will contribute PL Propylene to us in exchange for (1)             common units, (2) the right to receive the net proceeds from this offering (after deducting underwriting discounts and commissions and the expenses of this offering) and (3) the right to receive additional common units, a cash distribution or both, based upon whether or not the underwriters exercise their option to purchase additional common units in full or in part;

  •
  Propylene Holdings will distribute all                                    common units, its right to receive the net proceeds from this offering (after deducting underwriting discounts and commissions and the expenses of this offering) and its right to receive additional common units, a cash distribution or both, based upon whether or not the underwriters exercise their option to purchase additional common units in full or in part to our sponsors and their affiliates, our executive officers and certain of our employees;

  •
  We will offer and sell            common units in this offering and pay related underwriting discounts and commissions and offering expenses;

  •
  We will distribute the $             million of net proceeds from this offering (after deducting underwriting discounts and commissions and the expenses of this offering) of which (1) $             million will be distributed to our sponsors to reimburse them for certain construction capital expenditures and (2) $             million will be a distribution to our sponsors and their affiliates, our executive officers and certain of our employees;

  •
  To the extent the underwriters exercise their option to purchase            additional common units, we will issue such units to the public and distribute the net proceeds to our sponsors and their affiliates, our executive officers and certain of our employees; and

  •
  To the extent the underwriters do not exercise their option to purchase additional common units, we will issue those common units to our sponsors and their affiliates, our executive officers and certain of our employees.

Management

        The board of directors and executive officers of our general partner will manage our operations and activities. In order to carry out our operations, our general partner will employ approximately 90 employees. Following this offering, our general partner will be owned by our sponsors. Our general partner will not receive any management fee or other compensation in connection with the management of our business but will be entitled to be reimbursed for all direct and indirect expenses it incurs or payments it makes on our behalf (including salary, bonus, incentive compensation and other amounts paid to its employees and executive officers who perform services for us). Upon the closing of this offering, our general partner will own a non-economic general partner interest and therefore will not be entitled to receive cash distributions. However, it may acquire common units in the future and, if it does so, will be entitled to receive pro rata distributions therefrom.

        Unlike shareholders in a corporation, our common unitholders are not entitled to elect our general partner or the board of directors of our general partner. See "Management—Our Management."

Conflicts of Interest and Fiduciary Duties

        PetroLogistics GP LLC, our general partner, has legal duties to manage us in a manner that is in our best interests. These legal duties are commonly referred to as "fiduciary duties." Because our general partner is owned by our sponsors, the officers and directors of our general partner also have fiduciary duties to manage the business of our general partner in a manner beneficial to our sponsors. As a result of these relationships, conflicts of interest may arise in the future between us and our unitholders, on the one hand, and our general partner and its affiliates, on the other hand. For a more detailed description of the conflicts of interest and fiduciary duties of our general partner, see "Risk Factors—Risks Related to an Investment in Us" and "Conflicts of Interest and Fiduciary Duties."

        Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner and its directors and officers to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions that might otherwise constitute breaches of our general partner's fiduciary duties. By purchasing a common unit, you are consenting to various limitations on fiduciary duties contemplated in our partnership agreement and conflicts of interest that might otherwise be considered a breach of fiduciary or other duties under applicable law. See "Conflicts of Interest and Fiduciary Duties—Fiduciary Duties" for a description of the fiduciary duties imposed on our general partner by Delaware law, the material modifications of these duties contained in our partnership agreement and certain legal rights and remedies available to unitholders. In addition, our general partner will have the right to call, under specified circumstances, all of the outstanding common units without considering whether this is in the interest of our common unitholders. For a description of such call right, see "The Partnership Agreement—Call Right."

        For a description of our other relationships with our affiliates, see "Certain Relationships and Related Party Transactions."

 USE OF PROCEEDS

        We expect to receive approximately $             million of net proceeds from the sale of common units by us in this offering, after deducting underwriting discounts and commissions and the estimated expenses of this offering, based on an assumed initial public offering price of $            per common unit (the mid-point of the price range set forth on the cover page of the prospectus). We intend to use the net proceeds of this offering to make a $             million distribution to our sponsors and their affiliates, our executive officers and certain of our employees, of which $             million will be distributed to our sponsors to reimburse them for certain construction capital expenditures and $             million, which will be distributed as a distribution.

        If the underwriters exercise their option to purchase up to            additional common units in full, the additional net proceeds to us would be approximately $             million (and the total net proceeds to us from this offering would be approximately $             million), in each case assuming an initial public offering price of $            per common unit (the mid-point of the price range set forth on the cover page of the prospectus). We will use the net proceeds from any exercise of such option to pay a distribution to our sponsors and certain of our employees and affiliates.

        A $1.00 increase (or decrease) in the assumed initial public offering price of $            per common unit would increase (decrease) the net proceeds to us from this offering by $             million, assuming the number of common units offered by us, as set forth on the cover page of this prospectus, remains the same and assuming the underwriters do not exercise their option to purchase additional common units, and after deducting underwriting discounts and commissions. The actual initial public offering price is subject to market conditions and negotiations between us and the underwriters.

        Depending on market conditions at the time of the pricing of this offering and other considerations, we may sell fewer or more common units than the number set forth on the cover page of this prospectus.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents, restricted cash and capitalization as of March 31, 2011 on:

  •
  an actual basis; and

  •
  a pro forma basis to reflect the issuance of common units in this offering, the Transactions and the application of the net proceeds from this offering as described under "Use of Proceeds."

        The table assumes (1) an initial public offering price of $            per unit (the mid-point of the price range set forth on the cover page of the prospectus), and (2) no exercise by the underwriters of their option to purchase additional common units.

        You should read this table in conjunction with "Use of Proceeds," "Selected Historical and Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2011
	Actual	Pro Forma Consolidated
	(unaudited)	(unaudited)
	(in thousands)
Cash and cash equivalents	$—
Restricted cash	2,904

Existing term loan(1)	150,000
Existing revolving credit facility(1)	32,500
New term loan facility(1)	—
New revolving credit facility(2)	—
Member's/Partners' capital:
PL Propylene	464,340
PetroLogistics LP:
Equity held by public:
Common units: none issued and outstanding actual; issued and outstanding pro forma	—
Equity held by our sponsors and their affiliates, our executive officers and certain of our employees:
Common units: none issued and outstanding actual; issued and outstanding pro forma	—
General partner interest	—

Total partners' capital	464,340

Total capitalization	$646,840	$

(1)
We expect to enter into a new term loan facility prior to the closing of this offering, the proceeds of which will be used, in part, to refinance and cancel our existing term loan facility and revolving credit facility. We will enter into new credit facilities prior to the closing of this offering. The new credit facilities will include a $350.0 million term loan facility, which we expect will be fully drawn at closing, and a $120.0 million revolving credit facility, $             million of which we expect will be drawn at closing.

(2)
We expect to have approximately $             million of available capacity under our new revolving credit facility at the closing of this offering.

 DILUTION

        Purchasers of common units offered by this prospectus will suffer immediate and substantial dilution in net tangible book value per unit. Our unaudited pro forma consolidated net tangible book value as of March 31, 2011, excluding the net proceeds of this offering, was approximately $             million, or approximately $            per unit. Unaudited pro forma consolidated net tangible book value per unit gives effect to the pro forma adjustments described in the notes to our unaudited pro forma consolidated financial statements included elsewhere in this prospectus (other than the issuance of common units in this offering and the receipt of the net proceeds from this offering as described under "Use of Proceeds") and represents the amount of unaudited pro forma consolidated tangible assets less unaudited pro forma consolidated total liabilities (excluding the net proceeds of this offering), divided by the pro forma number of units outstanding (excluding the units issued in this offering).

        Dilution in net tangible book value per unit represents the difference between the amount per unit paid by purchasers of our common units in this offering and the unaudited pro forma consolidated net tangible book value per unit immediately after this offering. After giving effect to the sale of                        common units in this offering at an assumed initial public offering price of $            per common unit (the mid-point of the price range set forth on the cover page of the prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our unaudited pro forma consolidated net tangible book value as of March 31, 2011 would have been approximately $             million, or $            per unit. This represents an immediate increase in net tangible book value of $            per unit to our existing unitholders and an immediate pro forma dilution of $            per unit to purchasers of common units in this offering. The following table illustrates this dilution on a per unit basis:

Assumed initial public offering price per common unit
Unaudited pro forma consolidated net tangible book value per unit before this offering(1)
Increase in net tangible book value per unit attributable to purchasers in this offering and use of proceeds
Less: Unaudited pro forma consolidated net tangible book value per unit after this offering(2)

Immediate dilution in net tangible book value per common unit to purchasers in this offering

(1)
Determined by dividing the net tangible book value of our assets less total liabilities by the number of units outstanding prior to this offering.

(2)
Determined by dividing our unaudited pro forma consolidated net tangible book value, after giving effect to the application of the net proceeds of this offering, by the total number of units to be outstanding after this offering.

        A $1.00 increase (decrease) in the assumed initial public offering price of $            per common unit (the mid-point of the price range set forth on the cover page of the prospectus) would increase (decrease) our unaudited pro forma consolidated net tangible book value by $             million, the unaudited pro forma consolidated net tangible book value per unit by $            and the dilution per common unit to new investors by $            , assuming the number of common units offered by us, as set forth on the cover page of this prospectus, remains the same and the underwriters do not exercise their option to purchase additional common units, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. Depending on market conditions at the time of pricing of this offering and other considerations, we may sell fewer or more common units than the number set forth on the cover page of this prospectus.

        The following table sets forth the total value contributed by our general partner and its affiliates in respect of the units held by them and the total amount of consideration contributed to us by the purchasers of common units in this offering upon the completion of the Transactions.

	Units Acquired		Total Consideration
	Number	Percent	Amount	Percent
General Partner and its affiliates
New investors

Total		100.0%		100.0%

(1)
Reflects the value of the assets contributed as recorded at historical cost in accordance with GAAP, as adjusted for distributions and other capital account adjustments.

(2)
Reflects the net proceeds of this offering after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

        A $1.00 increase (decrease) in the assumed initial public offering price of $            per common unit would increase (decrease) total consideration paid by new investors and total consideration paid by all unitholders by $             million, assuming the number of common units offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

        If the underwriters exercise their option to purchase                                    common units in full, then the pro forma increase per unit attributable to new investors would be $            , the net tangible book value per unit after this offering would be $            and the dilution per unit to new investors would be $            . In addition, new investors would purchase             common units, or approximately        % of units outstanding, and the total consideration contributed to us by new investors would increase to $             million, or        % of the total consideration contributed (based on an assumed initial public offering price of $            per common unit, the mid-point of the price range set forth on the cover page of the prospectus).

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

        You should read the following discussion of our cash distribution policy and restrictions on distributions in conjunction with the specific assumptions upon which our cash distribution policy is based. See "—Assumptions and Considerations" below. For additional information regarding our historical and our pro forma operating results, you should refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations," our predecessor's audited historical financial statements, our predecessor's unaudited historical financial statements and our unaudited pro forma consolidated financial statements included elsewhere in this prospectus. In addition, you should read "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

 General

  Our Cash Distribution Policy

        The board of directors of our general partner will adopt a policy pursuant to which we will distribute all of the available cash we generate each quarter, beginning with the quarter ending December 31, 2011. Available cash for each quarter will be determined by the board of directors of our general partner following the end of such quarter. We expect that available cash for each quarter will generally equal our cash flow from operations for the quarter, less cash needed for maintenance capital expenditures, debt service and other contractual obligations and reserves for future operating or capital needs that the board of directors of our general partner deems necessary or appropriate. We do not intend to maintain excess distribution coverage for the purpose of maintaining stability or growth in our quarterly distribution or otherwise to reserve cash for distributions, nor do we intend to incur debt to pay quarterly distributions. We expect to finance substantially all of our growth externally, either by debt issuances or additional issuances of equity.

        Because our policy will be to distribute all available cash we generate each quarter, without reserving cash for future distributions or borrowing to pay distributions during periods of low cash flow from operations, our unitholders will have direct exposure to fluctuations in the amount of cash generated by our business. We expect that the amount of our quarterly distributions, if any, will vary based on our operating cash flow during each quarter. Our quarterly cash distributions, if any, will not be stable and will vary from quarter to quarter and year to year as a direct result of variations in our operating performance and cash flow caused by fluctuations in the price of propane and propylene, working capital and capital expenditures. Such variations may be significant. The board of directors of our general partner may change the foregoing distribution policy at any time. Our partnership agreement does not require us to pay cash distributions on a quarterly or other basis.

        Our PDH facility did not generate sales until the commencement of commercial operations in October 2010, and we did not achieve daily production rates at nameplate capacity until April 2011. Accordingly, we would not have paid distributions to our common unitholders for periods prior to April 2011.

  Limitations on Cash Distributions; Our Ability to Change Our Cash Distribution Policy

        There is no guarantee that unitholders will receive quarterly cash distributions from us. Our distribution policy may be changed at any time and is subject to certain restrictions, including:

  •
  Our unitholders have no contractual or other legal right to receive cash distributions from us on a quarterly or other basis. The board of directors of our general partner will adopt a policy at or prior to the closing of this offering pursuant to which we will distribute to our unitholders each quarter all of the available cash we generate each quarter, as determined quarterly by the board of directors of our general partner, but it may change this policy at any time.

  •
  Our business performance is expected to be more cyclical and volatile, and our cash flows are expected to be less stable, than the business performance and cash flows of most publicly traded partnerships. As a result, our quarterly cash distributions will be cyclical and volatile and are expected to vary quarterly and annually.

  •
  Unlike most publicly traded partnerships, we will not have a minimum quarterly distribution or employ structures intended to consistently maintain or increase quarterly distributions over time. Furthermore, none of our limited partner interests, including those held by our sponsors and their affiliates, our executive officers and certain of our employees, will be subordinate in right of distribution payment to the common units sold in this offering.

  •
  Under Section 17-607 of the Delaware LP Act, we may not make a distribution to our limited partners if the distribution would cause our liabilities to exceed the fair value of our assets.

  •
  We expect that our distribution policy will be subject to restrictions on distributions under our new credit facilities. Our ability to make distributions to common unitholders will depend, in part, on our fixed charge coverage ratio, and the absence of a default or event of default under the facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Facilities." Should we be unable to satisfy these restrictions under our new credit facilities, our ability to make cash distributions to unitholders would be curtailed.

  •
  We may lack sufficient cash to make distributions to our unitholders due to a number of factors that would adversely affect us, including but not limited to decreases in sales or increases in operating expenses, principal and interest payments on debt, working capital requirements, capital expenditures, disruptions in the operations of our PDH facility or anticipated cash needs. See "Risk Factors" for information regarding these factors.

        We have a limited operating history upon which to rely in evaluating whether we will have sufficient cash to allow us to pay distributions on our common units. While we believe, based on our financial forecast and related assumptions, that we should have sufficient cash to enable us to pay the forecasted aggregate distribution on all of our common units for the twelve months ending September 30, 2012, we may be unable to pay the forecasted distribution or any amount on our common units.

        We intend to pay our distributions on or about the 15th day of each February, May, August and November to holders of record on or about the first day of each such month. We expect our first distribution will include available cash for the period from the closing of the offering through December 31, 2011.

        In the section that follows, we present "PetroLogistics LP Estimated Available Cash for the Twelve Months Ending September 30, 2012," that contains our unaudited forecast of available cash for the twelve months ending September 30, 2012.

Forecasted Available Cash

        We do not as a matter of course make or intend to make projections as to future sales, earnings, or other results. However, our management has prepared the prospective financial information set forth below in the table entitled "PetroLogistics LP Estimated Available Cash for the Twelve Months Ending September 30, 2012" to supplement the historical and unaudited pro forma consolidated financials included elsewhere in this prospectus. The table presents our expectations regarding our ability to generate $245.2 million of available cash for the twelve months ending September 30, 2012. The accompanying prospective financial information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the expected course of action and our expected future financial performance. However, this information is not fact and should not be relied upon as being indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information. Neither our independent registered public accounting firm, nor any other registered public accounting firm, has compiled, examined, or performed any procedures with respect to the prospective financial information contained in this section, nor have any of them expressed any opinion or any other form of assurance on such information or its achievability and each assumes no responsibility for, and disclaims any association with, the prospective financial information. See "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors."

        During the twelve months ending September 30, 2012, we estimate that we will generate $245.2 million of available cash. In "—Assumptions and Considerations" below, we discuss the major assumptions underlying this estimate. The available cash discussed in the forecast should not be viewed as management's projection of the actual available cash that we will generate during the twelve months ending September 30, 2012. We can give you no assurance that our assumptions will be realized or that we will generate any available cash, in which event we will not be able to pay quarterly cash distributions on our common units.

        When considering our ability to generate available cash and how we calculate forecasted available cash, investors should keep in mind all of the risk factors and other cautionary statements under the headings "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements," which describe factors that could cause our results of operations and available cash to vary significantly from our estimates.

        The assumptions and estimates underlying the prospective financial information are inherently uncertain. Although such assumptions and estimates are considered, as of the date of this prospectus, to be reasonable by our management team, such assumptions and estimates are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Accordingly, there can be no assurance that the prospective results are indicative of our future performance or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this prospectus should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

        We do not undertake any obligation to release publicly the results of any future revisions we may make to the financial forecast or to update this financial forecast to reflect events or circumstances after the date of this prospectus. In light of the above, the statement that we believe that we will have sufficient available cash to allow us to pay the forecasted quarterly distributions on all of our outstanding common units for the twelve months ending September 30, 2012, should not be regarded as a representation by us or the underwriters or any other person that we will make such distributions. Therefore, you are cautioned not to place undue reliance on this information.

        The following table shows how we calculate estimated available cash for the twelve months ending September 30, 2012. The assumptions that we believe are relevant to particular line items in the table below are explained in the corresponding footnotes and in "—Assumptions and Considerations."

        Neither our independent registered public accounting firm, nor any other independent registered public accounting firm, has compiled, examined or performed any procedures with respect to the forecasted financial information contained herein, nor has it expressed any opinion or given any other form of assurance on such information or its achievability, and it assumes no responsibility for such forecasted financial information. Our independent registered public accounting firm's reports included elsewhere in this prospectus relate to our audited historical financial information. These reports do not extend to the tables and the related forecasted information contained in this section and should not be read to do so.

 PetroLogistics LP
Estimated Available Cash for the
Twelve Months Ending September 30, 2012

        The following table illustrates the amount of cash that we estimate that we will generate for the twelve months ending September 30, 2012 that would be available for distribution to our unitholders. All of the amounts for the twelve months ending September 30, 2012 in the table below are estimates.

Twelve Months Ending September 30, 2012
Total Sales	$900.2
Cost of Sales:
Propane	523.8
Fuel and utilities	45.2
Depreciation, amortization and accretion	32.3
Insurance and property taxes	13.9
Direct operating expenses and other	30.2

Total production cost	645.4
Change in inventory	—

Total Cost of Sales	645.4
General and administrative expenses	11.0
Interest expense and other financing costs	20.7
Interest income	(0.3)
Income tax expense	2.5

Net Income	$220.8
Adjustments to reconcile net income to Adjusted EBITDA:
Add:
Interest expense and other financing costs	20.7
Income tax expense	2.5
Depreciation, amortization and accretion	32.3

Adjusted EBITDA	$276.4
Adjustments to reconcile Adjusted EBITDA to available cash:
Subtract:
Debt service costs	22.6
Cash income tax	2.5
Maintenance capital expenditures (includes environmental, health and safety expenditures)	6.0

Available cash	$245.2

New Credit Facilities:
Interest coverage ratio
Leverage ratio

Assumptions and Considerations

  General

        Based upon the specific assumptions outlined below with respect to the twelve months ending September 30, 2012, we expect to generate Adjusted EBITDA and available cash in an amount sufficient to allow us to pay $            per common unit on all of our outstanding units for the twelve months ending September 30, 2012.

        While we believe that these assumptions are reasonable in light of our management's current expectations concerning future events, the estimates underlying these assumptions are inherently uncertain and are subject to significant business, economic, regulatory, environmental and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If our assumptions are not correct, the amount of actual cash available to pay distributions could be substantially less than the amount we currently estimate and could, therefore, be insufficient to allow us to pay the forecasted aggregate cash distributions for the twelve months ending September 30, 2012, or any amount, on all of our outstanding common units, in which event the market price of our common units may decline substantially. When reading this section, you should keep in mind the risk factors and other cautionary statements under the headings "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements." Any of the risks discussed in this prospectus could cause our actual results to vary significantly from our estimates.

        The accompanying financial forecast and summary of significant forecast assumptions of PetroLogistics LP present the forecasted results of operations of PetroLogistics LP for the twelve months ending September 30, 2012, assuming that the Transactions (as defined on page 41 of this prospectus) had occurred at the beginning of such period.

  Capacity Utilization Rates

        For the twelve months ending September 30, 2012, we estimate our facility will operate at an average capacity utilization rate of 98.0% on an annual basis after making an allowance for downtime associated with maintenance on the facility. There is no planned maintenance for the forecast period. Our newly constructed facility has an annual nameplate capacity of approximately 1.2 billion pounds of propylene.

  Sales

        Propylene.    We have secured contracts with Dow, Total and INEOS for the purchase of an aggregate minimum offtake volume of 73% and maximum offtake volume of 97% of our nameplate propylene capacity. We forecast that we will sell 1.2 billion pounds of propylene at an average price of $0.72 per pound during the forecast period. We have assumed sales to our customers of the maximum offtake volumes at contractual discounts to the forecasted benchmark price. The forecasted benchmark price was determined by management based on price projection data received from Chemical Data. In addition, we have assumed any excess volume produced will be sold in the spot market to other customers at a slight discount to the Chemical Data forecasted benchmark price. Based on these assumptions, we forecast our net sales for the twelve months ending September 30, 2012, will be approximately $869.8 million.

        Holding all other variables constant, we expect that a 10% change in the price per pound of propylene would change our forecasted available cash by approximately $90.1 million for the twelve months ending September 30, 2012.

        Hydrogen.    We have executed a ten-year contract with Praxair in which Praxair has committed to buy a minimum of 93% of the hydrogen we produce. We forecast that we will sell approximately 9.1 million standard cubic feet ("MSCF"), of hydrogen to Praxair at an average price of $2.01 per MSCF for net sales of $18.2 million during the forecast period. The estimated amount of hydrogen we will produce during the forecast period was determined by management based upon the amount of propylene we expect to produce. The estimated price per MSCF of hydrogen sold during the forecast period was determined by management based on price projections data received from Chemical Data.

        C4 Mix/C5+ Streams.    We estimate that we will sell approximately 32.9 million pounds of C4 mix/C5+ streams at an average price of $0.37 per pound for net sales of $12.2 million during the forecast period. We estimate net sales based on a forecast of future C4 mix/C5+ streams prices multiplied by the number of pounds we estimate we will produce and sell during the forecast period. The estimated amount of C4 mix/C5+ streams we will produce during the forecast period was determined by management based upon the amount of propylene we expect to produce. The estimated price per pound of C4 mix/C5+

streams sold during the forecast period was determined by management based on price projections data received from Chemical Data.

        Based on these assumptions, we estimate that our total net sales for the twelve months ending September 30, 2012, will be approximately $900.2 million.

  Cost of Sales

        Cost of sales includes cost of propane, fuel and utility expenses, depreciation, amortization and accretion expense, insurance and property taxes, direct operating expenses, other expenses and changes in inventory. Our feedstock and raw material expenses consist of inputs into the propylene production process which are driven by commodity prices and volumes. Approximately 81% of our forecasted cost of sales is related to the purchase of propane. We estimate that our cost of sales for the twelve months ending September 30, 2012, will be approximately $645.4 million, or approximately 72% of sales.

        Propane.    We intend to purchase 100% of our required propane feedstock volumes through a multi-year supply contract with Enterprise. This volumetric supply contract will be priced at a published high-low monthly average price plus a contractual upcharge and delivery fee. We assume that our product yield will be a ratio of approximately 1.2 pounds of propane to 1.0 pound of propylene and that we will purchase a total of 344.9 million gallons (or 1.45 billion pounds) of propane during the forecast period. We estimate that our total propane expense for the twelve months ending September 30, 2012, will be approximately $523.8 million and that our realized propane cost for the twelve months ending September 30, 2012, will be approximately $1.52 per gallon. The estimated amount of propane we will utilize during the forecast period was determined by management based upon the amount of propylene we expect to produce and the yield we forecast for our PDH facility. The estimated price per gallon of propane we will pay during the forecast period was determined by management based on price projections data received from Chemical Data.

        Holding all other variables constant, we estimate that a 10% change per gallon in the price of propane would change our forecasted available cash by $51.4 million for the twelve months ending September 30, 2012.

        Fuel/Utilities.    We intend to purchase our natural gas fuel pursuant to a three-year contract with Kinder Morgan. We use natural gas to run our generator, propane heater and other related systems. We estimate that our total natural gas usage expense, based upon the amount of propylene we expect to produce, for the twelve months ending September 30, 2012 will be approximately $41.1 million and that our average natural gas cost for the twelve months ending September 30, 2012 will be approximately $4.28 per MMBtu. The estimated price per MMBtu of natural gas we will pay during the forecast period was determined by management based on price projections data received from Chemical Data. We also incur variable electricity, nitrogen and water usage expenses necessary to operate our dehydrogenation facility on a day-to-day basis. Based on management's usage expectations, we estimate that our electricity, nitrogen and water expense will be approximately $4.1 million. We estimate that our total fuel and utilities expense for the twelve months ending September 30, 2012, will be approximately $45.2 million.

        Depreciation, Amortization and Accretion.    We estimate that depreciation, amortization and accretion for the twelve months ending September 30, 2012 will be approximately $32.3 million.

        Insurance and Property Taxes.    A significant fixed component of our cost of sales expense item is the cost of insurance and property taxes, which we expect to be $13.9 million for the twelve months ending September 30, 2012.

        Direct Operating Expenses and Other.    Direct operating expenses include all direct and indirect labor at the facility, materials, supplies, and other expenses associated with the operation and maintenance of the facility. We estimate that our direct operating and other expenses for the twelve months ending September 30, 2012, will be approximately $30.2 million.

  General and Administrative Expense

        General and administrative expense includes salary and benefits costs for executive management, accounting and information technology personnel, legal, audit, tax and other professional service costs and charges for equity-based compensation expense. We estimate that our general and administrative expense, excluding equity-based compensation expense, will be approximately $11.0 million for the twelve months ending September 30, 2012. This includes $3.5 million of expected incremental general and administrative expenses that we expect to incur as a public company.

  Debt Service

        Debt service is defined as cash interest expense and debt amortization payments. As part of the Transactions, we expect to incur $350.0 million of term debt at an assumed average interest rate of 5.0% and an annual amortization rate of 1.0%, and we expect to enter into a $120.0 working capital facility, and will pay associated interest expense for the twelve months ending September 30, 2012. We have assumed average working capital borrowings of $30.0 million from the revolving facility during the forecast period. The estimate excludes the amortization of $1.5 million of deferred financing and original issue discount costs related to our term loan facility and revolving credit facility. We have assumed that the average interest rate on the revolver will be 4.35%.

  Interest Income

        Our estimate of interest income is based on a 0.5% return on our projected average cash balances during the twelve months ending September 30, 2012.

  Income Taxes

        We estimate that we will pay no federal income tax during the forecast period. We believe the only income tax to which our operations will be subject is the Texas Margin Tax incurred on gross margins, which is estimated to be 1.0% of gross margins for the twelve months ending September 30, 2012.

  Regulatory, Industry and Economic Factors

        Our forecast for the twelve months ending September 30, 2012, is based on the following assumptions related to regulatory, industry and economic factors:

  •
  no material nonperformance or credit-related defaults by suppliers, customers or vendors;

  •
  no new regulation or interpretation of existing regulations that, in either case, would be materially adverse to our business;

  •
  no material accidents, weather-related incidents, floods, unplanned turnarounds or other downtime or similar unanticipated events that would reduce our capacity utilization below 98%;

  •
  no material adverse change in the markets in which we operate resulting from reduced demand for propylene or significant changes in the market prices and supply levels of propane;

  •
  no material decreases in the prices we receive for our propylene;

  •
  no material changes to market or overall economic conditions; and

  •
  an annual inflation rate of 3.0%.

        Actual conditions may differ materially from those anticipated in this section as a result of a number of factors, including, but not limited to, those set forth under "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements."

  Compliance with Debt Covenants

        Our ability to make distributions could be affected if we do not remain in compliance with the covenants that will be included in our new credit facilities. We have assumed we will be in compliance with such covenants.

HOW WE MAKE CASH DISTRIBUTIONS

General

        Within 45 days after the end of each quarter, beginning with the quarter ending December 31, 2011, we expect to make distributions, as determined by the board of directors of our general partner, to unitholders of record on the applicable record date.

Common Units Eligible for Distribution

        Upon the closing of this offering, we will have                        common units outstanding. Each common unit will be allocated a portion of our income, gain, loss, deduction and credit on a pro-rata basis, and each common unit will be entitled to receive distributions (including upon liquidation) in the same manner as each other unit.

Method of Distributions

        The board of directors of our general partner will adopt a policy at or prior to the closing of this offering (which policy may be changed at any time), pursuant to which we will make distributions pursuant to our general partner's determination of the amount of available cash for the applicable quarter, which we will then distribute to our unitholders, pro rata; provided, however, that our partnership agreement allows us to issue an unlimited number of additional equity interests of equal or senior rank. Our partnership agreement permits us to borrow to make distributions, but we are neither required, nor do we intend to borrow to pay quarterly distributions. Accordingly, there is no guarantee that we will pay any distribution on the units in any quarter. We do not have a legal obligation to pay distributions, and the amount of distributions paid under our policy and the decision to make any distribution will be determined by the board of directors of our general partner. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—New Credit Facilities" for a discussion of provisions to be included in our new credit facilities that restrict our ability to make distributions.

General Partner Interest

        Upon the closing of this offering, our general partner will own a non-economic general partner interest and therefore will not be entitled to receive cash distributions. However, it may acquire common units and other equity interests in the future and would be entitled to receive pro rata distributions therefrom.

Adjustments to Capital Accounts upon Issuance of Additional Common Units

        We will make adjustments to capital accounts upon the issuance of additional common units. In doing so, we will generally allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to our unitholders prior to such issuance on a pro rata basis so that after such issuance the capital account balances attributable to all common units are equal.

 SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        The selected financial information presented below under the caption Statement of Operations Data for the three months ended March 31, 2011 and 2010, and for the years ended December 31, 2010, 2009 and 2008, and the selected financial information presented below under the caption Balance Sheet Data as of March 31, 2011 and 2010, and December 31, 2010, 2009 and 2008, have been derived from the audited and unaudited financial statements of our predecessor, PL Propylene, included elsewhere in this prospectus. Our predecessor's financial statements as of and for the years ended December 31, 2010, 2009 and 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm. Our predecessor's financial statements as of and for the three months ended March 31, 2011 and 2010 are unaudited. Our predecessor was formed in January 2007 and acquired the site where our PDH facility is located in March 2008. Our PDH facility did not generate sales until the commencement of commercial operations in October 2010, and we did not achieve daily production rates at nameplate capacity until April 2011.

        The selected unaudited pro forma consolidated financial information presented below under the caption Statement of Operations Data for the three months ended March 31, 2011 and for the year ended December 31, 2010 and the selected unaudited pro forma consolidated financial information presented below under the caption Balance Sheet Data as of March 31, 2011 have been derived from our unaudited pro forma consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma consolidated statements of operations data for the three months ended March 31, 2011 and the year ended December 31, 2010 were prepared based on the assumption that we were in existence as a separate entity throughout these periods and that the transactions described below occurred on January 1, 2011 and January 1, 2010, respectively:

  •
  the entry by us into a new $350.0 million term loan facility and a $120.0 million revolving credit facility, the related drawing of $             million from the new term loan facility and $             million under the new revolving credit facility, and the use of proceeds of such drawings to refinance our existing credit facility and to distribute $             million as a reimbursement of construction capital to our sponsors;

  •
  the issuance by us to our sponsors and their affiliates, our executive officers and certain of our employees of                         common units; and

  •
  the issuance by us to the public of                        common units and the distribution of an aggregate $             million of the proceeds from such offering to our sponsors and their affiliates, our executive officers and certain of our employees.

        The unaudited pro forma consolidated balance sheet as of March 31, 2011, was prepared based on the assumption that the Transactions (as defined on page 38) occurred March 31, 2011. The unaudited pro forma consolidated financial data is not comparable to our historical financial data. A more complete explanation of the pro forma data can be found in our unaudited pro forma consolidated financial statements and accompanying notes included elsewhere in this prospectus.

        The historical data presented below has been derived from financial statements that have been prepared using accounting principles generally accepted in the United States, or GAAP, and the pro forma data presented below has been derived from the "Unaudited Pro Forma Consolidated Financial Statements" included elsewhere in this prospectus. This data should be read in conjunction with, and is qualified in its entirety by reference to, the financial statements and related notes and "Management's

Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	Historical					Unaudited Pro Forma Consolidated
	Three Months Ended March 31,		Years Ended December 31,			Three Months Ended March 31,	Year Ended December 31,
	2011	2010	2010	2009	2008	2011	2010
	(dollars in millions, except per unit data and as otherwise indicated)
Statement of Operations Data:
Sales	$105.8	$—	$30.4	$—	$—	$105.8	$30.4
Cost of sales	91.6	—	41.9	—	—	91.6	41.9
General and administrative expense	31.5	1.9	22.9	4.3	4.7	31.5	22.9
Management fee	0.5	—	—	—	—	—	—

Operating loss	(17.8)	(1.9)	(34.4)	(4.3)	(4.7)	(17.3)	(34.4)
Other income	—	—	0.1	—	—	—	0.1
Interest income (expense), net	(4.7)	(0.6)	(5.4)	(0.2)	0.7	(5.1)	(12.3)

Net loss before income taxes	$(22.5)	$(2.5)	$(39.7)	$(4.5)	$(4.0)	$(22.4)	$(46.6)
Income tax expense	(0.4)	—	—	—	—	(0.4)	—

Net loss	$(22.9)	$(2.5)	$(39.7)	$(4.5)	$(4.0)	$(22.8)	$(46.6)

Pro forma net income (loss) per common unit, basic and diluted						$	$
Pro forma number of common units, basic and diluted in millions
Balance Sheet Data:
Cash (including restricted cash balances)	$2.9	$45.6	$6.9	$30.0	$71.8	$5.0
Working capital(1)	22.6	21.5	16.0	9.9	61.4	24.7
Total assets	675.4	579.7	668.9	484.6	214.1	676.0
Total debt (including current portion)	182.5	117.1	189.5	94.7	—	380.0
Member's equity	464.3	434.4	456.1	365.5	202.9	267.4
Financial and Other Data:
Cash flows provided by (used in) operating activities	$9.1	$1.8	$(53.2)	$—	$(1.0)
Cash flows used in investing activities	(3.8)	(95.6)	(157.4)	(281.2)	(170.0)
Cash flows provided by (used in) financing activities	(5.3)	93.8	210.7	249.1	203.0
Adjusted EBITDA(2)	19.8	(1.9)	(12.6)	(3.6)	(2.0)	20.3	(12.6)
Capital expenditures	3.8	80.0	187.5	291.0	130.2
Key Operating Data:
Production volume (thousand pounds unless otherwise noted):
Propylene	144,208	—	76,522	—	—
Hydrogen (thousand standard cubic feet MSCF)	295,425	—	—	—	—
C4 mix/C5+ streams	2,484	—	247	—	—

(1)
Working capital is defined as current assets, including cash, less current liabilities, excluding bank debt.

(2)
Adjusted EBITDA is defined as net income (loss) plus interest expense and amortization of deferred financing costs, income tax expense, depreciation, amortization and accretion and equity-based compensation expense.

Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:

  •
  the financial performance of our assets without regard to financing methods, capital structure, income taxes or significant non-cash expenses;

  •
  our operating performance and return on invested capital compared to those of other publicly traded limited partnerships, without regard to financing methods and capital structure;

    •
    our ability to generate cash sufficient to make distributions to our unitholders; and

    •
    our ability to incur and service debt and to fund capital expenditures.

  Adjusted EBITDA should not be considered an alternative to net income, operating income, net cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA may have material limitations as a performance measure because it excludes some, but not all, items that affect net income from operations. In addition, Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define this term differently. The following table presents a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, net income, on a historical basis and pro forma basis, as applicable, for each of the periods indicated:

	Historical					Unaudited Pro Forma Consolidated
	Three Months Ended March 31,		Year Ended December 31,			Three Months Ended March 31,	Year Ended December 31,
	2011	2010	2010	2009	2008	2011	2010
	(dollars in millions)
Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(22.9)	$(2.5)	$(39.7)	$(4.5)	$(4.0)	$(22.8)	$(46.6)
Plus:
Interest expense	4.7	0.6	5.4	0.8	—	5.1	12.3
Income tax expense	0.4	—	—	—	—	0.4	—
Depreciation, amortization and accretion	8.3	—	7.2	0.1	—	8.3	7.2
Equity-based compensation expense	29.3	—	14.5	—	2.0	29.3	14.5

Adjusted EBITDA	$19.8	$(1.9)	$(12.6)	$(3.6)	$(2.0)	$20.3	$(12.6)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition, results of operations and cash flows in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including, but not limited to, those set forth under "Risk Factors," "Cautionary Note Regarding Forward-Looking Statements" and elsewhere in this prospectus.

 Overview

        We own and operate the world's largest "on-purpose" PDH facility, which uses propane as a feedstock to produce propylene. Our facility is situated on the site of a former olefins production facility we acquired in March 2008. We believe our position as the only independent on-purpose propylene producer in the U.S. gives us a competitive advantage in attracting and retaining customers. We commenced operations in October 2010 and first achieved daily production rates at or above nameplate capacity in April 2011.

        We have multi-year contracts with Dow, Total and INEOS, which expire between 2013 and 2014. These contracts provide for minimum and maximum offtake volumes, with the minimum customer-contracted volumes representing approximately 73% of facility nameplate capacity and the maximum contracted volumes reflecting approximately 97% of facility nameplate capacity. We have supplied and will continue to opportunistically supply other propylene consumers on a spot basis when permitted by both operational and market conditions. During the three months ended March 31, 2011, our three largest customers accounted for substantially all of our propylene sales.

        In addition to propylene, we also produce commercial quantities of hydrogen and C4 mix/C5+ streams. The sales of these products represented approximately 1% of total sales in the three months ended March 31, 2011, and do not represent a material part of our production. Accordingly, we have one operating segment.

Factors Affecting the Comparability of Future Results

        Our historical results of operations and cash flows are not indicative of results of operations and cash flows to be expected in the future, principally for the following reasons:

  •
  Our PDH facility did not generate sales until we commenced operations in October 2010. We commenced operations in October 2010. Accordingly, our financial statements for the years ended December 31, 2009 and 2008 and for the three months ended March 31, 2010 reflect neither sales nor cost of sales, and the financial statements for the year ended December 31, 2010 and for the three months ended March 31, 2011, reflect limited operations prior to our first achieving daily production rates at or above nameplate capacity in April 2011.

  •
  Our historical results of operations reflect equity-based compensation expense that may not be indicative of future equity-based compensation expense. Our historical results of operations reflect equity-based compensation expense for both our employees and certain employees of affiliated entities, who are treated for accounting purposes as non-employees. Equity-based awards granted to non-employees are subject to periodic fair value adjustments as the awards vest. The changes in fair value are recognized in our statement of operations during the period the related services are rendered, resulting in greater volatility of our results of operations. Because certain members of our senior management have previously been treated as non-employees for accounting purposes, these fair value adjustments have significantly affected our historical results of operations. The currently outstanding equity-based awards will be fully vested as of the completion of this offering, and no additional expense related to these awards will be recorded thereafter. However, we intend to make equity-based compensation awards subsequent to this offering pursuant to our long-term incentive plan, which will again require us to record equity-based compensation expense. See "Management—Compensation Discussion and Analysis."

  •
  We will incur additional general and administrative expenses as a publicly traded partnership. We expect we will incur approximately $3.5 million in additional general and administrative expenses as a publicly traded limited partnership that we have not previously incurred, including costs associated with compliance under the Exchange Act, annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees, audit fees, incremental director and officer liability insurance costs and directors' compensation. These incremental expenses exclude the costs of this offering, as well as the costs associated with the initial implementation of our Sarbanes-Oxley Section 404 internal control reviews and testing. Although our financial statements following this offering will reflect the impact of these expenses, our unaudited pro forma consolidated financial statements do not reflect these expenses.

  •
  Our historical results of operations reflect allocated administrative costs that may not be indicative of future administrative costs. Our financial statements included elsewhere in this prospectus include certain costs of a formerly affiliated company that were incurred on our behalf. Historically, these costs, which are reflected in our general and administrative expense, have been billed to us pursuant to a services agreement entered into in 2008 (the "former services agreement"). See "Certain Relationships and Related Party Transactions—Former Services Agreement." Our financial statements therefore include certain expenses incurred which may include, but are not necessarily limited to, executive management and employee salaries and benefits, travel and entertainment expenses, rent and other general and administrative expenses. Such expenses were allocated to us based upon certain assumptions and estimates that were made in order to allocate a reasonable share of such expenses from the formerly affiliated company to us so that our financial statements would reflect all the costs of conducting our business. The former services agreement will terminate in connection with this offering, and after the offering we will rely on the directors, executive officers and employees of our general partner to manage our business and conduct our operations. The amounts charged or allocated to us under the former services agreement are not necessarily indicative of the costs that we will incur after the consummation of this offering.

  •
  We will periodically undertake major maintenance projects. Safe and reliable operations at our facility are critical to our performance and financial results. As such, we expect future periods of major maintenance. Since a substantial portion of our facility is newly built, we do not expect to undergo a major maintenance project until late 2013 or 2014, at which time the most significant activity will be to replace the reactor catalyst, which is required approximately every three years. We expect these catalyst change-out projects will typically last approximately three to four weeks and cost approximately $15 million to $20 million per project. In addition to the triennial maintenance projects, more significant maintenance projects will be undertaken approximately every nine years which will include change-out of the reactor catalyst and overhauls of selected pieces of equipment. We anticipate these projects to take approximately four to six weeks and cost approximately $25 million to $35 million. Additionally, we may undertake capital projects in connection with major maintenance projects. If we elect to undertake such projects, these capital projects will require additional time and expense.

    In addition to planned downtime for major maintenance projects, we may experience periods of unplanned downtime. For example, our facility experienced significant unplanned downtime as a result of a mechanical problem in one of our compressors. We expect to be able to mitigate the financial and operational impact of unplanned downtime through a targeted program of routine maintenance and diligent monitoring of our systems. Downtime, whether planned or unplanned, will result in lost sales and margin, increased capital and maintenance expenditures and working capital changes.

  •
  We may enter into different financing arrangements. Our current financing arrangement may not be representative of the arrangements we will enter into in the future. We expect to enter into new credit arrangements in the third quarter of 2011, which will include a new term loan facility that we will draw upon, in part, to refinance and cancel our existing facility, and a revolving credit facility which we will use for our working capital needs. For descriptions of our current and expected future financing arrangements, see "—Liquidity and Capital Resources."

Factors Affecting Results

        We believe key factors that influence our business and impact our operating results are (1) the propane-to-propylene spread, (2) our facility's capacity utilization and (3) our propane-to-propylene conversion factor.

  Propane-to-Propylene Spread

        The price spread between propane, our sole feedstock, and propylene, our primary product, largely determines our gross margin and is the key driver of our profitability.

        Propylene sales constitute substantially all of our sales. Propylene is a commodity, and its price can be cyclical and highly volatile. The price of propylene depends on a number of factors, including general economic conditions, cyclical trends in end-user markets and supply and demand imbalances. Under our propylene sales contracts, Dow, Total and INEOS pay market-based prices for propylene, and a significant decrease in propylene prices would have a material adverse effect on sales generated from these customers. In addition, a decrease in the price of propylene would result in decreased sales from any sales of propylene on the spot market.

        Propane is the sole feedstock in our production process, and the cost of propane represents a substantial portion of our cost of sales. Enterprise supplies 100% of our required propane feedstock volume under a multi-year contract at market-based prices, which prices are subject to fluctuations in response to changes in supply, demand, market uncertainties and a variety of additional factors beyond our control. See "—Quantitative and Qualitative Disclosures about Market Risk."

  Capacity Utilization

        Our facility has an annual design or "nameplate" production capacity of approximately 1.2 billion pounds of propylene. Actual annual production will vary based on a number of factors, including the amount of downtime for planned and unplanned maintenance on the facility. Actual production as a percentage of nameplate production is referred to as our "capacity utilization" rate. Excluding planned major maintenance projects, we anticipate that our PDH facility will operate at an average capacity utilization rate of approximately 98% on an annual basis. Any significant planned or unplanned downtime will affect not only production, and therefore sales, but also capital expenditures and direct operating expenses, primarily maintenance expenses, and fuel and utilities, primarily natural gas usage. A 98% average capacity utilization rate equates to an average daily propylene production of approximately 3.3 million pounds.

  Propane-to-Propylene Conversion Factor (Monomer Factor)

        An important contributor to profitability is our propane-to-propylene conversion factor, which is a ratio that indicates how much propane is used to produce one pound of propylene. We expect to have an average monthly propane-to-propylene conversion factor of 1.0 pound of propylene for each 1.2 pounds of propane used. This important statistic reflects our facility's operating efficiency.

 How We Evaluate Our Performance

        In addition to utilizing the key factors affecting our operating results described above to evaluate our performance, our management uses certain additional financial and operational measures as well. These measures include Adjusted EBITDA and health, safety and environmental performance.

  Adjusted EBITDA

        We view Adjusted EBITDA as an important indicator of cash flow generation. Adjusted EBITDA is principally affected by our sales volumes, the propane-to-propylene spread, capacity utilization, propane-to-propylene conversion factors and, to a lesser extent, the prices of natural gas and our by-products. Other than the cost of propane and natural gas, production-related expenses generally remain stable across broad ranges of throughput volumes, but can fluctuate significantly depending on the planned and unplanned maintenance performed during a specific period. Our Adjusted EBITDA and available cash may not always correlate to each other.

  Health, Safety and Environmental Performance

        We consider our ability to manage our facility and customer needs in a safe and reliable manner to be a critical factor in assessing our performance. Accordingly, we have an extensive training program and set annual goals on achieving operating performance and safety measures that assure the reliable operation of our facility and a safe working environment for our employees. Further, we closely monitor all environmental metrics to assure compliance with all regulatory requirements and that we operate in an environmentally responsible manner.

Results of Operations

        The period-to-period comparisons of our results of operations have been prepared using the historical periods included in our financial statements. In order to effectively review and assess our historical financial information below, we have also included a description of the components of the various financial statement line items.

        Sales.    Sales are comprised of propylene sales and by-product sales which include hydrogen and C4 mix/C5+ streams.

        Cost of Sales.    Cost of sales represents the costs of propylene and by-products sold. These costs include the cost of propane, fuel and utilities used in the propylene production process, as well as direct operating expenses and insurance and property tax expenses associated with the facility. Direct operating expenses include all direct and indirect labor at the facility, materials, supplies, and other expenses associated with the operation and maintenance of the facility. Depreciation, amortization and accretion expenses, exclusive of amortization of deferred financing fees, are also included within cost of sales.

        General and Administrative Expense.    General and administrative expense includes salary and benefits costs for executive management, accounting and information technology personnel, as well as legal, audit, tax and other professional service costs and charges for equity-based compensation expense. A portion of these costs were billed to us by a formerly affiliated company pursuant to a services agreement. See "Certain Relationships and Related Party Transactions—Former Services Agreement."

        Management Fee.    Management fee consists of the expense incurred through our management services agreement with Lindsay Goldberg. This agreement terminates upon the occurrence of various conditions including an initial public offering. As such, this agreement will terminate upon the closing of this offering. See "Certain Relationships and Related Party Transactions—Management Agreement with Lindsay Goldberg."

        Interest Income (Expense), Net.    Interest expense includes expense incurred on outstanding debt balances under our existing credit facility, the amortization of deferred financing fees and loan commitment expenses. Loan commitment expense is comprised of the fees assessed on the unutilized portion of our credit facility. Interest income results from earnings on available cash balances and is offset against interest expense.

        Other Income.    Other income has historically been generated through the sale of certain equipment.

        Income Tax.    As an entity operating in the State of Texas, we are subject to the Texas Margin Tax. This tax represents a tax on gross margin and is, therefore, reported as income tax expense in the accompanying statements of operations.

  Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010

	Three Months Ended March 31,
	2011	2010	Increase/Decrease
	(Unaudited)			%
	(Amounts in thousands)
Sales	$105,810	$—	$105,810	N/A
Cost of sales	91,565	—	91,565	N/A

Gross profit	14,245	—	14,245
General and administrative expense	31,555	1,851	29,704	1,605
Management fee	500	—	500	N/A

Operating loss	(17,810)	(1,851)	(15,959)
Interest income (expense), net	(4,697)	(657)	(4,040)	615
Other income	25	—	25	N/A

Net loss before income tax expense	(22,482)	(2,508)	(19,974)
Income tax expense	(356)	—	(356)	N/A

Net loss	$(22,838)	$(2,508)	$(20,330)

        Sales.    We commenced operations in October 2010 and first achieved daily production rates at or above nameplate capacity in April 2011. Accordingly, there were no sales in the three months ended March 31, 2010. Product output for the first quarter of 2011 totaled approximately 144.2 million pounds of CGP, which represents an increase in production of approximately 88% over the three months ended December 31, 2010.

  Cost of Sales.

	Three Months Ended March 31,
	2011	2010	Increase/Decrease
	(Amounts in thousands)			%
Propane	$57,890	$—	$57,890	N/A
Fuel and utilities	7,790	—	7,790	N/A
Depreciation, amortization and accretion	8,317	—	8,317	N/A
Insurance and property taxes	2,562	—	2,562	N/A
Direct operating expenses and other	11,944	—	11,944	N/A

Total production costs	88,503	—	88,503	N/A
Change in inventory	3,062	—	3,062	N/A

Cost of sales	$91,565	$—	$91,565

        Cost of sales was $91.6 million, or approximately 87% of sales, for the three months ended March 31, 2011. The primary component of cost of sales is the propane feedstock, which represented approximately 65% of total production costs for the three months ended March 31, 2011. There was no production in the three months ended March 31, 2010, and accordingly, there were no costs of sales during that period.

        General and Administrative Expense.    General and administrative expense was $31.6 million for the three months ended March 31, 2011, compared to $1.9 million for the three months ended March 31, 2010, an increase of $29.7 million. The increase is attributable to equity-based compensation expense of $29.3 million in the first quarter of 2011 resulting from equity-based awards granted in September 2010 to both our employees and certain employees of affiliated entities, who are treated for accounting purposes as non-employees, compared to an insignificant amount in the first three months of 2010. In addition to the increase in equity-based compensation expense, there was a $0.4 million increase in other general and administrative expense, primarily in payroll and benefits.

        Management Fee.    We incurred management fees of $0.5 million for the three months ended March 31, 2011, compared to zero for the three months ended March 31, 2010. The management fees incurred relate to a management services agreement, pursuant to which we pay Lindsay Goldberg a total of $2.0 million per year, beginning on January 1, 2011. The agreement and related management fees will be terminated at the closing of this offering.

        Interest Income (Expense), Net.    Interest expense of $3.7 million was incurred for the three months ended March 31, 2011, on an average daily debt balance of $189.1 million. Interest expense of $2.2 million was incurred on an average daily balance of $111.6 million for the three months ended March 31, 2010, and was capitalized as part of construction costs. Interest expense for the three months ended March 31, 2011 includes $0.8 million of amortized deferred financing costs. Amortized deferred financing costs for March 31, 2010 totaled $0.8 million, all of which was capitalized.

        Loan commitment expense for the three months ended March 31, 2011, was $0.2 million, a decrease of $0.5 million from the first quarter of 2010. The decrease was largely due to the construction loan commitment being fully drawn upon in the first quarter of 2011. The only commitment expense we incurred in 2011 was on our existing revolving credit facility.

        Other Income.    Other income resulted from the gain on sale of certain equipment.

        Income Tax Expense.    Income tax expense was $0.4 million for the three months ended March 31, 2011, compared to zero for the three months ended March 31, 2010, resulting from income taxes incurred on gross margin with the State of Texas. As there were no gross margins in the first three months of 2010, no income taxes were incurred.

  Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

	Years Ended December 31,
	2010	2009	Increase/Decrease
	(Amounts in thousands)			%
Sales	$30,351	$—	$30,351	N/A
Cost of sales	41,836	—	41,836	N/A

Gross loss	(11,485)	—	(11,485)	N/A
General and administrative expense	22,884	4,264	18,620	437

Operating loss	(34,369)	(4,264)	(30,105)	706
Interest income (expense), net	(5,418)	(224)	(5,194)	2,319
Other income	52	—	52	N/A

Net loss	$(39,735)	$(4,488)	$(35,247)	785

        Sales.    The facility commenced operations in October 2010. Accordingly, financial statements for the year ended December 31, 2009, reflect neither sales nor cost of sales, and the financial statements for the year ended December 31, 2010, reflect the operations of the facility from the date when we commenced commercial operations, in October 2010, to December 31, 2010.

        During the first few months of start-up, the facility's operations were periodically suspended in connection with routine start-up and other maintenance activities. Accordingly, we were unable to fully absorb fixed overhead costs, and we reported a negative gross profit. Product output for the period from October 2010 to December 31, 2010, totaled approximately 76.5 million pounds of CGP.

  Cost of Sales.

	Years Ended December 31,
	2010	2009	Increase/Decrease
	(Amounts in thousands)			%
Propane	$30,540	$—	$30,540	N/A
Fuel and utilities	5,747	—	5,747	N/A
Depreciation, amortization and accretion	7,056	—	7,056	N/A
Insurance and property taxes	1,146	—	1,146	N/A
Direct operating expenses and other	7,661	—	7,661	N/A

Total production costs	52,150	—	52,150	N/A
Change in inventory	(10,314)	—	(10,314)	N/A

Cost of sales	$41,836	$—	$41,836	N/A

        Cost of sales was $41.8 million, or approximately 138% of sales for the year ended December 31, 2010. The commencement of operations in October 2010 was followed by several months of routine start-up and other maintenance activities. Accordingly, we were unable to fully absorb fixed overhead costs, and we recorded a negative gross profit. The primary component of cost of sales is the propane feedstock, which represented approximately 59% of total production costs for the year ended December 31, 2010.

        General and Administrative Expense.    General and administrative expense was $22.9 million for the year ended December 31, 2010, compared to $4.3 million for the year ended December 31, 2009, an increase of $18.6 million. Equity-based compensation expense, as a component of general and administrative expense, was $14.0 million in 2010 resulting from equity-based awards granted in September 2010 to both employees and non-employees compared to zero for the year ended December 31, 2009. Also, as part of the transition of the facility from development stage, management added accounting and information systems support personnel and accounting, systems and tax consultants, resulting in increases of $1.5 million and $1.1 million, respectively. Legal fees increased by $0.5 million, and other expenses increased by $1.5 million.

        Interest Income (Expense), Net.    We entered into a five-year credit facility agreement in June 2009, which included a $150 million secured construction loan commitment and a $55 million revolving credit facility. We did not draw upon the construction loan commitment until the end of October 2009. The average construction loan balance from that point until December 31, 2009, was $50.9 million, resulting in interest expense of $0.9 million for the year, all of which was capitalized as part of construction costs. Interest expense in 2009 includes $0.8 million of loan commitment fees on the unutilized portion of our credit facility. Interest income of $0.6 million was earned during 2009 on cash balances.

        During 2010, the average construction loan balance was approximately $132 million, resulting in interest of $10.5 million for the year, of which $8.3 million was capitalized as part of construction costs. The increase in total interest of $9.1 million on the construction loan from 2009 to 2010 was primarily the result of the higher level of borrowing due to the capital spending on the facility construction. The interest rate remained unchanged at 8% during the periods ended December 31, 2010 and December 31, 2009. No interest income was earned in 2010.

        The revolving loan commitment was not drawn upon until August 2010; accordingly, there was no interest expense on the revolving loan during 2009. The average revolving loan balance from August 2010 to December 31, 2010, was $14.6 million, resulting in interest of $0.5 million for the year ended December 31, 2010.

        Loan commitment expense increased $1.3 million to $2.1 million in 2010 due to the bank debt facility being in place for the full year. Also, during the year ended December 31, 2010, we recorded amortization of deferred financing costs of $3.1 million, of which we capitalized $2.5 million.

        Other Income.    Other income resulted from the gain on sale of certain equipment.

  Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

	Years Ended December 31,
	2009	2008	Increase/Decrease
	(Amounts in thousands)			%
Sales	$—	$—	$—	N/A
Cost of sales	—	—	—	N/A

Gross profit	—	—	—	N/A
General and administrative expense	4,264	4,729	(465)	(10)

Operating loss	(4,264)	(4,729)	465	(10)
Interest income (expense), net	(224)	744	(968)	(130)
Other income	—	—	—	N/A

Net loss	$(4,488)	$(3,985)	$(503)	13

        Sales.    The facility commenced operations in October 2010. Accordingly, there were no sales in 2009 and 2008.

        Cost of Sales.    There was no production in either 2009 or 2008. Accordingly, there were no cost of sales in 2009 or 2008.

        General and Administrative Expense.    General and administrative expense was $4.3 million for the year ended December 31, 2009, compared to $4.7 million for the year ended December 31, 2008, a decrease of $0.4 million. The higher general and administrative expense in 2008 was driven by $2.0 million in equity-based compensation expense resulting from an award of fully vested profits interests to certain key individuals in 2008. Excluding the equity-based compensation expense, general and administrative expense increased $1.6 million, primarily due to increased property taxes.

        Interest Income (Expense), Net.    Interest income was $0.6 million for the year ended December 31, 2009, compared to interest income of $0.7 million for the year ended December 31, 2008. Interest income was generated from the cash held from initial capital contributions of the members for the construction of the PDH facility. As the construction project was fully underway in 2009, cash balances decreased and reduced interest income. We did not enter into a bank credit facility until June 2009. Accordingly, there was no loan commitment expense or interest expense in 2008. However, during the year ended December 31, 2009, we recorded $0.8 million in loan commitment expense on the unutilized portion of our credit facility.

Critical Accounting Policies

        The preparation of our financial statements in accordance with GAAP requires that management make estimates and assumptions affecting the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting period. The following is a discussion of the accounting policies applied by us that are considered to involve a higher degree of judgment in their application. See Note 2 (Summary of Significant Accounting Policies) to our audited financial statements included elsewhere in this prospectus.

  Impairment of Long-Lived Assets

        We account for impairment of long-lived assets in accordance with ASC 360, "Plant, Property and Equipment—Impairment or Disposal of Long-Lived Assets." Long-lived assets used in operations are assessed for possible impairment when events or changes in circumstances indicate a potential significant deterioration in future cash flows projected to be generated by the assets. Individual assets are grouped for impairment purposes at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets—generally at the facility level, as we produce one primary product.

        If, upon review, the sum of the projected undiscounted cash flows is less than the carrying value of the asset group, the carrying value is written down to estimated fair value. The fair values of impaired assets are usually determined based on the present value of projected future cash flows using discount rates commensurate with the risks involved in the asset group, as quoted market prices in active markets are generally not available. The expected future cash flows used for impairment reviews and related fair value calculations are based on projected production volumes, sales volumes, prices, and costs, taking into consideration available internal and external information at the date of review.

        Should an impairment of assets arise, we may be required to record a charge to operations that could be material to the period reported. To date, we have not recorded any impairment charges.

  Equity-Based Compensation

        We recognize equity-based compensation expense related to the profits interests granted to employees based on the estimated fair value of the awards on the grant date. The grant date fair value of the equity-based awards to employees is recognized on a straight-line basis over the requisite service period, which is the vesting period of the respective awards.

        We also account for profit interests granted to certain employees of affiliated entities, who are treated for accounting purposes as non-employees, based on the estimated fair value of the awards. The measurement of equity-based compensation for awards granted to non-employees is subject to periodic adjustment as the awards vest, and the resulting change in value, if any, is recognized in our statements of operations during the period the related services are rendered.

        We engage an independent valuation specialist to assist us in determining the fair value of the awards as of the grant date for employees, and as of each reporting date for non-employees. The fair value of our business was allocated to each of our classes of profits interests using the Option Pricing Method (OPM). The OPM is appropriate to use when the range of possible future outcomes is so difficult to predict that forecasts would be highly speculative. In applying the OPM, we utilized the Black-Scholes option-pricing model. The Black-Scholes model requires the use of highly subjective and complex assumptions that determine the fair value of equity-based awards, including the equity value of our business and the expected time to liquidity, volatility, risk-free interest rate and dividend yield.

        Given the absence of a public trading market for our common units and in accordance with the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, we exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the equity value of our business, including: publicly available forecasts of future propylene and propane prices that are published by industry sources as of each valuation date; contemporaneous and retrospective valuations performed by an independent valuation specialist; the status of our facility's construction and operations, including risks attendant thereto; the likelihood of our achieving a liquidity event given prevailing market conditions in the estimated timeframe; the nature, history and strategy of our business; the illiquidity of equity-based awards involving private company securities; and current expectations about future macroeconomic conditions.

        We estimate the value of our business by considering a weighted combination of value indications under two valuation approaches, an income approach and a market approach. The income approach estimates the present value of future estimated cash flows, based upon forecasted sales and costs, including consideration of forecasts of future propylene and propane prices that are published by industry sources as of each valuation date. These future cash flows are discounted to their present values using a discount rate derived from an analysis of the cost of capital of comparable publicly traded companies in our industry or similar lines of business as of each valuation date and are adjusted to reflect the risks inherent in our cash flows. The market approach estimates the fair value of a company by applying market multiples of comparable publicly traded companies in our industry or similar lines of business, which are based on key metrics implied by the enterprise values or acquisition values of our comparable publicly traded companies.

        In the latter part of 2010 and in the first quarter of 2011, our estimates of future results, and therefore, our estimates of the equity value of our business, have increased substantially as a result of (1) the completion of the construction of our facility and (2) significantly higher expectations of future profitability based on increases in the forecasted propane-to-propylene spread.

        For a further discussion of our historical equity-based compensation, please see Notes 2 and 9 in our audited financial statements included elsewhere in this prospectus.

Liquidity and Capital Resources

        Our principal sources of liquidity have historically been equity contributions from our sponsors and borrowings under our existing credit facility. Our principal uses of cash are expected to be operations, distributions, capital expenditures and funding our debt service obligations. We believe that our cash from operations will be adequate to satisfy commercial commitments for the next twelve months and that the borrowings under our revolving credit facility will be adequate to fund our planned capital expenditures and working capital needs.

        Our ability to make payments on and to refinance our indebtedness, to make distributions, to fund planned capital expenditures and to satisfy our other capital and commercial commitments will depend on our ability to generate cash flow in the future. This, to a certain extent, is subject to the prevailing propane-to-propylene spread, natural gas prices and general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our business may not generate sufficient cash flow from operations, and future borrowings may not be available to us under our new credit facilities in amounts sufficient to enable us to make quarterly distributions, finance necessary capital expenditures, service our indebtedness or fund our other liquidity needs. We may seek to sell assets or issue debt securities or additional equity securities to fund our liquidity needs but may not be able to do so. We may also need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance any of our indebtedness on commercially reasonable terms or at all.

  Existing Credit Facility

        We entered into a five-year credit facility agreement in June 2009 that included a $150.0 million construction loan commitment and a $55.0 million revolving credit facility. Interest for the facility is based upon LIBOR plus a margin or the bank's prime rate plus a margin, at our option. All of our obligations under the credit facility are secured by all of our assets, subject to certain exceptions and exclusions. Principal and interests payment are due based on a ten-year amortization schedule with a balloon payment due in 2014. Additional information about this credit facility may be found in our audited financial statements and accompanying notes included elsewhere in this prospectus. We plan to refinance and cancel this credit facility with borrowings under the new term loan facility we expect to enter into in the third quarter of 2011. See Note 8 to our financial statements included elsewhere in this prospectus.

  New Credit Facilities

        Prior to the closing of this offering, PL Propylene, as borrower, expects to enter into a new term loan facility of $350.0 million. PL Propylene also expects to enter into a revolving credit facility of $120.0 million with Morgan Stanley Senior Funding, Inc. as lead arranger. Morgan Stanley Senior Funding, Inc. (the "Agent") will act as the administrative agent and collateral agent for both the term loan facility and the revolving credit facility. PL Propylene has engaged a group of financial institutions to use their commercially reasonable efforts to arrange the term loan facility. Also, PL Propylene has received a commitment letter from a group of financial institutions in respect of the full amount of the revolving credit facility. It is a condition to the commitment of the lenders under the revolving credit facility commitment letter that a portion of the term loan facility is successfully closed and funded.

        We expect the term loan facility and the revolving credit facility will mature in 2018 and 2016, respectively. Proceeds of the new credit facilities will be used (1) to refinance and cancel our existing credit facility, (2) to pay transaction costs associated with entering into the new credit facilities and (3) to make a distribution to our sponsors to reimburse them for certain construction capital expenditures. In respect of the revolving credit facility, (1) on the closing date of the revolving loan facility, we may draw up to $60.0 million of revolving loans (a) to make a distribution to our sponsors to reimburse them for certain construction capital expenditures and (b) to pay transaction costs associated with entering into the credit facilities and (2) on and after the closing date of the revolving loan facility, we may draw available amounts to fund our working capital needs and for other general partnership purposes. Borrowings under our new credit facilities will each be subject to the satisfaction of customary conditions, including the absence of a default, and the accuracy, in all material respects, of all representations and warranties. We will also have the right to add, subject to certain restrictions and conditions, incremental term loan and revolving credit facilities in an amount not to exceed $200.0 million.

        Interest Rate and Fees.    We currently expect that borrowings under the term loan facility and revolving credit facility will bear interest at a rate per annum equal to either: (1) the "ABR," defined as the highest of (a) the rate of interest publicly announced by the Agent as its prime rate, (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) in respect of the term loan facility only, one-month LIBOR plus 1.00% per annum, plus an applicable margin OR (2) the higher of (a) at the election of PL Propylene, one, two, three, six, or, if available to all relevant affected lenders, nine or twelve month (or shorter) LIBOR or (b) in respect of the term loan facility only, 1.25% per annum, plus an applicable margin. Additionally, we expect that the revolver will bear a commitment fee calculated at a rate per annum equal to 0.50% on the average daily unused portion of the commitments under the revolving credit facility.

        The applicable margins under the credit facilities are subject to step-ups and step-downs based on our leverage ratio and our credit rating, respectively. In addition, PL Propylene will pay an underwriter fee and an upfront fee as well as an annual management fee for our term loan facility and our revolving credit facility.

        Mandatory Prepayments.    We will be required to prepay outstanding amounts under our term loan facility with the net proceeds from certain issuances of debt (other than debt permitted to be incurred under the facility). We will also be required to prepay outstanding amounts under our term loan facility in an amount equal to the net proceeds from any non-ordinary course asset sale, subject to certain thresholds, exemptions and reinvestment rights.

        Voluntary Prepayments/Commitment Reductions.    We expect that we may, at any time, voluntarily prepay, in whole or in part, outstanding amounts under our new credit facilities without premium or penalty; provided, we may be subject to a 1.0% penalty for refinancing or repricing the term loan facility within one year after the closing of the new term loan facility under certain circumstances.

        Amortization and Final Maturity.    We expect amortization of the new term loan facility in aggregate amounts of 1.0% per year of the original principal amount and that it will mature on the seventh anniversary of the closing date. We expect that the revolving credit facility will terminate on the fifth anniversary of the closing date.

        Restrictive Covenants and Other Matters.    We expect that our new credit facilities will contain covenants requiring us to maintain certain financial ratios such as leverage, interest coverage and current ratios. In addition, we expect that the term loan and revolving credit facilities will include negative covenants that will, subject to significant exceptions, limit our ability and the ability of our sole subsidiary, PL Propylene, to, among other things:

  •
  incur, assume or permit to exist additional indebtedness, guarantees and other contingent obligations;

  •
  incur liens;

  •
  make negative pledges;

  •
  pay dividends or make other distributions;

  •
  make certain loans and investments;

  •
  consolidate, merge or sell all or substantially all of our assets; and

  •
  enter into transactions with affiliates.

        The credit facilities are expected to contain certain customary representations and warranties, affirmative covenants and events of default, including among other things, payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to material indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the credit facilities to be in force and effect, and change of control. If an event of default occurs, the Agent would be entitled to take various actions, including the acceleration of amounts due under the new credit facilities, termination of the commitments under the revolving credit facility and all remedial actions available to a secured creditor.

Capital Spending

        In 2010, we incurred $187.5 million of capital expenditures to complete the construction of our PDH facility which commenced operations in October 2010.

        Major planned turnaround costs will be deferred and amortized over the period until the next turnaround. Capital expenditures are for discretionary projects. Our new term loan facility may limit the amount we can spend on capital expenditures.

        Our future capital spending will be determined by the board of directors of our general partner. We currently plan to incur maintenance capital expenditures of $14.5 million in 2011 and $6.0 million per year for each of 2012 through 2014. We have not planned maintenance capital expenditures beyond 2014. Since a substantial portion of our facility is newly built, we do not expect to undergo a major maintenance project until late 2013 or 2014, at which time the most significant activity will be to replace the reactor catalyst, which is required approximately every three years. We expect these catalyst change-out projects will typically cost approximately $15 million to $20 million per project. In addition to the triennial maintenance projects, a more significant maintenance project will be undertaken approximately every nine years, which will include change-out of the reactor catalyst and overhauls of selected pieces of equipment. We anticipate these projects to cost approximately $25 million to $35 million.

        Our estimated capital expenditures and planned major maintenance costs are subject to change due to unforeseen circumstances and unanticipated increases in the cost, scope and completion time. For example, we may experience increases in labor or equipment costs necessary to comply with government regulations or to complete projects that sustain or improve the profitability of our PDH facility. Maintenance capital expenditures and planned turnaround expenses will be funded using cash flow from operations. Other capital expenditures (including growth capital expenditures), should we identify opportunities for such expenditures, will be funded by issuances of debt or equity.

Cash Flows

  Operating Activities

        Net cash used in operating activities for the year ended December 31, 2010, was $53.2 million. This negative cash flow from operating activities was primarily attributable to increases in accounts receivable and inventory and a decrease in accounts payable combined with our loss from operations.

        Net cash flows used in operating activities for the year ended December 31, 2009 and 2008, were zero and $1.0 million, respectively, each due primarily to our net loss offset by changes in components of working capital.

  Investing Activities

        Net cash used in investing activities for the years ended December 31, 2010, 2009 and 2008, was $157.4 million, $281.2 million and $170.0 million, respectively. Net cash used in investing activities principally relates to capital expenditures in connection with construction of our facility.

  Financing Activities

        Net cash provided by financing activities for the years ended December 31, 2010, 2009 and 2008, was $210.7 million, $249.1 million and $203.0 million, respectively. Net cash provided by financing activities resulted from proceeds from member capital contributions and proceeds from debt borrowings.

Contractual Obligations

        The following table sets forth our contractual obligations for the periods indicated as of December 31, 2010:

	Payments Due by Period
	Total	2011	2012	2013	2014	2015	There- after
	(in millions)
Bank Debt(1)	$189.5	$189.5	$—	$—	$—	$—	$—
Purchase Obligations(2)	10.3	1.8	1.9	1.9	0.6	0.6	3.5
Asset Retirement Obligations(3)	1.1	—	—	—	—	—	1.1

Total	$200.9	$191.3	$1.9	$1.9	$0.6	$0.6	$4.6

(1)
Our debt obligations as of December 31, 2010, include (i) a $150 million term loan and (ii) $39.5 million of outstanding debt drawn on our revolving credit facility. These amounts are reflected as being due in 2011 based on our anticipated repayment of these amounts pursuant to our entry into new credit facilities in advance of this offering. These amounts exclude interest payments and loan commitment fees. See Note 8 in our audited financial statements for discussion of interest rates and loan commitment fees. We expect to enter into new credit facilities prior to the closing of this offering. Payments on borrowings under the new credit facility have not been included in the table above as they were not contractual obligations as of December 31, 2010.

(2)
Represents the aggregate minimum purchase commitments pursuant to a nitrogen supply contract and a propylene storage contract. We have contracts to purchase propane and other raw materials used in the production of propylene. These contracts do not specify any minimum quantities to be purchased, and accordingly, this table does not reflect amounts that may be payable under these contracts.

(3)
Represents amounts to be incurred in connection with the retirement of the facility at the end of its life. The amount included herein reflects the amount recorded in our December 31, 2010, financial statements and does not include the effects of inflation. Our recorded asset retirement obligation will be accreted over time until it is equivalent to the anticipated ultimate cash retirement cost.

Off-Balance Sheet Arrangements

        We do not have any "off-balance sheet arrangements" as such term is defined within the rules and regulations of the SEC.

Quantitative and Qualitative Disclosures about Market Risk

        Market risk represents the risk of loss that may impact our financial position, results of operations or cash flows due to adverse changes in financial and commodity market prices and rates. We do not currently use derivative financial instruments to manage risks related to changes in prices of commodities (e.g., propane) or interest rates. Given that our business is currently based entirely in the U.S., we are not directly exposed to foreign currency exchange rate risk.

        We do not engage in activities that expose us to speculative or non-operating risks, including derivative trading activities. In connection with our new term loan facility, we expect to enter into certain interest rate protection agreements. Additionally, our management will continue to monitor whether financial derivatives become available which could effectively hedge identified risks and management may in the future elect to use derivative financial instruments consistent with our overall business objectives to avoid unnecessary risk and to limit, to the extent practical, risks associated with our operating activities.

INDUSTRY OVERVIEW

Propylene Industry Overview

  Propylene Overview

        Propylene is a versatile basic hydrocarbon predominantly produced as a by-product of petroleum refining and as a co-product of ethylene production. Propylene is an important building block in the production of complex petrochemicals such as polypropylene, acrylonitrile and acrylic acid. As such, propylene is the foundation of many different consumer and industrial products such as plastics, clothing, automotive components, detergents, safety glass, packaging materials, paints and nylon. In addition to its utility within the chemicals market, propylene also plays a significant role in the fuels market. When alkylated in a refinery, propylene is used as a major gasoline blendstock.

        Propylene pricing reflects supply and demand dynamics that are intricately related to the price movements of crude oil, natural gas and petrochemicals. Within North America, recent shale gas discoveries and the use of new extraction technologies have been one factor that has led to an abundance of natural gas and natural gas liquids ("NGLs") such as ethane and propane, significantly impacting propylene production and pricing. In addition, there has been a fundamental decoupling of natural gas and oil prices in North America as gas prices have fallen dramatically while global economic and geopolitical factors have propelled oil prices to the $100 per barrel range. Given this dynamic, North American ethylene producers have shifted to lighter natural gas liquids as their primary feedstocks, which yield less propylene per pound of feed than heavy feedstocks such as naphtha. The result has been a tight supply of propylene in the North American market.

        The following diagram depicts the principal uses of propylene:

Propylene Supply Chain

        Propylene is produced globally primarily in regions containing crude oil refineries or an abundant supply of hydrocarbon feedstocks. The export and import of propylene between regions is relatively limited due to the expense associated with transport of highly pressurized or refrigerated liquids. When sold, propylene is divided into grades based on final composition of the saleable product. There are three grades of propylene produced in the U.S.:

  •
  Polymer-Grade Propylene ("PGP"):  a mix of 99.5% propylene and 0.5% propane and other hydrocarbons; this type of propylene is typically used as a raw material for polypropylene. Polypropylene is a thermoplastic polymer and is used in a variety of applications including packaging, ropes, textiles, paper coatings, plastic parts and reusable containers;

  •
  Chemical-Grade Propylene ("CGP"):  a mix of 93.0% to 95.0% propylene and 7.0% to 5.0% propane and other hydrocarbons; this type of propylene is used as a raw material for a wide variety of chemicals including propylene oxide, oxo alcohols, cumene, acrylonitrile, acrylic acid and isopropanol;

  •
  Refinery-Grade Propylene ("RGP"):  a mix of approximately 60.0% propylene and 40.0% propane and other hydrocarbons; this type of propylene is utilized in both fuel and chemicals markets. RGP can be used directly in cumene, isopropanol and propylene oligomer markets or purified into CGP or PGP. In the fuel market, RGP can be converted into propylene alkylate or dimersol/polygas and blended directly into motor gasoline, or RGP can be blended in propane.

        The following table depicts historical market prices of PGP and CGP during the period from 2005 through 2011 and projected 2011 through 2015:

Historical and Projected Propylene Pricing Levels

Source: Chemical Data

  Propylene Supply Sources

        There are three sources of propylene production in North America:

  •
  Crude oil refineries produce RGP as a by-product of gasoline production. RGP is typically produced in the fluid catalytic cracker unit ("FCC unit" or "cat cracker") associated with a refinery. U.S. refineries produced approximately 18 billion pounds of propylene in 2010 (approximately 60% of total U.S. propylene production);

  •
  Olefins facilities (ethylene crackers) produce PGP and CGP as co-products of ethylene production. These facilities include both heavy feed crackers and light feed crackers. Ethylene crackers produced approximately 12 billion pounds of propylene in 2010 (approximately 40% of total U.S. production); and

  •
  On-purpose propylene plants produce PGP and CGP as their primary products. Currently, on-purpose plants produce propylene using three primary production techniques: metathesis (ethylene and butane-2 feedstocks), propane dehydrogenation (propane feedstock) and methanol to propylene (methanol feedstock—derived from natural gas, biomass or coal). Chemical Data estimates that on-purpose metathesis propylene plants produced 3% of U.S. propylene in 2010 and that with the start-up of our facility, on-purpose facilities will account for approximately 7% of total U.S. propylene.

        The following chart show the change in propylene sources from 2006 to 2011.

Change in U.S. Propylene Production Sources

Source: Chemical Data

  Propylene Production via Oil Refineries

        Propylene is produced as a by-product in oil refineries when they process crude oil with the primary goal of creating gasoline. The first part of the refining process is to heat the crude oil to a very high temperature and feed it to a distillation column in which lighter distillates will rise as vapors and heavier distillates liquefy, thus separating the fractions. The fractions are further processed in a variety of ways, but it is the fraction sent to the FCC unit that has the capability to produce substantial amounts of propylene.

        The FCC unit takes heavy gas oil as an input with the goal of producing gasoline and/or distillate fuel oil. The cat cracker "cracks" the bigger compounds in the heavy gas oil into smaller compounds. When the "cracked" product leaves the reaction chamber, it is separated in a dedicated fractionator. The products leaving the fractionator include a mix of heavy gas oil, light gas oil, gasoline and a gas stream. The gas stream is then further processed in a distillation tower to separate the gases into a propane/propylene mix, namely refinery grade propylene.

        The refiner then has three primary options for the resulting refinery grade propylene:

  •
  Sell the combined stream to the merchant market for further processing (by "splitters") into propane and propylene. The merchant fractionators will then sell this refinery-derived propylene into the market for use in petrochemical plants;

  •
  Process the propylene into propylene alkylate, a motor gasoline blendstock; or

  •
  Burn the propane/propylene mix as fuel. Only in isolated areas or capital constrained plants does this make economic sense.

  Propylene Production via Ethylene Plants

        Ethylene is the most common petrochemical in the world and Chemical Data estimates that over 50 billion pounds are produced annually in the U.S. Ethylene is a major building block for many common products. It is produced in an ethylene plant (also referred to as an olefins plant, ethylene cracker, steam cracker or a cracker defined by the feed type, such as "naphtha cracker" or "ethane cracker").

        Ethylene can be produced by a variety of chemical reactions involving many different feedstocks, including ethane, propane, butane, naphtha or gas oil. Many ethylene plants in the U.S. are designed to shift between feedstocks as relative economics shift. Regardless of the feedstock, the basic process is the same: the feed is mixed with steam and heated to 750 to 950 degrees Celsius, inducing numerous free radical reactions followed by immediate cooling to freeze the reactions. The resulting output streams are separated from each other by repeated compression and distillation. The table below is illustrative of the relative production of propylene for the various feedstocks.

Illustrative Olefins Crack Yields: Pounds of Product per Pound of Feed

	Ethane	Propane	Naphtha	Gas Oil
Yield:
Ethylene	0.78	0.42	0.37	0.23
Propylene	0.03	0.17	0.18	0.15
Other	0.19	0.41	0.45	0.62

Source: Chemical Data

        As is portrayed in the above table, olefins plants that crack primarily ethane will result in almost no co-product propylene generation, whereas crackers that use heavier feeds, referred to as heavy feed crackers, such as naphtha or gas oil will result in more co-product propylene generation. While not all ethylene plants are able to shift between feed types, for the "flexible" crackers that are able to adjust, the choice of feedstock depends on a complex interaction of feedstock prices, as well as ethylene and co-product prices.

  Propylene Supply Dynamics

        U.S. oil refineries and ethylene plants historically produced approximately equal relative amounts of propylene each year. Beginning in 2007, this relationship changed as two parallel events resulted in the permanent closure of various ethylene plants and the curtailment of refinery production, conditions that have led to an extremely tight propylene market.

        First, new U.S. supplies of natural gas from liquid rich shale deposits have brought an abundant supply of natural gas and natural gas liquids into the U.S. market. As a result, the price of natural gas declined in a period of rising oil prices. This decoupling of the oil to gas price ratio has caused natural gas based feedstocks such as ethane to be favored versus crude oil based feedstocks such as naphtha for ethylene production. Accordingly, steam crackers that crack only naphtha or heavy oil based liquids have generally become economically cost disadvantaged. As a result, numerous heavy feed crackers have been permanently shut down or reconfigured to enable them to use lighter feedstocks. As a key supply source of propylene is from the steam cracking of heavy liquids, propylene production by ethylene plants has been reduced and is expected to remain so in the future, leaving the propylene market to remain tight.

        The illustration below shows historical crude oil and natural gas pricing for the period from 2000 to May 31, 2011.

Historical Oil and Natural Gas Pricing: 2000 through 2011 YTD

Source: EIA

        The second event influencing U.S. propylene production has been the reduced demand for gasoline caused by the economic recession and subsequent slow recovery as well as the increased use of ethanol. A reduction in gasoline demand reduces refining operations, which in turn limits the by-product production of propylene. With reduced gasoline demand, refineries curtailed production and reduced FCC unit output. The combination of closures and reconfigurations of heavy feed ethylene crackers and reduced output of FCC units at refineries reduced annual U.S. propylene production by approximately 4 billion pounds from 2007 through 2010 according to Chemical Data estimates. Of that total, Chemical Data estimates that approximately 2 billion pounds of supply from ethylene plants was permanently removed from the market, slightly offset by an increase in refinery capacity.

        As illustrated below, propylene supply in the U.S. contracted sharply by 17.0% from 2007 through 2009 before rebounding 7.5% in 2010 according to Chemical Data estimates. Chemical Data also estimates that U.S. propylene supply will grow modestly through 2014, increasing at a compound annual growth rate of approximately 1.5% from year-end 2010. This is primarily due to the belief that co-product supply of propylene from heavy feed ethylene crackers is not likely to rebound in the near term. As mentioned earlier, overall production economics strongly favor lighter feedstocks, hindering the supply of propylene from ethylene crackers. In 2015, Chemical Data assumes that a new PDH plant is added to U.S. capacity, contributing to an annual supply growth rate that year of 3.4%. However, despite this growth, supply is expected to remain below levels achieved in 2007.

        The following table depicts historical and projected propylene production in the U.S. for the period from 2005 through 2015.

Historical & Projected U.S. Propylene Supply (millions of pounds)

Source: Chemical Data

  Propylene Demand Summary

        Propylene demand in the U.S. has historically tracked GDP growth and was driven by increases in consumer consumption of both durable and non-durable plastics, nylon, insulation, furniture, carpets, appliances and adhesives, among other items. The recession that began in 2008 spurred the first worldwide contraction in propylene demand in history, and U.S. demand fell by 11.4% from 2007 to 2008. In early 2009, U.S. propylene demand continued to experience a contraction as a wide range of industries were affected by the global recession. Propylene demand growth resumed in the U.S. in late 2009 and 2010. Chemical Data forecasts that U.S. demand is expected to grow at a compound annual growth rate of approximately 1.8% between 2010 and 2015, with further growth somewhat constrained by the tight supply market.

        The following graph shows historical and projected propylene demand in the U.S. for the period from 2005 through 2015.

Historical & Projected U.S. Propylene Demand (millions of pounds)

Source: Chemical Data

  Propylene Demand by Product

        As one of the primary petrochemical building blocks, propylene demand is driven by four key products: polypropylene, propylene oxide, acrylonitrile and acrylic acid. The following chart shows U.S. propylene demand by product in 2010.

2010 U.S. Propylene Demand by Product

Source: Chemical Data

        Polypropylene (approximately 49% of propylene demand in 2010) is produced as a solid pellet that can be modified and molded into both hard and flexible plastic materials for both durable use (transportation, building and construction, electrical, furniture, industrial machinery) and non-durable use (packaging, consumer and industrial products). For example, a key use of polypropylene is in plastic component parts of automobiles. Chemical Data projects U.S. polypropylene demand growth of approximately 1.6% per year from 2011 through 2015.

        Propylene oxide (approximately 13% of demand in 2010) is primarily used to produce foam and polyurethane products. It has historically been produced by one of two methods: reacting propylene with ethyl-benzene and by reacting propylene with isobutene. Chemical Data projects U.S. propylene oxide demand growth of approximately 2.0% per year from 2011 through 2015.

        Acrylonitrile (approximately 9% of propylene demand in 2010) is used to produce synthetic rubber compounds, automotive body parts, golf club heads, clothing, carpet fibers, protective head gear, coatings and toys (LEGO® bricks). Asian manufacturers also import acrylonitrile from U.S. producers for use in the creation of nylon, among other items. Chemical Data projects U.S. acrylonitrile demand growth of approximately 2.9% per year from 2011 through 2015.

        Acrylic acid (approximately 6% of propylene demand in 2010) is used to produce super-absorbents (for diapers), coatings, adhesives, floor polishes and paints. Chemical Data projects U.S. acrylic acid demand growth of approximately 3.0% per year from 2011 through 2015.

  Propylene's Relation to WTI Crude Oil

        The price of propylene has always been closely related to the price of crude oil. The chart below illustrates the price ratio between propylene and WTI crude oil over historical periods and shows that propylene trades at a premium to crude oil on a per barrel basis. This is because propylene is a by-product of refinery output and can be alkylated and used as a gasoline blendstock. Propylene's value outside of the chemicals market as a gasoline blendstock provides a floor for the price of propylene since gasoline always trades at a premium to crude oil.

Propylene Price as a Multiple of Crude Oil

Source: EIA, Chemical Data

Note: Propylene price expressed as a multiple of WTI crude oil price on a dollar per barrel equivalent basis.

        As depicted in the above chart, with the exception of the recession in 2008 and 2009, the price of propylene relative to crude oil has been fairly consistent over the past decade in a range between roughly 1.3 to 1.4 times the price of crude oil. Since the alkylation value of propylene establishes the floor for propylene pricing, the price of propylene has never fallen below the price of crude oil for more than a very brief period. As described above, since 2010 the curtailed supply of propylene has resulted in a substantially higher price of propylene relative to crude oil.

  North American Propylene Industry Structure

        Management estimates that over 30 different companies produce propylene in North America. However, we do not consider most of these producers as our direct competition when seeking contractual or spot customers. First, refineries that produce refinery grade propylene are not direct competitors. Refinery grade propylene is generally sold to other companies, such as Enterprise and ExxonMobil, for further purification, or splitting, into PGP and CGP. Second, many producers, such as Dow, Formosa and INEOS, consume all of the propylene they produce and purchase significant additional volumes of propylene from third parties. We consider companies with net long positions in polymer and chemical grade propylene to be our direct competitors, including Enterprise, Chevron Phillips, Lyondell Basell, ExxonMobil Chemical, Shell Chemical, Flint Hills, and Williams Companies.

        Most of our competitors have significantly greater financial and other resources than us and are engaged on a national or international basis in many segments of the petroleum products business including refining, transportation and marketing, on a scale substantially larger than ours.

        Competition in our industry is determined by price considerations, logistics and, to some extent, stability of supply. Our ability to compete effectively depends on our responsiveness to customers' needs, our pipeline connectivity to customer facilities and our ability to provide reliable supply at competitive prices. We are the only independent dedicated on-purpose propylene production facility in North America. We believe this is a significant advantage because it enables us to provide customers a more consistent, predictable supply offering than conventional suppliers. However, it is possible that a competitor could construct an on-purpose propylene plant in future years and offer our customers similar capabilities.

  International Propylene Markets

        International trade of propylene is limited due to the expense of transporting highly pressurized or refrigerated liquids. Most of the propylene trade crossing international borders is in the form of derivative chemicals, usually polypropylene or acrylonitrile. Historically, the U.S. has been the incremental supplier to the world. However, this trend is expected to move toward equilibrium in the near term due to two primary factors: (1) the shift to lighter feedstocks in the U.S. and the resulting reduction in propylene supply and (2) the increase in Middle Eastern and Asian production facilities. Middle Eastern propylene production capacity, once nearly non-existent, is experiencing growth as the region adds capacity through the construction of new crackers, refineries and on-purpose facilities. This incremental Middle Eastern production capacity is expected to be more than offset by the growth in net propylene equivalent demand in Asia, despite that region's own capacity increases. As such, the North American propylene market is expected to be driven by its own domestic supply and demand dynamics.

Propane Market Overview

  Propane Overview

        Propane, our sole feedstock, is a hydrocarbon that exists as a gas at atmospheric pressure and temperature. It is derived from petroleum products during oil and natural gas processing. U.S. propane production from gas processing plants comes in the form of natural gas liquids (a mix of ethane, propane and butane) and from refineries in the form of liquefied petroleum gas. The two primary U.S. uses for propane are retail (primarily heating in rural areas and as a motor fuel) and as a chemical feedstock (primarily in ethylene plants). The U.S. maintains an abundant supply of natural gas and reserves have increased in recent years to 2,552 trillion cube feet of potential natural gas resources according to the U.S. Energy Information Administration.

  Propane Supply

        Propane supplies in the U.S. are derived from natural gas plants (approximately 50% in 2010), refineries (approximately 39% in 2010) and imports (approximately 11% in 2010).

        Currently, the majority of propane in the U.S. is supplied by gas processing plants. When natural gas is produced, it is sometimes accompanied by NGLs such as ethane, propane and butane, as well as heavier hydrocarbons such as condensate. These liquids can be separated from the natural gas by either cooling or absorption and fractionation in gas processing plants. The recent increase in the supply of shale gas in North America has led to additional propane supply coming online with new NGL fractionation capacity. Chemical Data projects propane supply from U.S. gas processing plants will increase at a compound annual growth rate of 2.6% from 2011 through 2015.

        According to Chemical Data, refinery produced propane is expected to grow at a relatively modest 1% compound annual growth rate over the same forecast period due to a reduced demand for gasoline. Almost all refinery processing units generate some volumes of propane, some of which is consumed on site as fuel at the refineries. Chemical Data also projects propane imports, most of which are from Canada, will decline slightly over the next four years as exporting countries seek higher prices in other markets.

        Overall, propane supply in the U.S. is projected by Chemical Data to grow at a compound annual growth rate of 1.4% from 2011 through 2015. The below chart shows historical and projected propane supply in the U.S., broken out by source, for the period from 2005 through 2015:

U.S. Propane Supply by Source (thousands of barrels per day)

Source: Chemical Data

  Propane Demand

        The two primary U.S. uses for propane are retail (primarily heating in rural areas and as a motor fuel) and as a chemical feedstock for ethylene plants. Propane is also exported and, with the completion of our facility, used as a feedstock for PDH processing.

        The use of propane as heating/motor fuel in the residential and commercial end-use sectors is currently the largest market for propane, totaling nearly 700 thousand barrels per day (bpd) during the last few years, and 60% of demand in 2010. Chemical Data expects that natural gas will increasingly replace propane in some rural areas, and therefore projects demand for propane for heating and motor fuel use to decline at approximately 1.4% per year through 2015.

        Propane consumption as an ethylene cracker feedstock is the second largest end use sector at approximately 30% of the total U.S. propane market in 2010. Ethylene cracker consumption is forecasted by Chemical Data to remain fairly constant over the next several years, between 320 and 350 thousand bpd from 2011 to 2015.

        Exports are expected by Chemical Data to nearly double from 109 thousand bpd in 2010 to 196 thousand bpd in 2015. Chemical Data expects that the surplus in propane production, primarily from gas processing plants and the shale gas developments, will encourage the development of export terminals. Overall, Chemical Data expects the U.S. to convert its current even trade balance into a net export position of 100 thousand bpd by year-end 2015. The below chart shows historical and projected propane demand in the U.S., broken out by use, for the period from 2005 through 2015:

U.S. Propane Demand by Use (thousands of barrels per day)

Source: Chemical Data

  Propane's Relation to WTI Crude Oil

        The price of propane has always been closely correlated to the price of crude oil. In general, propane trades at a discount to crude oil when compared on a per barrel basis. Propane trades at a discount to crude oil in part because the marginal consumer of propane is the flexible ethylene cracker. Flexible ethylene cracker operators constantly evaluate production costs of ethylene based on the price of each of their alternative feedstocks. Certain feedstock alternatives, like naphtha and natural gasoline, are crude oil based and have alternate uses in the gasoline market. However, these crude oil derived feedstocks do not contain the more valuable fractions of the crude barrel and they require significant further processing in order to be used as a gasoline blendstock. Thus, naphtha and natural gasoline trade at a discount to crude.

        Since propane is an alternative ethylene cracker feedstock, flexible ethylene cracker operators continuously evaluate propane relative to the crude oil derived feedstock alternatives, creating a constant price competition between the various feedstocks. This causes the price of propane to trade in a band below the price of crude on a per barrel basis. Further, since the majority of propane is derived from natural gas production, its supply and price are partially a function of the rate of development of natural gas and the natural gas price. Natural gas supplies in the U.S. have increased due to shale gas development and gas prices have declined as a result. The low natural gas price has led producers to concentrate their development efforts on regions rich in natural gas liquids, such as propane, to capture additional profitability afforded by the sale of the liquids. This has led to (1) abundant supplies of both natural gas and propane, (2) a historically low gas price relative to the price of crude oil and (3) a decrease in the price of propane relative to the price of crude. The diagram below illustrates the effects of these dynamics on the historical price ratio between propane and WTI crude oil.

 Propane as a Multiple of Crude Oil

Source: EIA and Chemical Data

Note: Propane price expressed as a multiple of WTI crude oil price on a dollar per barrel equivalent basis

  The Propane-to-Propylene Spread

        The propane-to-propylene spread is the primary driver for our profitability. The figure below illustrates the relative price of propylene and propane to crude oil since the year 2000. Although the relationship between propane, crude oil and propylene is fairly consistent over time it is evident that the positive trends identified above have led to a widening of this spread recently.

Propane and Propylene as a Multiple of Crude Oil

Source: EIA, Chemical Data

Note: Propane and propylene price expressed as a multiple of WTI crude oil price on a dollar per barrel equivalent basis

        In summary, several factors are contributing to the currently favorable propane-to-propylene spread. First, the growth in production from the shale gas formations with associated natural gas liquids (ethane, propane and butane), has led to increasingly abundant propane supplies in the U.S. This provides downward pressure on propane prices at a time when there is upward pressure on propylene prices due to the tight propylene market. Second, the prices for both propane and propylene are correlated to the price of crude oil—propane trades at a discount to crude and propylene at a premium. The price of propane is also influenced by the price of natural gas from which it is derived. When the price of natural gas is low relative to the price of crude oil, as in the current environment, the price of propane will be lower relative to crude oil as well. Third, because the prices of propane and propylene are correlated to the price of crude oil, the differential between their prices is correlated to crude as well. Therefore a high absolute price of oil leads to a higher propane-to-propylene spread. Accordingly, the current high oil price, low natural gas price environment is a significant contributor to the widening of the propane-to-propylene spread. Because the propane-to-propylene spread is the primary driver of our gross margin, these trends are highly favorable to our profitability.

Historical Propane-to-Propylene Spread

Source EIA and Chemical Data.

BUSINESS

Our Business

        We own and operate the world's largest PDH facility that processes propane into propylene. Propylene is one of the basic building blocks for petrochemicals that is utilized in the production of a variety of end uses including paints, coatings, building materials, clothing, automotive parts, packaging and a range of other consumer and industrial products. We are the only independent, dedicated "on-purpose" propylene producer in North America. We are strategically located in the vicinity of the Houston Ship Channel and within 50 miles of approximately one-half of all U.S. propylene consumption, and we have direct access to the leading global fractionation and storage hub for propane located at Mt. Belvieu, Texas. The Houston Ship Channel represents the heaviest concentration of petrochemical and refining complexes in the world and provides us with unparalleled access and connectivity to both customers and feedstock suppliers. Our newly-constructed facility has an annual nameplate production capacity of approximately 1.2 billion pounds of propylene. We commenced operations in October 2010 and first achieved daily production rates at or above nameplate capacity in April 2011.

        Our facility was developed and built on the site of a former olefins production site and related infrastructure acquired from ExxonMobil in March 2008. This site was ideally suited for the development of a PDH facility based on its existing location, infrastructure, utilities, permits, logistics and certain operating units which we were able to integrate into our new facility. By leveraging these existing assets, we were able to save significant amounts of time and money versus those of a green-field PDH facility. Our PDH facility uses a CATOFIN dehydrogenation technology pursuant to a fully-paid license from CB&I Lummus. CATOFIN technology has been in use for over 60 years and is reliable and commercially proven. Our plan of operation for the remainder of the year ending December 31, 2011 is to continue to utilize our PDH facility to process propane into propylene, and to sell such propylene pursuant to customer contracts or on the spot market. For more information about our state-of-the-art PDH facility, see "—Our Facility."

Our Products and Customers

        We derive our sales from three different sources: propylene sales, hydrogen sales and C4 mix/C5+ streams sales. For more information relating to the sales, assets, profits and losses of our business since inception, see the audited and unaudited financial statements and our unaudited pro forma consolidated financial statements included elsewhere in this prospectus.

  Contracted Propylene Sales

        We are party to long-term propylene sales contracts with Dow, Total and INEOS, which use the propylene we supply in the largest acrylic acid, polypropylene and acrylonitrile plants, respectively, in the world. Each of these customers has a significant net short position in propylene. Each contract details both minimum offtake volumes and maximum offtake volumes as well as pricing terms. As is customary in the propylene industry, our customer contracts are based on market prices. Consistent with industry practice for such contracts, our pricing terms with these customers reflect a specified discount to the monthly benchmark propylene price published by the Chemical Market Associates, Inc. ("CMAI").

        We deliver propylene to these customers through our integrated pipeline system, which directly connects our facility to the Dow and Total plants and, through interconnected third-party pipelines, connects our facility to the INEOS plant and to other potential propylene customers.

        The following table illustrates certain information regarding our propylene contracts with Dow, Total and INEOS (in thousands of pounds):

Company	Connections	Max	Min	Term
Dow	Direct	690	510	12/31/14
Total	Direct	300	220	12/31/14
INEOS	Shell	200	160	12/31/13

Total		1,190	890
% of our nameplate capacity		97%	73%

  Spot-Market Propylene Sales

        Through our integrated pipeline system, we are also able to access other consumers of propylene which we are able to supply on a spot basis with our excess production capacity. We are located in a propylene market area that is net short of propylene and connected to major propylene consumers with the necessary logistics (feed and offtake pipelines) already in place. We actively manage our contract and spot portfolio and have received a high degree of interest from other customers for both spot volumes, in the short term, and longer term contracts.

        We have well-established relationships with other prominent consumers of propylene, which we have developed through active cultivation and regular interaction. We plan to continue to advance those relationships through spot sales in the short term to enable us to optimize our contracted portfolio in the future. Since we commenced operations in October 2010, less than 1% of our sales have been in the spot market.

  Hydrogen Gas Sales

        As part of the PDH process, we produce commercial quantities of hydrogen. Hydrogen is primarily consumed in numerous refinery processes including fuel desulphurization. As a result, we have entered into a ten-year contract with Praxair for the sale of our hydrogen production. Praxair has committed to buying a minimum of 93% of the hydrogen produced, which it supplies to local refineries along the upper Texas Gulf Coast. Although we anticipate the sale of 100% of our hydrogen volumes, any volumes we do not sell will be consumed in our fuel system reducing our requirement to purchase natural gas.

        An additional benefit of our hydrogen production is that it provides a natural hedge against rising fuel costs due to the strong and positive correlation between natural gas prices and hydrogen prices. While an increase in natural gas prices would increase our operating costs (since we consume natural gas as a fuel), such increase would be partially offset by the higher prices we would earn through our hydrogen sales.

  C4 Mix/C5+ Streams Sales

        We also produce commercial quantities of C4 mix/C5+ streams. We sell the C4 mix stream to specialty chemical consumers and these customers transport the purchased volumes from our facility by truck. The C5+ stream, which is heavy in aromatics, is transported by our pipeline to a Kinder Morgan terminal, and then sold to Texas Aromatics for use in the chemical or gasoline markets.

Our Competitive Strengths

        We believe we are well positioned to execute on our business strategies based upon the following strengths:

  •
  Pure-play propane-to-propylene production.  As propane is our sole feedstock, and propylene is the primary product sold by our facility, our profitability is primarily determined by the propane-to-propylene spread. The wider the price differential between propane and propylene, the larger our gross margin. As discussed above, this spread has widened in recent years due to the currently high price of oil relative to the price of natural gas, due in part to the robust global demand for oil and the emergence of the natural gas shale plays in North America. As the sole PDH propylene manufacturer in North America, we believe we are uniquely positioned to benefit from current positive trends in the propane-to-propylene spread. Given the recent completion of our facility, our expected near-term capital requirements are low. With relatively low planned maintenance capital expenditures of approximately $6 million per year in non-turnaround years, we expect to convert the enhanced profitability generated by the current propane-to-propylene spread dynamics relatively effectively into distributable cash flow.

        The following table shows the impact of a change in the propane-to-propylene spread on our Adjusted EBITDA based on the assumptions described herein relative to our forecasted pricing for the twelve months ending September 30, 2012.

	Illustrative Sensitivity to Propane-to-Propylene Spread(1)(2)					Pro Forma Twelve Months Ended March 31, 2011(2)(3)	Forecasted Twelve Months Ending September 30, 2012(2)(4)
	(dollars in millions unless otherwise indicated)
Propane-to-Propylene Spread (¢/lb)(5)	15.0	25.0	35.0	45.0	55.0	30.2	33.6
Adjusted EBITDA	52.2	172.9	293.6	414.3	535.0	226.8	276.4
Available Cash	23.3	142.8	262.3	381.7	501.2	195.8	245.2

(1)
The price sensitivity analysis in this table is based on the assumptions described in our forecast of Adjusted EBITDA for the twelve months ending September 30, 2012. This includes 1.2 billion pounds of propylene sold and 344.9 million gallons of propane utilized. It also assumes $30.4 million of by-product sales, $45.2 million of fuel and utilities expense, $13.9 million of insurance and property taxes, $30.2 million of direct operating expense and other and $11.0 million of general and administrative expense. All other customer discounts and upcharge/delivery fees are per our September 30, 2012 forecast. There can be no assurance that we will achieve our Adjusted EBITDA forecast for the twelve months ending September 30, 2012 or any of the specified levels of Adjusted EBITDA indicated above, or that the various propane-to-propylene spreads will achieve any of the levels specified above.

(2)
See "Our Cash Distribution Policy and Restrictions on Distribution—Forecasted Available Cash" for a reconciliation of our Adjusted EBITDA forecast to our net income forecast for the twelve months ending September 30, 2012 and a discussion of the assumptions underlying our forecast.

(3)
Reflects financial results as if the plant had been fully operational during the period. Assumes realized market pricing levels during the twelve months ended March 31, 2011 for propylene, propane, C4 mix/C5+ streams and natural gas and that all other expenses, production rates, performance ratios, customer discounts, upcharge/delivery fees and conversion factors are consistent with the forecast for the twelve months ending September 30, 2012.

(4)
PGP Contract Benchmark and Propane pricing forecast provided per Chemical Data as of May 29, 2011. See "Our Cash Distribution Policy and Restrictions on Distribution—Forecasted Available Cash" for a discussion of the assumptions underlying our forecast.

(5)
Propane-to-propylene spread calculated as (PGP Contract Benchmark Price (¢/lb)—1.2 * (Propane Price (¢/gl) / 4.2)). This calculation assumes that it takes approximately 1.2 pounds of propane to make 1.0 pound of propylene and that there are approximately 4.2 pounds in a gallon of propane.
  •
  Strategically-Located Operations.  Our Houston Ship Channel location places us within the heaviest concentration of petrochemical and refining complexes in the world. In terms of access to both customers and feedstock supply, we believe there is no more advantageous location for PDH propylene production anywhere in the world. The U.S. is the largest propylene consuming country and our PDH facility is located within 50 miles of approximately one-half of all U.S. propylene consumption. The pipeline distribution system we use enables us to access not only our contracted customers (Dow, Total and INEOS) but also spot buyers of propylene. We believe this access provides us critical optionality when it is time to renew or optimize our contracted customer base. Our Houston Ship Channel location and logistics infrastructure also provide us access to the Mt. Belvieu global fractionation and storage hub, the world's largest and most reliable source for propane, to source our propane feedstock.

  •
  Cost-Advantaged Facility Driven by a Proven Technology.  Our PDH facility is the largest in the world. Our facility utilizes the CATOFIN PDH technology pursuant to a fully-paid license from CB&I Lummus, which we believe has the best combination of capital cost, product yield and reliability. We believe we were able to benefit from the best existing CATOFIN PDH technology utilized by other facilities outside the U.S., and we also enhanced the design with our own innovations that have resulted in energy efficiencies over the basic CATOFIN system.

  •
  Our PDH Facility's Characteristics are Difficult to Replicate.  In addition to its advantageous location, the ExxonMobil facility we acquired had existing air permits, pipelines, utilities, selected processing units and other infrastructure in place which we utilized or reconfigured for our PDH process. A developer of a green-field PDH project would face significant impediments with respect to permitting, availability of real estate and cost considerations. Utilizing the ExxonMobil facility saved us significant amounts of time and money compared to those associated with the development of a green-field project. We estimate that such a project would likely take at least four years to complete at a cost significantly higher than our project.

  •
  Dedicated "On-Purpose" Propylene Production.  We are the only independent dedicated on-purpose propylene production facility in North America. We believe this enables us to provide customers a more consistent, predictable propylene supply offering than conventional suppliers. Unlike refineries and ethylene crackers for which propylene is a secondary product, propylene is our primary product. As a result, our goal is to produce a consistent output of propylene to meet customer requirements. Since propylene is our primary product and propane our only feedstock, our output will never vary as a function of competiveness of alternative feedstock slates or decisions concerning production of other products such as ethylene or gasoline. We believe these factors represent key advantages to our customers.

  •
  Contracts with Large, Prominent Customer Base.  Nearly all of our nameplate capacity has been contracted to Dow, Total and INEOS under contracts whose maximum volumes constitute 97% of our nameplate capacity and whose minimum volumes represent 73%. The primary Dow, Total and INEOS plants we supply produce acrylic acid, polypropylene and acrylonitrile, respectively. Each primary plant is the largest of its kind in the world. We value this derivative diversification in our portfolio. Our contract terms range from 3.5 to 4.5 years, which is consistent with industry norms. Further, each of these customers has a significant net short position. There also currently exists a spot market for propylene into which we sell our additional output.

  •
  Favorable Industry Conditions.  The current environment for propylene production is extremely robust as end market demand continues to recover and production capacity remains constrained. We do not expect the factors leading to this dynamic to change in the near term. The current high crude oil price and low natural gas price environment is a significant contributor to this favorable environment because of its negative impact on the economics of propylene production from conventional sources. The proliferation of shale gas technology bringing additional natural gas and natural gas liquids to the market has greatly influenced the economics for ethylene facility feedstocks as several steam crackers that crack only naphtha or heavy liquids (producing the co-product propylene) have become severely disadvantaged and reduced or ceased production. Furthermore, the reduced demand for gasoline has curtailed production by refineries thereby reducing the supply of propylene from refineries, causing a widening of the propane-to-propylene spread.

  •
  Experienced Management Team.  We employ a highly-experienced and dedicated senior management team, with an average of over 20 years of experience in the relevant disciplines of petrochemical engineering, marketing, management and finance. Our current executive team identified the PDH project opportunity, developed the concept and executed the plan to bring our PDH facility into operation, and through their expertise and innovation, we believe they have since enhanced the cost and operating efficiencies of our facility. Following the closing of this offering, our executive officers and employees will own an aggregate         % of our common units. See "Management—Executive Officers and Directors."

Our Business Strategy

        Our objective is to maximize our quarterly cash distributions to our unitholders by executing the following strategies:

  •
  Distribute All of the Available Cash We Generate Each Quarter.  Our strategy is to pay out all of the available cash we generate each quarter. The board of directors of our general partner will adopt a policy under which we will distribute all of the available cash we generate each quarter, as described in "Our Cash Distribution Policy and Restrictions on Distributions." We do not intend to maintain excess distribution coverage for the purpose of maintaining stability or growth in our quarterly distributions or otherwise to reserve cash for future distributions. Unlike many publicly traded partnerships that have general partners with economic interests and incentive distribution rights that entitle the general partner to receive disproportionate percentages of cash distributions as distributions increase (often up to 50%), our general partner will have a non-economic interest and no incentive distribution rights, and will, therefore, not be entitled to receive cash distributions. Our common unitholders will receive 100% of our cash distributions.

  •
  Focus on Operational Excellence, Reliable Production, Safety, and Training.  Operational excellence, reliability and safety are our core values. One of the key factors driving our selection of the CATOFIN technology was its reputation for excellence and its reliability. We also assembled our key management team with an intentional focus on the complement of skills and experience necessary to deliver consistent and efficient operational results. We believe these factors, together with our strong culture of safety, should lead to dependable performance for our customers as well as safe working conditions.

  •
  Continual Optimization of Facility.  The same team that developed the important innovations leading to our effective operations is continually working to further optimize and improve the operating performance of our facility. One major focus is to identify low cost methods to increase propylene output beyond initial nameplate capacity. We also have initiatives underway to optimize propylene yield, energy efficiency and fine tune feedstock composition to enhance the value of the by-products output of our facility.

  •
  Pursue Capacity Expansion and Other Growth Opportunities.  We intend to opportunistically pursue capacity expansion and other growth opportunities. We are currently pursuing engineering studies to significantly expand our capacity. In addition, we intend to evaluate and pursue acquisition and development opportunities where we believe we can enhance our operating platform.

  •
  Actively Manage Customer Portfolio.  We believe that our current customer portfolio represents an attractive composition of customers that serve diverse end-use markets and that are prominent industry members. We also have well-established relationships with other consumers of propylene developed through active cultivation and regular interaction. We plan to build on our existing relationships and continue to advance those relationships through spot sales in the short term and additional contracts in the long term if we are successful in expanding the facility's capacity.

Our History

        Our senior management team has been affiliated with Lindsay Goldberg, our majority financial sponsor, since 2000 and has worked with them on a variety of petrochemical and midstream investment projects. The concept for the PDH facility was developed in 2003 and the ExxonMobil Houston olefins plant was identified as the best location and platform for the project in 2005. An agreement to acquire the olefins plant from ExxonMobil was signed in December 2006 at which time we commenced front end engineering design work for the project. Our predecessor closed on the purchase of the ExxonMobil olefins plant in March 2008 and commenced demolition of certain facilities and construction of the new facility shortly thereafter. Mechanical completion of the construction phase of the project was completed in July 2010 at which time facility commissioning commenced. Initial production commenced in October 2010, and we first achieved daily production rates at or above nameplate capacity in April 2011.

        We are a Delaware limited partnership formed in June 2011. In connection with this offering, Propylene Holdings will contribute our predecessor to us in exchange for                         common units, the right to receive the net proceeds from this offering and the right to receive additional common units, a cash distribution, or both based upon whether or not the underwriters exercise in whole or in part the option to purchase additional common units. Immediately thereafter, Propylene Holdings will distribute all                        common units, its right to receive net proceeds of this offering and its right to receive to receive additional common units, a cash distribution or both, based upon whether or not the underwriters exercise in whole or in part their option to purchase additional common units, to our sponsors and their affiliates, our executive officers and certain of our employees. Our general partner will own a non-economic general partner interest and will not be entitled to receive distributions therefrom.

Our Sponsors

        Lindsay Goldberg is a private equity investment firm with approximately $10 billion of capital under management that focuses on partnering with entrepreneurial management teams and closely held and family-owned businesses. Lindsay Goldberg has a team of 25 highly talented and experienced investment professionals who have successfully invested over $5.6 billion of equity capital in 27 portfolio companies. Lindsay Goldberg typically invests in companies in North America and Western Europe in the manufacturing, energy, financial and business services industries. Lindsay Goldberg has a much longer time horizon than most other private equity investment firms because of an investment structure that permits ownership for up to 20 years. In addition to its long-term focus, Lindsay Goldberg also identifies transformative follow-on investments and acquisitions in connection with its portfolio companies as those opportunities arise. Lindsay Goldberg has had a close relationship with our management since 2000.

        York Capital is an event-driven global investment firm with approximately $17 billion of capital under management. The firm focuses on a variety of strategies, including private equity investing. Established in 1991, York Capital has a team of over 150 individuals, including approximately 50 investment professionals, and has offices in New York, Washington DC, London and Hong Kong. York Capital's investment professionals possess multi-disciplinary knowledge and relationships, spanning industry sectors, geographies, business cycles and public and private equity and debt markets. Over the past 19 years, York has focused on looking beyond market cycles, trends and other temporary factors to identify companies around the world with long-term value potential.

        Lindsay Goldberg and York Capital have been instrumental in our management team's effort to implement the optimal operating and financial platform for the project. Collectively, they will continue to own a majority of our common units upon completion of this offering and therefore will have a continuing incentive to support and promote the successful implementation of our business plan. Following the

closing of this offering, Lindsay Goldberg and York Capital will indirectly own 80% and 20% interests in our general partner and                        and                         common units, respectively.

Our Facility

        Our state-of-art PDH facility is a world-scale facility that is currently the largest of its kind in the world. It is located on our 67-acre site in the vicinity of the Houston Ship Channel that was formerly the site of an ExxonMobil olefins plant. Our facility commenced operations in October 2010 and first achieved daily production rates at or above nameplate capacity in April 2011. Our newly-constructed facility has an annual nameplate production capacity of approximately 1.2 billion pounds of propylene. At times our facility has produced propylene at rates approximately 10% in excess of the nameplate capacity. We believe that our PDH facility has the capability to produce above nameplate capacity on a sustained basis as our facility optimization proceeds. We believe the former ExxonMobil site was ideally suited for the development of our project based on its location, infrastructure, utilities, permits, logistics, and certain operating units we were able to utilize in the new process. As part of our purchase of the site, we acquired all major environmental and regulatory permits, and we were able to take advantage of these permits through amendments to reflect the specifications of the PDH process. Management estimates that utilization of the ExxonMobil olefins plant cost significantly less time and money than would have been required for the development of a green-field PDH facility.

        We believe our location in the vicinity of the Houston Ship Channel provides unparalleled access and connectivity to both our existing and prospective customers and our feedstock suppliers. We are located within 50 miles of approximately one-half of all U.S. propylene consumption. We also have access through third parties to the leading global fractionation and storage hub for propane, our feedstock, located at Mt. Belvieu, Texas, approximately 30 miles from our facility.

        The following is an illustration of the extensive pipeline system connected to our facility which makes our location uniquely suited to the business of propylene production, followed by a table indicating pipeline system ownership:

Pipeline	Ownership	Pipeline	Ownership
Propane	Enterprise	Coker Gas (unutilized)	Lyondell
Propane (unutilized)	ETP—Regency Midstream	FCC Gas (unutilized)	Valero
PGP	PetroLogistics	Hydrogen Delivery	Praxair
CGP	PetroLogistics	Nitrogen Delivery	Praxair
C4 Mix Stream (inactive)	PetroLogistics	Natural Gas	Kinder Morgan
C5+ Stream	PetroLogistics

Our PDH Technology

        Propane dehydrogenation is a straightforward chemical process that involves refining propane by removing two atoms of hydrogen (H2) from one molecule of propane (C3H8) to produce one molecule of propylene (C3H6). The technology that is used to remove hydrogen from the propane feedstock in order to produce propylene is the CATOFIN process, licensed by CB&I Lummus to us on a non-exclusive and perpetual basis. Our current license requires no further payment to CB&I Lummus to the extent we produce at our nameplate capacity. To the extent we increase our operational capacity, we are responsible for additional one-time payments to CB&I Lummus equal to $22.00 per metric ton of additional capacity above the current nameplate. We selected this technology because of its straightforward design, its record of high reliability and expected low operating costs. Further, our team developed and implemented a variety of energy cost-saving processes which improved upon the typical CATOFIN design.

        The CATOFIN process uses fixed-bed reactors to convert propane to propylene, recycling unconverted propane back to the reactors in order to optimize conversion, selectivity and energy consumption. During the dehydrogenation process, propane feed and propane recycle are vaporized, heated and dehydrogenated across the catalyst under a vacuum. After the dehydrogenation cycle, the catalyst is then regenerated with hot air. The hot air is then evacuated and the dehydrogenation sequence begins again. The reactor effluent is sent to the purification section where, using compression, refrigeration and distillation steps, the various hydrocarbons are separated into fuel gas and our products: propylene, C4 mix/C5+ streams and hydrogen.

        The CATOFIN propane dehydrogenation process is illustrated below:

Process Flow Diagram

        Thirty-one CATOFIN (or CATADIENE as the process is known when producing butadiene) facilities have been licensed and built since 1944 to produce iso-butylene, butadiene, or propylene. Our facility is the fourth CATOFIN unit to produce propylene. The first propylene unit came on-line almost 20 years ago in Belgium.

        Although our facility relies on the typical CATOFIN process design, we also implemented a number of energy cost savings process innovations. For example, the facility produces regeneration air using gas turbines instead of the typical compressor/heater configuration. Also, the hydrogen by-product is captured and purified by a pressure swing absorption unit then sold and consumed in neighboring refineries.

        We have also designed and constructed the facility with the features necessary for high reliability. These include a state-of-the-art Honeywell Experian distributive control system, redundant/independent electrical power supplies, auxiliary steam production, redundant pumps for critical operations, redundant compressors where practical, redundant dryers, and even redundant fractionation towers for some operations.

Feedstock Supply

        Propane is our sole feedstock. Propane is produced by extraction and separation from natural gas production streams via gas processing facilities and fractionation. It is also produced as a by-product of refineries. Our propane is provided to us by Enterprise under a multi-year contract with market-based pricing consistent with industry standards. Under the propane supply contract, we pay a market price based on the published high-low monthly average price for propane. The initial term of the propane supply contract is for a period of five years (expiring in 2015). Thereafter, the contract is automatically renewed for successive three year terms unless cancelled by either party giving one year prior written notice of cancellation. Enterprise delivers the propane we purchase to our facility through a connection to Enterprise's propane pipeline system. The Enterprise propane pipeline system gathers propane from various natural gas processing and fractionation facilities and refineries located in the region and is connected to the leading global fractionation and storage hub for propane at Mt. Belvieu, Texas, where additional suppliers store and transport propane as well.

        We believe that our supply strategy meets our expected feedstock requirements for the foreseeable future. However, if we choose not to or are unable to renew our Enterprise contract, we believe that, given our location, alternative propane supplies will be readily available from other suppliers in order to meet our production requirements.

        See "Risk Factors—Risks Related to our Business—Our results of operations, financial condition and ability to make cash distributions may be adversely affected by the supply and price levels of propane."

Competition

        Management estimates over 30 different companies produce propylene in North America. We consider companies with net long positions in PGP and CGP to be our direct competitors, including Enterprise, Chevron Phillips, Lyondell Basell, ExxonMobil Chemical, Shell Chemical, Flint Hills and the Williams Companies. Most of our competitors have significantly greater financial and other resources than us and are engaged on a national or international basis in many segments of the petroleum products business including refining, transportation and marketing, on a scale substantially larger than ours. In addition, we may face competition from captive propylene production facilities operated by consumers of propylene. For example, Dow Chemical recently announced its plan to build its own on-purpose propane dehydrogenation propylene facility for start-up in 2015. Dow also announced that it is considering building a second propylene facility with a possible start-up date in 2018.

        Competition in our industry is determined by price considerations, logistics and, to some extent, stability of supply. Our ability to compete effectively depends on our responsiveness to customer needs, our pipeline connectivity to customer facilities and our ability to provide reliable supply at competitive prices. We are the only independent dedicated on-purpose propylene production facility in North America. We believe this is a significant advantage because it enables us to provide customers a more consistent, predictable supply offering than conventional suppliers. However, it is possible that a competitor could construct an on-purpose propylene facility in future years and offer our customers similar capabilities.

        See "Risk Factors—Risks Related to our Business—We face competition from propylene producers."

Environmental Matters

        The petrochemical business is subject to extensive and frequently changing federal, state and local laws and regulations relating to the protection of human health, workplace safety and the environment. These laws, their underlying regulatory requirements and their enforcement impact our business in a number of respects by imposing:

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  The need to obtain, renew and comply with permits, licenses and authorizations;

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  Regulatory controls such as monitoring and recordkeeping requirements;

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  Requirements to install enhanced or additional pollution controls;

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  Fines and penalties for failing to comply with requirements of applicable laws or permits; and

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  Liability for the investigation and remediation of contaminated soil or groundwater at current and former facilities and off-site waste disposal locations.

        Environmental laws and regulations change regularly and any changes that result in more stringent requirements could affect our operations and financial position adversely. While we believe that we are in substantial compliance with currently applicable environmental laws and regulations and that continued compliance with existing requirements would not have a material adverse impact on us or our business, there is no assurance that this trend will continue in the future. Failure to comply with environmental laws and regulations may result in the assessment of administrative, civil and criminal fines and penalties and the imposition of injunctive relief.

        Our operations are subject to the requirements of the OSHA and comparable state statutes that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that we maintain information about hazardous materials used or produced in our operations and that we provide this information to employees, state and local government authorities and local residents. Failure to comply with OSHA requirements, including general industry standards, record keeping requirements and monitoring of occupational exposure to regulated substances could reduce our ability to make distributions to our unitholders if we are subjected to fines or significant compliance costs.

  Federal Clean Air Act

        The federal Clean Air Act and its implementing regulations as well as the corresponding state laws and regulations that regulate emissions of pollutants into the air affect our operations both directly and indirectly. We are required to comply with federal and state air permitting regulations or emissions control requirements relating to specific air pollutants. Some or all of the standards promulgated pursuant to the federal Clean Air Act, or any future standards which may be promulgated, may require the installation of controls or changes to our operations. If new controls or changes to operations are needed, then the costs could be material.

        The federal Clean Air Act requires us, in certain situations, to obtain various construction and operating permits and to incur capital expenditures to install certain air pollution control devices at our PDH facility. Some of the applicable programs are the various general and specific source standards under the National Emission Standard for Hazardous Air Pollutants, New Source Performance Standards, and New Source Review. We may incur substantial capital expenditures to maintain compliance with these and other air emission regulations.

        In addition, the EPA adopted rules to require the development of a Risk Management Plan to prevent the accidental release of hazardous substances that could harm public health or the environment.

        Some facilities in Texas have obtained permits from the Texas Commission on Environmental Quality ("TCEQ") that are at risk from overfilling by the EPA. Specifically, on July 15, 2010, the EPA formally disapproved the flexible permits program submitted by the TCEQ in 1994 for inclusion in its Clean Air Act implementation plan. The EPA determined that Texas' flexible permit program did not meet several requirements under the federal Clean Air Act. Because we did not use flexible permits, our facility's operations were not affected by EPA's actions. However, the EPA has also formally disapproved the TCEQ pollution control standard permit. This action could require companies to undergo conventional permitting for pollution control equipment. Industry groups and others have brought suit against the EPA for these actions. The EPA has also objected to several Title V permits in Texas and other states. Environmental groups have filed a notice of intent to sue the EPA, seeking to require the EPA to assume control of all pollution control permits from TCEQ. All of these developments have created substantial uncertainty regarding existing and future permitting in Texas. The EPA's challenges to the Texas permitting system created uncertainties about the authority of TCEQ to issue permits for air emissions which could have a material adverse effect on our operations.

  Climate Change

        Currently, legislative and regulatory measures to address greenhouse gas emissions (including CO2, methane and nitrous oxides) are in various phases of discussion or implementation. At the federal legislative level, Congress could adopt some form of federal mandatory greenhouse gas emission reduction laws, although the specific requirements and timing of any such laws are uncertain at this time. In June 2009, the U.S. House of Representatives passed a bill that would create a nationwide cap-and-trade program designed to regulate emissions of CO2, methane and other greenhouse gases. A similar bill was introduced in the U.S. Senate, but was not voted upon. Congressional passage of such legislation does not appear likely at this time, though it could be adopted at a future date. It is also possible that Congress may pass alternative climate change bills that do not mandate a nationwide cap-and-trade program and instead focus on promoting renewable energy and energy efficiency.

        In the absence of congressional legislation curbing greenhouse gas emissions, the EPA has begun to regulate GHG emissions pursuant to the CAA based on the April 2007 United States Supreme Court ruling in Massachusetts, et al. v. EPA that the EPA has authority to regulate carbon dioxide emissions. The GHG regulations that EPA has issued following exercising the authority affirmed by Massachusetts v. EPA include: (1) the December 2009 "endangerment finding" determining that air pollution from six GHGs endangers public health and welfare, and that mobile sources cause or contribute to that air pollution; (2) the May 2010 "Tailpipe Rule," issued jointly with the National Highway Traffic Safety Administration setting GHG emission and fuel economy standards for new light-duty vehicles; (3) the April 2010 "Timing Rule," concluding that stationary source regulation under Titles I and V of the CAA (involving Prevention of Significant Deterioration regulations and operating permits, respectively) must regulate GHG emissions beginning when such emissions are subject to controls under the mobile source provisions of the Act; (4) the June 2010 "Tailoring Rule," temporarily exempting small stationary sources from PSD and Title V requirements through regulations modifying the Act's emissions thresholds; and (5) the December 2010 "SIP Call" rule, finding 13 State Implementation Plans ("SIPs") inadequate because they did not regulate GHGs from stationary sources, and directing those States to correct the inadequacies or face federalization of their permitting programs. The first four rules have been challenged in consolidated litigation in the D.C. Circuit. However, the Court refused to stay the rules while the challenge is pending.

        In addition to the above rules, the EPA has stated that it intends to propose standards for power plants in July 2011 and for refineries in December 2011 and will issue final standards in May 2012 and November 2012, respectively. Finally, in December 2010, the EPA issued its plan to update pollution standards for fossil fuel power plants and petroleum refineries.

        The EPA's endangerment finding, the Greenhouse Gas Tailoring Rule and certain other greenhouse gas emission rules have been challenged and will likely be subject to extensive litigation. In addition, a number of Congressional bills to overturn the endangerment finding and bar the EPA from regulating greenhouse gas emissions, or at least to defer such action by the EPA under the federal Clean Air Act, have been proposed in the past, although President Obama has announced his intention to veto any such bills if passed.

        In 2007, the U.S. Supreme Court decided that carbon dioxide is an air pollutant which is subject to regulation under the federal Clean Air Act for the purposes of vehicle emissions. Similar lawsuits have been filed seeking to require the EPA to regulate carbon dioxide emissions from stationary sources, such as petrochemical plants like our PDH facility. The implementation of EPA regulations and/or the passage of federal or state climate change legislation will likely result in increased costs to (1) operate and maintain our facilities, (2) install new emission controls on our facilities and (3) administer and manage any greenhouse gas emissions program. Increased costs associated with compliance with any future legislation or regulation of greenhouse gas emissions, if it occurs, may have a material adverse effect on our results of operations, financial condition and ability to make cash distributions.

  Clean Water Act

        The federal Clean Water Act, or CWA, affects our operations by prohibiting discharges of pollutants into, or impacting, navigable waters except in compliance with permits issued by federal and state governmental agencies. Regular monitoring, reporting requirements and performance standards are preconditions for the issuance and renewal of permits. The federal government has delegated authority to Texas to manage the CWA permit and enforcement process. The CWA and comparable state statutes provide for civil, criminal, and administrative penalties for the unauthorized discharge of pollutants into wetlands or other waters and impose liability on parties responsible for those discharges for the cost of cleaning up any environmental damage or natural resource damages resulting from the release. Our business maintains waste water and storm water discharge permits as required under the National Pollutant Discharge Elimination System program and the Texas Pollutant Discharge Elimination System program. Under the CWA, onshore facilities that could reasonably be expected to cause substantial harm to the environment by discharging pollutants to navigable waters are required to maintain plans for spill prevention, preparedness and response. We have implemented internal programs to oversee our compliance efforts and we believe that we are in substantial compliance with the CWA. In the future, changes to the CWA, state law, or state and federal regulations could require us to make additional capital expenditures or incur additional costs in order to comply with new rules and could have a significant effect on our profitability.

  Emergency Planning and Community Right-to-Know Act

        The Emergency Planning and Community Right-to-Know Act, or EPCRA, requires facilities to report certain chemical inventories to local emergency planning committees and response departments. We believe that we are in substantial compliance with our EPCRA reporting requirements.

  Resource Conservation and Recovery Act (RCRA)

        Our operations are subject to the RCRA requirements for the generation, management, and disposal of hazardous wastes. These requirements entail certain costs. When feasible, materials that would be subject to RCRA are recycled instead of being disposed of. Though we believe that we are in substantial compliance with the existing requirements of RCRA, we cannot assure you that compliance with existing and future RCRA requirements will not entail costs that are significant.

  Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA)

        CERCLA and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a hazardous substance into the environment. These persons include the owner or operator of the site where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances. Under CERCLA, these persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA also authorizes the EPA, and in some instances third parties, to act in response to threats to the public health or the environment and to seek to recover from the responsible persons the costs they incur. It is possible for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment. In the course of our ordinary operations, we may generate substances that fall within CERCLA's definition of a hazardous substance, and as a result, we may be jointly and severally liable under CERCLA for all or part of the costs required to clean up sites at which those hazardous substances have been released into the environment.

        Under CERCLA, we could be required to remove or remediate previously disposed wastes, including wastes disposed of or released by prior owners or operators, to clean up contaminated property, including groundwater contaminated by prior owners or operators.

Safety, Health and Security Matters

        Our extensive safety program includes, among other things, (1) employing two full-time safety professionals, (2) implementing policies and procedures to protect employees and visitors at our facility (3) conducting routine safety tests on our facilities and (4) ensuring that each employee undergoes the required safety, hazard and task training.

Employees

        To carry out our operations, our general partner will employ approximately 90 employees. Our employees are not represented by a labor union and are not covered by a collective bargaining agreement. We believe that we have good relations with our employees.

        In addition to performing services for us, certain of our employees and executive officers perform management and administrative services for the olefins business of PL Midstream, an entity that is beneficially owned by Lindsay Goldberg, pursuant to a shared services agreement. PL Midstream will reimburse our general partner for its reasonable costs and expenses incurred in connection with the provision of management and administrative services to it. See "Certain Relationships and Related Party Transactions—PL Midstream Services Agreement."

Properties

        We own one facility, our PDH facility, which is located in Houston, Texas. Our executive offices are located in Houston, Texas, where a number of our senior executives work. We believe that our owned PDH facility, together with our leased executive office, are sufficient for our needs.

Legal Proceedings

        We are, and will continue to be, subject to litigation from time to time in the ordinary course of our business. We are not party to any pending legal proceedings that we believe will have a material adverse effect on our business, and there are no existing legal proceedings where we believe that the reasonably possible loss or range of loss is material.

MANAGEMENT

Our Management

        Our general partner manages our operations and activities subject to the terms and conditions specified in our partnership agreement. Our general partner will be owned by our sponsors. The operations of our general partner in its capacity as general partner are managed by its board of directors. Actions by our general partner that are made in its individual capacity will be made by our sponsors as the owners of our general partner and not by the board of directors of our general partner. Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. The executive officers of our general partner will manage our day-to-day activities consistent with the policies and procedures adopted by the board of directors of our general partner.

        Limited partners will not be entitled to elect the directors of our general partner or directly or indirectly participate in our management or operation. Our partnership agreement contains various provisions which replace default fiduciary duties under applicable law with contractual corporate governance standards. See "The Partnership Agreement." Our general partner will be liable, as a general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made expressly non-recourse to it. Our general partner therefore may cause us to incur indebtedness or other obligations that are non-recourse to it. It is expected that our new credit facilities will be non-recourse to our general partner.

        Whenever our general partner makes a determination or takes or declines to take an action in its individual, rather than representative, capacity, it is entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to us, any limited partner or assignee, and it is not required to act in good faith or pursuant to any other standard imposed by our partnership agreement or under Delaware law or any other law. Examples include the exercise of its call right, its voting rights and its determination whether or not to consent to any merger or consolidation of the partnership. Actions by our general partner that are made in its individual capacity will be made by our sponsors, the owners of our general partner, and not by its board of directors.

        As a publicly traded partnership, we qualify for, and intend to rely on, certain exemptions from the NYSE's corporate governance requirements, including the requirement that a majority of the board of directors of our general partner consist of independent directors and the requirement that the board of directors of our general partner have a nominating/corporate governance committee that is composed entirely of independent directors. While not required by NYSE rules, the board of directors of our general partner intends to have a compensation committee, however, our compensation committee may not be composed entirely of independent directors.

        As a result of these exemptions, our general partner's board of directors will not be comprised of a majority of independent directors, our general partner's compensation committee may not be comprised entirely of independent directors and our general partner's board of directors does not currently intend to establish a nominating/corporate governance committee. Accordingly, unitholders will not have the same protections afforded to equityholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Board Committees

        As required by our partnership agreement, the board of directors of our general partner will maintain a conflicts committee, comprised of independent directors that will determine if the resolution of a conflict of interest with our general partner or its affiliates is fair and reasonable to us. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders. The members of the conflicts committee may not be directors, officers or employees of our general partner or any person controlling our general partner, including Lindsay Goldberg and York Capital, and must meet the independence standards established by the NYSE and the Exchange Act to serve on an audit committee of a board of directors, along with other requirements in our partnership agreement. Any matters approved by the conflicts committee in good faith will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders. In addition, as required by the Exchange Act and the listing standards of the NYSE, the board of directors of our general partner will maintain an audit committee comprised of at least three independent directors. The audit committee may also serve as the conflicts committee.

        The board of directors of our general partner will have at least one independent director to serve on the audit committee prior to our units being listed for trading on the NYSE, at least one additional independent directors to serve on the audit committee within 90 days after listing of our units on the NYSE and a third independent director to serve on the audit committee not later than one year following the listing of our units on the NYSE.

        This committee will oversee, review, act on and report to our board of directors of our general partner on various auditing and accounting matters, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. In addition, the audit committee will oversee our compliance programs relating to legal and regulatory requirements.

        Upon completion of this offering, the compensation committee will operate pursuant to a written charter. This committee will establish salaries, incentives and other forms of compensation for officers and other employees. The compensation committee will also administer our incentive compensation and benefit plans.

Executive Officers and Directors

        We are managed and operated by the board of directors and executive officers of our general partner. In this prospectus, we refer to the executive officers of our general partner as "our executive officers." All of our executive officers below, with the exception of Ms. Spurlin and Mr. Jeans, will devote all of their business time and effort to our business. Ms. Spurlin and Mr. Jeans will divide their working time between the management of PL Midstream and the management of us.

        The following table sets forth the names, positions and ages (as of June 20, 2011) of our executive officers and directors:

Name	Age	Position with Our General Partner
David Lumpkins	56	Executive Chairman and Director
Nathan Ticatch	45	President, Chief Executive Officer and Director
Sharon Spurlin	46	Senior Vice President and Chief Financial Officer
Hank Jeans	58	Senior Vice President—Commercial
John Parkinson	49	Vice President—Operations
Randy Miller	45	Vice President—Engineering
Alan E. Goldberg	56	Director
Lance L. Hirt	44	Director
Zalmie Jacobs	45	Director
Robert D. Lindsay	56	Director
Andrew S. Weinberg	37	Director

        David Lumpkins, co-founder of our predecessor, is responsible for formulating and executing our business strategy as well as providing general executive oversight of our managerial and commercial activities. Mr. Lumpkins has had a key role since the initial conception in the development and execution of the plan to develop the PDH facility now owned and operated by the Partnership. Mr. Lumpkins has been affiliated with Lindsay Goldberg since 2000, during which time he has worked on a number of investment opportunities in the petrochemical and energy mid-stream industries including Lindsay Goldberg's investment in PL Midstream which he helped initiate and served as Chairman. Prior to his affiliation with Lindsay Goldberg, Mr. Lumpkins worked in the investment banking industry for 17 years principally for Morgan Stanley and Credit Suisse. In 1995, Mr. Lumpkins opened Morgan Stanley's Houston office and served as head of the firm's southwest region. Mr. Lumpkins' extensive experience in the petrochemical, energy midsteam and finance industries adds significant value to the board of directors of our general partner.

        Nathan Ticatch, co-founder of our predecessor, is responsible for formulating and executing our business strategy and for managing the operations and commercial activities of the Partnership. Mr. Ticatch is the originator of the PDH project idea and has had a key role in the development and execution of the plan to develop the PDH facility now owned and operated by the Partnership. Mr. Ticatch has been affiliated with Lindsay Goldberg since 2000, during which time he has worked on a number of investment opportunities in the petrochemical and energy mid-stream industries including Lindsay Goldberg's investment in PL Midstream which he helped initiate and most recently served as Vice-Chairman. Prior to his affiliation with Lindsay Goldberg, Mr. Ticatch worked in the petrochemical and logistics industry for GATX Terminals and ICI Americas. Mr. Ticatch's record of innovation in the petrochemical and logistics industries provides the critical capabilities that the board of directors of our general partner needs to manage our business.

        Sharon Spurlin has served as Senior Vice President and Chief Financial Officer of our predecessor since 2009. Ms. Spurlin also serves in that capacity for PL Midstream, another investment of Lindsay Goldberg related to the energy and petrochemical logistics sector. Ms. Spurlin is responsible for overseeing our accounting and financial reporting functions, business banking relations, treasury, and information systems. From September 2002 to June 2009, Ms. Spurlin served as the Assistant Treasurer for Plains All American Pipeline, L.P., where she also started up their Internal Audit group. Prior to joining Plains All American Pipeline, L.P., Ms. Spurlin held the roles of Controller and Director of Financial Analysis for American Ref-Fuel Company and was an audit manager for a public accounting firm.

        Hank Jeans has served as the Senior Vice President—Commercial for our predecessor since inception. He has also served in that capacity for PL Midstream, another investment of Lindsay Goldberg related to the energy and petrochemical logistics sector. Mr. Jeans is responsible for managing our business development and commercial activities. Prior to his affiliation with Lindsay Goldberg, Mr. Jeans worked in the crude oil, natural gas liquids and petrochemical industry for 30 years, most recently at Williams Olefins (from 1999 to 2004), where he was Director of NGL Feedstocks and Olefins. His responsibilities in that capacity included the acquisition of feedstocks and the marketing of ethylene, propylene and other olefins co-products. Prior to his employment with Williams Olefins, Mr. Jeans spent 16 years with Union Texas Petroleum Corporation where he held various management positions.

        John Parkinson has served as the Vice President—Operations of our predecessor since 2010. In 2008 and 2009 Mr. Parkinson served as Operations Manager. Mr. Parkinson is the PDH facility site manager and is responsible for managing all the operations of our PDH facility. Mr. Parkinson has worked in the petrochemical industry for over 26 years holding various business and operating positions of increasing responsibility. Prior to joining our predecessor in June 2008, Mr. Parkinson worked for 12 years for Lyondell Chemical Company, where he held various roles in the business and manufacturing groups with the most recent assignments as the specialty polymers business manager and plant manager at the Clinton, Iowa facility. Prior to Lyondell, Mr. Parkinson worked for Chevron Chemical Company for eight and a half years and Allied Signal for four years in various manufacturing roles.

        Randy Miller has served as the Vice President—Process Engineering of our predecessor since 2007. Mr. Miller has been instrumental in the design and development of the PDH facility since the commencement of the front end engineering design work in 2007. Mr. Miller has worked in the petrochemical industry for over 20 years. Prior to joining our predecessor, he served as a Senior Process Consultant at Barnes and Click Inc. from 1999 to 2006 where his last assignment was to advise us with respect to the development of the PDH project concept. Prior to Barnes and Click he worked for Westlake Chemical Company from 1995 to 1999 and for Dow Chemical from 1988 to 1995. He is a Registered Engineer in the State of Texas.

        Alan E. Goldberg was appointed as a director of our general partner in June 2011. Mr. Goldberg co-founded Lindsay Goldberg in 2001. Previously, he served as Chairman and Chief Executive Officer of Morgan Stanley Private Equity from 1998 to 2001. Mr. Goldberg joined Morgan Stanley in 1978 and played an integral role in founding its Private Equity business in 1984 and building the firm's highly successful global private equity business. Mr. Goldberg holds a J.D. from Yeshiva University, an M.B.A. from the New York University Graduate School of Business, and a B.A. in philosophy and economics from New York University. Mr. Goldberg is a director of Brightstar Corp., FAPS Holdings, Inc., Maine Beverage Company, LLC, PL Olefins LLC, Continental Energy Systems LLC, Intermex Holdings, Inc., The Brock Group, Inc., Rosetta LLC, PL Propylene LLC, RECON Holdings III Inc., Ambulatory Services of America, Inc., Crane & Co., Inc., Scandza AS, PSC, LLC, Panadero Aggregates Holdings, LLC, Aviv REIT, Inc. and Pacific Architects and Engineers Incorporated. He also serves as a Trustee of Yeshiva University. Mr. Goldberg brings senior leadership and global strategic expertise to the Board. His role at Lindsay Goldberg allows him to bring significant business development and merger and acquisition experience to the board of directors of our general partner.

        Lance L. Hirt was appointed as a director of our general partner in June 2011. Mr. Hirt is a partner at Lindsay Goldberg. Prior to joining Lindsay Goldberg in 2003, Mr. Hirt was a Managing Director at Morgan Stanley where he spent nine years in the mergers and acquisitions department advising a broad range of general industrial clients. Mr. Hirt began his career practicing law at Sullivan & Cromwell in New York and was subsequently a management consultant at Touche Ross & Co. Mr. Hirt received his M.B.A. and J.D. from Harvard University and graduated from Yeshiva College with a B.A. in economics. He currently serves as a Director of Brightstar Corp., PL Olefins LLC, Brock Holdings, Inc., PL Propylene LLC, RECON Holdings III Inc., Scandza AS, PSC, LLC, Trygg Pharma Holding AS and Panadero Aggregates Holdings, LLC. He also serves as a Trustee of Yeshiva University in New York City. Mr. Hirt brings extensive private equity experience and mergers and acquisition expertise to the board of directors of our general partner.

        Zalmie Jacobs was appointed as a director of our general partner in June 2011. Mr. Jacobs joined York Capital in March 2008 and is Co-Head of Private Equity at York Capital and a partner of the firm. Prior to joining York Capital, for eleven years Mr. Jacobs co-led an investment group at Leucadia National Corporation. Previously, Mr. Jacobs worked as a Vice President at The Carlyle Group. Prior to that, he was a corporate attorney at Davis, Polk & Wardwell. Mr. Jacobs received a B.A. from Columbia College and a J.D. from Harvard Law School. Mr. Jacobs' knowledge of our business and extensive investment experience make him a valuable addition to the board of directors of our general partner.

        Robert D. Lindsay was appointed as a director of our general partner in June 2011. Mr. Lindsay co-founded Lindsay Goldberg in 2001. Previously, he was the managing general partner of Bessemer Holdings and, prior to joining Bessemer Holdings in 1991, he was a managing director at Morgan Stanley Private Equity, where he played an integral role in founding the business in 1984. Mr. Lindsay holds a B.A. in English and American literature and language from Harvard College and an M.B.A. from Stanford University. He is President and Chief Executive Officer of Bessemer Securities LLC as well as a director of The Bessemer Group, Incorporated and its subsidiary banks, including Bessemer Trust Company, N.A. Mr. Lindsay serves as a director of Brightstar Corp., Pike Electric Corporation, FAPS Holdings, Inc., Maine Beverage Company, LLC, PL Olefins LLC, Continental Energy Systems LLC, Intermex Holdings, Inc., The Brock Group, Inc., Bell Nursery Holdings, LLC, Rosetta LLC, PL Propylene LLC, Ambulatory Services of America, Inc., Crane & Co., Inc., Scandza AS, PSC, LLC, Panadero Aggregates Holdings, LLC, Aviv REIT, Inc. and Pacific Architects and Engineers Incorporated. He also serves as a

Trustee of the Cold Spring Harbor Biological Laboratory and St. Paul's School in Concord, New Hampshire. Mr. Lindsay was selected to serve on the board of directors of our general partner due to the perspective and experience he brings as one of our largest stockholders with Lindsay Goldberg, as well as his experience with the venture capital industry.

        Andrew S. Weinberg was appointed as a director in June 2011. Mr. Weinberg is a partner at Lindsay Goldberg, which he joined in 2003. Previously, he was an associate at Goldman, Sachs & Co. in the Principal Investment Area. Mr. Weinberg began his career at Morgan Stanley in the mergers and acquisitions department in New York and in the leveraged finance group in London. Mr. Weinberg holds an M.B.A. from Stanford University, and an A.B. in Economics and History from Dartmouth College. He currently serves as a Director of Brightstar Corp., PL Olefins LLC, The Brock Group, Inc., PL Propylene LLC, RECON Holdings III Inc., Scandza AS, PSC, LLC, and Trygg Pharma Holding AS. Mr. Weinberg was selected to serve on the board of directors of our general partner due to his senior leadership, strategic and merger and acquisition expertise.

        The directors of our general partner hold office until the earlier of their death, resignation or removal.

Compensation Discussion and Analysis

        Our general partner has the sole responsibility for conducting our business and for managing our operations and its board of directors and officers make decisions on our behalf. In connection with the completion of this offering, the board of directors of our general partner will form a compensation committee that will determine the future compensation of the directors and officers of our general partner, including the named executive officers.

        Historically, the board of managers of PL Manufacturing, the indirect owner of our predecessor, made all decisions regarding the compensation of our predecessor's executive officers. Prior to the completion of this offering, certain of our executive officers, including Messrs. Lumpkins, Ticatch, and Jeans and Ms. Spurlin, have performed services for both PL Propylene and PL Midstream, an entity controlled by Lindsey Goldberg, and the aggregate compensation paid to those executive officers has been in recognition of services provided to both entities. See "Certain Relationships and Related Party Transactions—Agreements with Affiliates of our General Partner" for a discussion of the arrangements between our predecessor and its affiliated entities with respect to the shared services performed by our executive officers and the allocation of costs associated with such arrangements. The narratives and tables provided below describe the aggregate compensation received by the named executive officers. Going forward, certain executive officers, including Ms. Spurlin and Mr. Jeans, will continue to perform services both for us and for PL Midstream. See "Certain Relationships and Related Party Transactions—Agreements with Affiliates of our General Partner" for information regarding the shared services arrangements following the completion of this offering.

        In addition to discussing the aggregate compensation paid to the executive officers of our predecessor, this compensation discussion and analysis, or CD&A, provides information about the compensation objectives and policies for these individuals and is intended to place in perspective the information contained in the executive compensation tables that follow this discussion. This CD&A provides a general description of the compensation program and specific information about its various components.

        Throughout this discussion, the following individuals are referred to as the "named executive officers" and are included in the Summary Compensation Table:

  •
  David Lumpkins—Executive Chairman

  •
  Nathan Ticatch—President and Chief Executive Officer

  •
  Sharon Spurlin—Senior Vice President and Chief Financial Officer

  •
  Hank Jeans—Senior Vice President—Commercial

  •
  Randy Miller—Vice President—Process Engineering

  •
  Bernard Sandner (deceased)—former Project Manager and Vice President—Manufacturing

        The historical compensation discussion that follows reflects the total compensation the named executive officers received for services provided, and the philosophy and policies that drove the compensation decisions for these named executive officers, as implemented by the board of managers of PL Manufacturing. Current and forward-looking statements refer to the compensation philosophy, policy and practices of our general partner and the procedures our general partner either has adopted or intends to adopt, though these practices are largely a continuation of the compensation practices historically employed. Unless otherwise noted, within the remainder of this CD&A, references to "we" and "our" refer to both the philosophy and policies historically implemented, as well as the philosophy and policies to be implemented by our general partner upon completion of this offering. The philosophy and policies may change in the future.

  Compensation Philosophy and Objectives

        Our future success and the ability to create long-term value for our unitholders depends on our ability to attract, retain, and motivate the executives necessary to manage our business. We employ a compensation philosophy that emphasizes pay for performance. We believe that compensation should:

  •
  Align the interests of the individual with those of our unitholders;

  •
  Pay for performance, whereby an individual's total compensation is heavily influenced by the partnership's and the individual's performance; and

  •
  Be competitive with compensation paid to persons having similar responsibilities and duties in other companies in the same and closely related industries in order to help us attract and retain the most qualified individuals.

        Although not formally adopted as objectives in 2010 and prior years, the preceding objectives are consistent with the compensation arrangements we have utilized historically. In the future, we also intend to ensure that a portion of the total compensation made available to the named executive officers is based on the total return received by our unitholders, thus assuring an alignment of interests between employees and our unitholders.

  Compensation Setting Process

        Historically, the board of managers of PL Manufacturing determined the overall compensation philosophy and set the final compensation of the named executive officers without the assistance of a compensation consultant. Following the formation of the compensation committee by the board of directors of our general partner, all compensation decisions for the named executive officers will be determined by the compensation committee.

        The compensation committee will seek to provide a total compensation package designed to drive performance and reward contributions in support of our business strategies and to attract, motivate and retain high quality talent with the skills and competencies required by us. It is possible that the compensation committee will examine the compensation practices of our peer companies and may also review compensation data from our industry generally to the extent the competition for executive talent is broader than a group of selected peer companies. In addition, the compensation committee may review and, in certain cases, participate in, various relevant compensation surveys and consult with compensation consultants with respect to determining compensation for the named executive officers. We expect that our Executive Chairman, Mr. Lumpkins, and our President and Chief Executive Officer, Mr. Ticatch, will provide periodic recommendations to the compensation committee regarding the compensation of the other named executive officers. It is also possible that we may engage a compensation consultant prior to the completion of this offering to assist us in determining the compensation of our named executive officers that will become effective upon the completion of the offering.

  Elements of Compensation

        The following discussion regarding the elements of compensation provided to the named executive officers reflects our historical philosophy concerning the division of the elements of senior management employees' compensation packages, which our general partner, at this time, continues to employ. For the fiscal year ended December 31, 2010, the principal elements of compensation for the named executive officers were the following:

  •
  base salary;

  •
  discretionary bonus awards;

  •
  long-term equity-based incentive awards; and

  •
  non-discriminatory welfare and retirement benefits.

        The long-term equity-based incentive awards that we have historically granted to our employees have been in the form of profits interest awards. Historically, profits interest awards have comprised a significant portion of the potential compensation for our named executive officers and other employees in order to incentivize and motivate our employees to grow unitholder value. Profits interests are not the same security as the common units being issued in this offering, and the number of profits interests awarded does not correlate to the common units that are being issued in this offering. In connection with this offering, our employees will receive distributions with respect to their outstanding profits interest awards and those awards will then be cancelled in their entirety and will cease to be outstanding following the completion of this offering. The information provided with respect to these profits interest awards in the following narratives and tables is provided in order to comply with the disclosure rules of the Securities and Exchange Commission regarding our historical compensation; however, these profits interest awards will not comprise a portion of the compensation package for any of our employees following the completion of this offering.

        Base Salary.    Base salary is the fixed annual compensation we pay to each named executive officer for performing specific job duties. It represents the minimum income a named executive officer may receive for a full year's performance.

        Historically, the board of managers of PL Manufacturing has established the annual base salary rate for each of the named executive officers at a level necessary to retain the individual's services. While we believe it is important to provide our named executive officers with an appropriate amount of fixed compensation each year, the base salaries of our named executive officers have been a small portion of their total compensation relative to the potential value that our named executive officers could realize with respect to the profits interest awards we granted in 2010 and prior years. The board of managers of PL Manufacturing reviews base salaries on an annual basis, in consultation with the Executive Chairman and the President and Chief Executive Officer, and may adjust base salaries upon consideration of the factors discussed above. We did not increase the base salaries of the named executive officers during fiscal 2010, except that Mr. Ticatch's annual rate of base salary was increased in April 2010 from $275,000 to $400,000 to reflect his growing responsibilities and contributions to our business. Ms. Spurlin's base salary is set in her employment agreement, subject to annual review and adjustment at the discretion of the board of managers of PL Manufacturing. See "—Employment Agreements" below for additional information regarding Ms. Spurlin's employment agreement.

        For 2011, we have adopted base salary increases for certain of our named executive officers. Specifically, for 2011, (a) Ms. Spurlin's base salary was increased from $250,000 to $260,000, (b) Mr. Jeans' base salary was increased from $225,000 to $240,000 and (c) Mr. Miller's base salary was increased from

$230,000 to $250,000. Contemporaneous with the consummation of this offering, we may adopt base salary adjustments as deemed necessary in order for us to maintain a competitive compensation program following the effectiveness of this offering. In light of the elimination of our profits interest program in connection with the completion of this offering, going forward, we anticipate that base salary determinations made by the compensation committee of the board of directors of our general partner will be based on a broader group of factors than those we have historically considered, including the amounts considered necessary to attract and retain the highest quality executives, the responsibilities of the named executive officers, the officer's position and level of responsibility, and the base salary amounts paid to executive officers in similar positions with similar responsibility at other companies in our industry.

        Discretionary Bonus Awards.    Historically, annual bonuses have been discretionary. We review annual cash bonus awards for the named executive officers annually to determine award payments for the last completed fiscal year, as well as to establish award opportunities for the current fiscal year. However, Ms. Spurlin's employment agreement provides that she is eligible for an annual target bonus of 30% of her base salary based on our performance and the company bonus policies then in effect. Bonuses are determined based both on individual performance and our performance. We believe that an annual bonus program based on performance motivates management to achieve key short-term corporate objectives and aligns executives' interests with our unitholders' interests.

        The bonuses paid for 2010 were approved by the board of managers of PL Manufacturing following a year-end review of the individual performance of the executive officer in question and our overall performance. For 2010, the company performance component was primarily based on efforts expended by our named executive officers towards the completion of construction and successful start-up of our PDH facility. In addition to her annual bonus, Ms. Spurlin received a special sign-on bonus payment of $150,000 in June 2010 pursuant to the terms of her employment agreement. See "—Employment Agreements" below for additional information regarding Ms. Spurlin's employment agreement.

        In the future, we expect that the compensation committee of our general partner's board of directors will continue to rely on discretionary annual bonus awards to the named executive officers, subject to any applicable employment agreement. Our general partner intends to use discretionary bonus awards for achieving financial and operational goals and for achieving individual performance objectives.

        Historical Equity-Based Incentive Awards.    As discussed above, historically, our compensation structure has included long-term equity-based incentive awards in the form of profits interests that allow key employees to share in the distributions received by the unitholders of PL Manufacturing once a certain level of proceeds has been generated. Value with respect to these awards is only realized once certain investment return thresholds have been met. These profits interest awards have comprised a substantial portion of the potential compensation that our named executive officers and other employees could realize in order to motivate such individuals to grow unitholder value. Award holders will receive distributions with respect to these profit interest awards in connection with the completion of this offering, and these awards will cease to exist following the completion of the offering.

        Prior to 2010, (a) fully vested Class B profits interests were issued to Messrs. Lumpkins and Ticatch and (b) Class C profits interests were issued to Ms. Spurlin in accordance with her employment agreement. In addition, in 2010, (i) Class C profits interests were issued to all members of the management team (other than Ms. Spurlin), and (ii) Class D profits interests were issued to Messrs. Lumpkins and Ticatch. The Class C and Class D profits interests are subject to a vesting schedule that requires continued service by the award recipient, and will vest in substantially equal annual installments over the four year period beginning on the later of March 11, 2009, or the recipient's commencement of employment. The profits interests will become fully vested upon the earlier to occur of (1) a sale or other disposition of our assets, with respect to any distribution of net proceeds received in connection with the sale, or (2) at the discretion of the board of managers of PL Manufacturing. If an award recipient's employment terminates for any reason, all unvested profits interests will be forfeited unless otherwise determined by the board of managers of PL Manufacturing. If an award recipient's employment is terminated involuntarily for cause, all vested profits interests will also be forfeited. The Class C profits interests issued with respect to Mr. Sandner were granted following Mr. Sandner's death to his estate in recognition of his prior services and were fully vested at the time of grant.

        Holders of profits interest awards are entitled to receive distributions when and as determined by the board of managers of PL Manufacturing. The ultimate amount received by each holder will vary depending on the level of amounts distributed. We anticipate that the named executive officers will receive the following estimated amounts in respect of their Class B, Class C and Class D profits interests, as applicable, in connection with the completion of this offering: (a) Mr. Ticatch—$            , (b) Ms. Spurlin—$            , (c) Mr. Lumpkins—$            , (d)  Mr. Jeans—$            , (e) Mr. Miller—$            , and (f) estate of Mr. Sandner—$            . These amounts will be paid to the named executive officers in a combination of cash and our common units. Following the consummation of this offering, the profits interests will be cancelled and will cease to be outstanding.

        In order to incentivize management members following the completion of this offering to continue to grow our business, our general partner intends to adopt a long-term incentive plan for employees, consultants and directors of our general partner and its affiliates, who perform services for us. Each of the named executive officers will be eligible to participate in this plan. The long-term incentive plan provides for the grant of unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights and substitute awards. These awards are intended to align the interests of key employees (including the named executive officers) with those of our unitholders and to give those employees the opportunity to share in our long-term performance.

        Employee Benefits.    In addition to the elements of compensation previously discussed, the named executive officers are eligible for the same health, welfare and other employee benefits as are available to our employees generally, which include medical and dental insurance, short and long-term disability insurance, life insurance, and a 401(k) profit sharing plan. The 401(k) plan permits all eligible employees, including the named executive officers, to make voluntary salary deferrals, subject to applicable tax limitations. The 401(k) plan also provides a dollar-for-dollar safe harbor matching contribution on the first 6% of eligible salary deferrals, which is 100% vested at all times. We will also make discretionary profit sharing contributions to the 401(k) plan for employees who have completed a year of service and are employed on the last day of the plan year, and these contributions are based upon age and a target rate and are typically paid in the first quarter of the following year. In addition, we have historically provided minimal perquisites to our named executive officers, as approved on a case-by-case basis, and the annual costs of these personal benefits has been less than $10,000 per individual officer. We do not sponsor any defined benefit pension plan or nonqualified deferred compensation arrangements at this time.

        The general benefits offered to all employees (and thus to the named executive officers) are reviewed each year, and we anticipate that, in the future, any benefits offered only to named executive officers will be reviewed by the compensation committee of our general partner in conjunction with its annual review of executive officer compensation.

        Compensation Mix.    Going forward, the compensation committee of our general partner's board of directors will determine the mix of compensation, both among short- and long-term compensation and cash and non-cash compensation, to establish structures that it believes are appropriate for each of the named executive officers. We believe that the mix of base salary, bonus awards, awards under the long-term incentive plan and the other benefits that will be available to the named executive officers fit the overall compensation objectives of our general partner and us. We believe this mix of compensation provides competitive compensation opportunities to align and drive employee performance in support of our business strategies and to attract, motivate and retain high quality talent with the skills and competencies required by us.

 Employment Agreements

        Ms. Spurlin previously entered into an employment agreement with PL Manufacturing and certain related entities. The employment agreement with Ms. Spurlin commenced on June 9, 2009, and automatically extends for successive one year periods each June 9, unless either party gives 30 days' advance notice prior to the end of the then current employment period. In addition to the provisions previously described above, the employment agreement with Ms. Spurlin provides for vacation and other standard employee benefits and reimbursement for certain out-of-pocket expenses. Ms. Spurlin's employment agreement also provides for certain payments and benefits to be made to her in the event her employment is terminated for specified reasons, including without cause or for good reason. The employment agreement also subjects Ms. Spurlin to certain restrictive covenants, including non-solicitation and confidentiality covenants. These payments, benefits and covenants are described in greater detail below under "—Executive Compensation—Potential Payments upon Termination and Change in Control."

        At this time, the remainder of our named executive officers are "at will" and we expect them to remain "at will," although we have in the past entered into employment agreements with other executive officers on a case-by-case basis.

Severance and Change in Control Arrangements

        Other than the employment agreement with Ms. Spurlin and the profits interest awards, we did not have any agreements in place with our named executive officers providing for severance and/or change in control benefits during 2010 and prior years. However, upon the death of Mr. Sandner in July 2010, we agreed to continue to pay Mr. Sandner's salary to his estate until the earlier to occur of an initial public offering and a sale of the company. See "—Executive Compensation—Summary Compensation Table" and "Executive Compensation—Potential Payments upon Termination and Change in Control" for additional information. To date, our general partner has not adopted any other arrangements that would provide severance and/or change in control benefits to our named executive officers for periods of time following the consummation of this offering. Our general partner may change this policy in the future.

Tax Considerations

        With respect to the deduction limitations under Section 162(m) of the Internal Revenue Code, we are a limited partnership and do not meet the definition of a "corporation" under Section 162(m). Therefore, we will not be subject to the $1 million deduction limitation imposed by Section 162(m).

Executive Compensation

        The following tables and narratives reflect historic compensation paid to our named executive officers for the fiscal year ended December 31, 2010. Certain column and other heading descriptions have been modified from the heading names prescribed by the applicable Securities and Exchange Commission rules in order to more accurately describe the compensation arrangements we have historically provided. The number of profits interest awards disclosed below do not correlate to the common units to be issued in connection with this offering, and such profits interest awards will cease to be outstanding following the consummation of this offering.

Summary Compensation

        The following table and footnotes provide information regarding the compensation of the named executive officers during the year ended December 31, 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Profits Interest Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
David Lumpkins	2010	$400,000	$150,000	$12,741,284	$36,281	$13,327,565
Executive Chairman
Nathan Ticatch	2010	$361,539	$150,000	$10,424,687	$31,946	$10,968,172
President and Chief Executive Officer
Sharon Spurlin	2010	$250,000	$235,000	—	$31,946	$516,946
Senior Vice President and Chief Financial Officer
Hank Jeans	2010	$225,000	$112,000	$525,000	$39,200	$901,200
Senior Vice President—Commercial
Randy Miller	2010	$230,000	$230,000	$700,000	$34,300	$1,194,300
Vice President—Process Engineering
Bernard Sandner	2010	$123,846	—	$700,000	$193,390	$1,017,236
Former Project Manager and Vice President— Manufacturing

(1)
Reflects amounts paid for services provided in fiscal 2010 pursuant to our discretionary annual cash bonus program. Also reflects a payment of $150,000 to Ms. Spurlin in satisfaction of a special sign-on bonus described above.

(2)
The amounts reported in the "Profits Interest Awards" column reflect the aggregate grant date fair value of Class C and Class D profits interests awarded in fiscal year 2010, computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standard Codification ("ASC") Topic 718. See "—Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional detail regarding assumptions underlying the value of these awards.

(3)
The following items are reported in the "All Other Compensation" column:

Named Executive Officer	401(k) Employer Contributions(a)	Severance(b)	Total
David Lumpkins	$36,281	—	$36,281
Nathan Ticatch	$31,946	—	$31,946
Sharon Spurlin	$31,946	—	$31,946
Hank Jeans	$39,200	—	$39,200
Randy Miller	$34,300	—	$34,300
Bernard Sandner	$15,885	$177,505	$193,390

(a)
Represents employer matching contributions and employer profit sharing contributions made to the 401(k) plan for 2010.

(b)
Mr. Sandner passed away in July 2010. We agreed to continue to pay Mr. Sandner's salary payments to his estate until the earlier of a sale or an initial public offering by the company. At the time of Mr. Sandner's death, the value of these future payments was estimated to be $1,087,752, assuming a five-year time frame until a sale or initial public offering of the company. The value of these future payments was accrued in full during 2010. Based on an expected completion of this offering as at September 30, 2011, this accrual was recalculated in 2011 and the adjusted amount is included in the table above.

  Grants of Plan-Based Awards

        The following table and footnotes provide information regarding grants of profits interest awards made to the named executive officers in the fiscal year ended December 31, 2010. The number of profits interest awards reflected in the table below does not correlate to the common units that are being issued in this offering. In connection with this offering, our named executive officers will receive distributions with respect to their outstanding profits interest awards and those awards will then be cancelled in their entirety and will cease to be outstanding following the completion of this offering.

Name	Grant Date	Number of Profits Interests Awarded(1) (#)	Exercise or Base Price of Profits Interest Awards ($/Sh)	Grant Date Fair Value of Profits Interest Awards(2)
David Lumpkins
Class C interests	9/29/2010	24,973,344	n/a	$8,740,670
Class C interests	12/17/2010	111,719	n/a	$56,977
Class D interests	9/29/2010	15,084,047	n/a	$3,921,852
Class D interests	12/17/2010	55,860	n/a	$21,785
Nathan Ticatch
Class C interests	9/29/2010	20,432,736	n/a	$7,151,458
Class C interests	12/17/2010	91,406	n/a	$46,617
Class D interests	9/29/2010	12,341,493	n/a	$3,208,788
Class D interests	12/17/2010	45,703	n/a	$17,824
Sharon Spurlin	—	—	—	—
Hank Jeans
Class C interests	9/29/2010	1,500,000	n/a	$525,000
Randy Miller
Class C interests	9/29/2010	2,000,000	n/a	$700,000
Bernard Sandner
Class C interests	9/29/2010	2,000,000	n/a	$700,000

(1)
Reflects the grant of Class C profits interests to each of the named executive officers (other than Ms. Spurlin) and the grant of Class D profits interests to Messrs. Lumpkins and Ticatch.

(2)
Reflects the grant date fair value of the Class C and Class D profits interest awards granted during fiscal 2010, computed in accordance with FASB ASC Topic 718.

  Narrative Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table

        Profits Interest Awards.    Class C and Class D profits interest awards were granted to the named executive officers and other key management employees during 2010. Holders of these awards are entitled to receive distributions as determined by the board of managers of PL Manufacturing, as described above under "—Elements of Compensation—Historical Equity-Based Incentive Awards." These awards vest in substantially equal annual installments over a four year period beginning on the later of March 11, 2009, or the recipient's commencement of employment, provided the award recipient has continuously provided services throughout the vesting period. Additional vesting provisions applicable to these awards are described under "—Elements of Compensation—Historical Equity-Based Incentive Awards" and "—Potential Payments Upon Termination and Change in Control." The Class C profits interests reported with respect to Mr. Sandner were granted following Mr. Sandner's death to his estate in recognition of his prior service and were fully vested at the time of grant.

        The information provided with respect to these profits interest awards is provided in order to comply with the disclosure rules of the Securities and Exchange Commission regarding our historical compensation; however, these profits interest awards will not comprise a portion of the compensation package for any of our employees following the completion of this offering.

  Outstanding Equity at Fiscal Year-End and Award Exercises and Vestings

        The following table and narrative discussion below provide information regarding outstanding vested and unvested profits interest awards as of December 31, 2010. The number of profits interest awards reflected in the table below does not correlate to the common units that are being issued in this offering. In connection with this offering, the named executive officers will receive distributions with respect to their outstanding profits interest awards and those awards will then be cancelled in their entirety and will cease to be outstanding following the completion of this offering.

	Profits Interest Awards
Name	Number of Profits Interests(#) Vested	Number of Profits Interests(#) Unvested	Exercise Price($)	Expiration Date
David Lumpkins
Class B interests	2,151,996	—	n/a	n/a
Class C interests	6,271,266	18,813,797	n/a	n/a
Class D interests	3,784,977	11,354,930	n/a	n/a
Nathan Ticatch
Class B interests	1,760,724	—	n/a	n/a
Class C interests	5,131,036	15,393,106	n/a	n/a
Class D interests	3,096,799	9,290,397	n/a	n/a
Sharon Spurlin
Class C interests	100,000	300,000	n/a	n/a
Hank Jeans
Class C interests	375,000	1,125,000	n/a	n/a
Randy Miller
Class C interests	500,000	1,500,000	n/a	n/a
Bernard Sandner
Class C interests	2,000,000	—	n/a	n/a

        Class B profits interests awarded to Messrs. Lumpkins and Ticatch were fully vested on the date of grant. Each named executive officer holds outstanding Class C profits interests that are subject to a four year vesting schedule described above under "—Elements of Compensation—Historical Equity-Based Incentive Awards." Messrs. Ticatch and Lumpkins also hold Class D profits interests, which are subject to a four year vesting schedule described above under "—Elements of Compensation—Historical Equity-Based Incentive Awards." One-fourth of outstanding Class C and Class D profits interests held by the named executive officers (other than Mr. Sandner's estate) vested during fiscal 2010 as reflected in the

"Outstanding Equity at Fiscal Year-End" table above. Additional vesting provisions applicable to the Class C and Class D profits interests are described below under "—Potential Payments upon Termination and Change in Control."

  Pension Benefits

        Currently, we do not, and we do not intend to, provide traditional defined benefit pension benefits to our employees, including the named executive officers. Our general partner may change this policy in the future.

  Nonqualified Deferred Compensation

        Currently, we do not, and we do not intend to, sponsor or adopt a nonqualified deferred compensation plan. Our general partner may change this policy in the future.

  Potential Payments upon Termination or Change in Control

        Other than as described below, there were no arrangements with our named executive officers providing such individuals with severance or change in control benefits during fiscal 2010. The employment agreement with Ms. Spurlin will continue in effect following the completion of this offering; however, to date, the compensation committee of our general partner has not adopted any other arrangements that will provide severance or change in control benefits to our named executive officers following the completion of this offering. The profits interest awards will cease to be outstanding following completion of this offering. Awards under the long-term incentive plan may provide for accelerated vesting upon certain termination events or a change in control but, to date, the terms of such awards have not been determined.

        Employment Agreement with Sharon Spurlin.    The employment agreement with Ms. Spurlin provides for certain payments and benefits upon specified termination events. Specifically, if Ms. Spurlin's employment is terminated without cause, due to a non-renewal election by us, or for good reason, she will be entitled to receive (a) her base salary through the date of termination, (b) accrued but unpaid vacation pay or other benefits due in accordance with our company policies, and (c) an amount equal to one times Ms. Spurlin's annual base salary, payable in a lump sum within 10 days of the date the associated release agreement becomes irrevocable. If such an event were to have occurred as of December 31, 2010, Ms. Spurlin would be entitled to a lump sum payment equal to $250,000, which was her annual base salary rate in effect at the end of fiscal 2010.

        For purposes of Ms. Spurlin's employment agreement:

        (a)   "Cause" means Ms. Spurlin has (i) committed a material act of fraud, embezzlement, theft or breach of fiduciary duty against us, (ii) willfully, in bad faith or due to her gross negligence, materially breached or defaulted on her obligations under the employment agreement, which has not been cured within 30 days of notice of such breach or default, (iii) been convicted of, or pleaded guilty or nolo contendere to, a felony under U.S. federal or any state law, or (iv) engaged in a willful and sustained failure to perform her primary lawful job duties or responsibilities in a manner that causes material financial damages to us or gross negligence or bad faith in the performance of such duties, which has not been cured within 30 days of notice of such failure.

        (b)   "Good Reason" means, without Ms. Spurlin's consent, (i) a material reduction in her title or position or a material diminution of significant duties that are consistent with her title or position, (ii) a material reduction in Ms. Spurlin's base salary, other than pursuant to a reduction applicable to all senior executives or employees generally, (iii) a failure to timely pay her annual bonus, (iv) a material breach or default of the company's obligations under the employment agreement or another written agreement, or (v) a move of Ms. Spurlin's primary place of work or the primary offices of the company more than 25 miles from downtown Houston, Texas. Ms. Spurlin must provide notice of the occurrence of any good reason event within 30 days of its occurrence, and if such event remains uncured for 30 days following such 30 day notice period, then Ms. Spurlin's employment will automatically terminate at the end of such 30 day cure period.

        Severance payments under the employment agreement are contingent upon Ms. Spurlin's execution and nonrevocation of a standard release of claims form. The employment agreement contains non-solicitation provisions that prohibit Ms. Spurlin, during her employment and for 18 months thereafter, from soliciting our employees or customers. The employment agreement also contains non-disclosure covenants that apply for the same period.

        Payments to Estate of Bernard Sandner.    Mr. Sandner served as Project Manager and Vice President—Manufacturing of our predecessor prior to his death in July 2010. Upon Mr. Sandner's death, we agreed to continue to pay his current base salary to his estate until the earlier to occur of an initial public offering or a sale of the company. Based on an expected completion of this offering as at September 30, 2011, the value of these future payments was determined to be $177,505.

        Profits Interests Awards.    Unvested Class C and Class D profits interests will become fully vested upon the earlier to occur of (1) a sale or other disposition of our assets, with respect to any distribution of net proceeds received in connection with the sale, and (2) at the discretion of the board of managers of PL Manufacturing. If an award recipient's employment terminates for any reason, all unvested profits interests will be forfeited, unless otherwise determined by the board of managers of PL Manufacturing. If an award recipient's employment is terminated involuntarily for cause, all vested profits interests will also be forfeited.

        Following the consummation of the offering, the profits interest awards will cease to be outstanding. See "—Elements of Compensation—Historical Equity-Based Incentive Awards" for an estimate of the amount each named executive officer will receive with respect to his or her profit interest awards in connection with this offering.

Director Compensation

        Our predecessor is managed by the board of managers of PL Manufacturing. Following the consummation of this offering, we will provide compensation to the non-employee directors of the board of our general partner; however, the terms of that compensation policy have not yet been established. Officers or employees of our general partner or its affiliates who also serve as directors of our general partner will not receive additional compensation for their service as a director of our general partner. We anticipate that each non-employee director will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law.

Compensation Practices as They Relate to Risk Management

        We believe our compensation programs do not encourage excessive and unnecessary risk taking by executive officers (or other employees). Short-term annual incentives are generally paid pursuant to discretionary bonuses enabling, historically, the board of managers of PL Manufacturing, and, in the future, the compensation committee of our general partner, to assess the actual behavior of our employees as it relates to risk taking in awarding a bonus. In the future, our use of equity-based long-term compensation will serve our compensation program's goal of aligning the interests of executives and unitholders, thereby reducing the incentives to unnecessary risk taking.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table presents information regarding beneficial ownership of our common units following this offering by:

  •
  our general partner;

  •
  each of our general partner's directors;

  •
  each of our general partner's executive officers;

  •
  each unitholder known by us to beneficially hold five percent or more of our outstanding units; and

  •
  all of our general partner's named executive officers and directors as a group.

        Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all units beneficially owned, subject to community property laws where applicable. Except as otherwise indicated, the business address for each of our beneficial owners is c/o PetroLogistics LP, 909 Fannin Street, Suite 2630, Houston, Texas 77010. The table does not reflect any common units that directors and executive officers may purchase in this offering through the directed unit program described under "Underwriters."

Name of Beneficial Owner	Common Units to be Beneficially Owned	Percentage of Total Common Units to be Beneficially Owned(1)
PetroLogistics GP LLC(2)
Lindsay Goldberg(3)
York Capital(4)
David Lumpkins(5)
Nathan Ticatch(5)
Hank Jeans
Sharon Spurlin
John Parkinson
Randy Miller
Alan E. Goldberg
Lance L. Hirt
Zalmie Jacobs
Robert D. Lindsay
Andrew S. Weinberg
All directors and executive officers of our general partner as a group (11 persons)

*
Less than 1%

(1)
Based on            common units outstanding following this offering.

(2)
PetroLogistics GP LLC, which is owned by our sponsors, is our general partner and manages and operates our business and has a non-economic general partner interest in us.

(3)
Prior to this offering, Lindsay Goldberg, through certain affiliated investment funds, owned 80% of our predecessor through its ownership of PL Manufacturing LLC. The units owned by Lindsay Goldberg, as reflected in the table, are common units. The table assumes the underwriters do not exercise their option to purchase             additional common units and a portion of such units are therefore issued to Lindsay Goldberg upon the option's expiration. If such option is exercised in full,

  Lindsay Goldberg will beneficially own            common units, or        %, of the total common units outstanding.

(4)
Prior to this offering, York Capital, through certain affiliated investment funds, owned 20% of our predecessor through its ownership of PL Manufacturing LLC. The units owned by York Capital, as reflected in the table, are common units. The table assumes the underwriters do not exercise their option to purchase             additional common units and a portion of such units are therefore issued to York Capital upon the option's expiration. If such option is exercised in full, York Capital will beneficially own             common units, or        %, of the total common units outstanding.

(5)
The table assumes the underwriters do not exercise their option to purchase            additional common units and such units are therefore issued to our sponsors and certain of our employees and affiliates upon the option's expiration. If such option is exercised in full, Mr. Lumpkins and Mr. Ticatch will beneficially own             and            common units, or        % and        %, respectively, of the total common units outstanding.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        After this offering, our sponsors will own (1) an aggregate of            common units, representing approximately         % of the total outstanding units (approximately        % if the underwriters exercise their option to purchase additional common units in full) and (2) our general partner with its non-economic general partner interest (which will not entitle it to receive distributions) in us. Additionally, our executive officers and employees will own an aggregate of             common units, representing approximately        % of the total outstanding units (approximately        % if the underwriters exercise their option to purchase additional common units in full).

Distributions and Payments to Our General Partner and its Affiliates

        The following table summarizes the distributions and payments made or to be made by us to our general partner and its affiliates in connection with the formation, ongoing operation and any liquidation of PetroLogistics LP. These distributions and payments were or will be determined by and among affiliated entities and, consequently, are not the result of arm's-length negotiations.

Formation Stage

The consideration received by our general partner and its affiliates for the contribution of assets and liabilities to us	• The non-economic general partner interest to be issued to our general partner; plus
• common units to be issued to our sponsors and certain of our employees and affiliates.

Offering Stage

Distributions to our sponsors and certain members of our executive management team	We will draw $ million from our new term loan facility and the use of proceeds of such drawing, in part, to distribute $ million as a reimbursement of construction capital to our sponsors. In addition, we will use approximately $ million of the proceeds of this offering to make a distribution to our sponsors and their affiliates, our executive officers and certain of our employees (including $ million distributed to our sponsors to reimburse them for certain construction capital expenditures.)

Operational Stage

Distributions of available cash to our sponsors and certain of our employees and affiliates	We will generally make cash distributions to our unitholders pro rata, including to our sponsors and their affiliates, our executive officers and certain of our employees.

Payments to our general partner and its affiliates
Our general partner will not receive any management fee or other compensation in connection with the management of our business but will be entitled to be reimbursed for all direct and indirect expenses incurred on our behalf. For instance, we will reimburse our general partner for the salary, bonus, incentive compensation and other amounts that it pays to its employees and executive officers who perform services for us.

Liquidation Stage

Liquidation	Upon our liquidation, our unitholders will be entitled to receive liquidating distributions according to their respective capital account balances.

Agreements with Affiliates of Our General Partner

        In connection with our formation, we will enter into several agreements with affiliates of our general partner that govern the business relations among us, our general partner and such affiliates. In connection with the transactions that we will enter into to effect the offering, we intend to enter into new agreements with affiliates of our general partner. The agreements being amended include our partnership agreement, the terms of which are more fully described under "The Partnership Agreement" and elsewhere in this prospectus. These agreements were not the result of arm's-length negotiations and the terms of these agreements are not necessarily at least as favorable to the parties to these agreements as terms which could have been obtained from unaffiliated third parties.

  Contribution Agreement

        In connection with the Transactions, we intend to enter into a contribution, conveyance and assumption agreement with various affiliates of our general partner in order to facilitate the consummation of the Transactions. Pursuant to this agreement, (1) Propylene Holdings and our general partner will execute an amended and restated partnership agreement; (2) Propylene Holdings will contribute PL Propylene to us; (3) we will use the net proceeds of this offering and a portion of the proceeds of the borrowings drawn under our new term loan facility (a) to reimburse our sponsors for certain construction capital expenditures and (b) to make additional distributions to them and their affiliates, our executive officers and certain employees, (4) upon the earlier to occur of the exercise in full of the underwriters' option to purchase additional common units and the expiration of the 30-day option period, we will issue to our sponsors and certain of our employees and affiliates a number of common units equal to the excess, if any, of the total number of option units over the number of common units, if any, actually purchased by the underwriters in connection with the exercise of their option.

  Services Agreement for PL Midstream

        Certain of the employees and executive officers of our general partner who perform services for us also perform management and administrative services for PL Midstream, an entity that is controlled by Lindsay Goldberg. These employees and executive officers include our chief financial officer and certain members of our accounting team. Our general partner has entered into a services agreement with PL Midstream, pursuant to which our general partner is entitled to be reimbursed by PL Midstream for all direct and indirect expenses that it incurs in connection with performing services for PL Midstream.

  Former Services Agreement

        Historically, a formerly affiliated company performed services for us pursuant to a services agreement that we entered into in 2008 (the "former services agreement"). Pursuant to the former services agreement, we reimbursed this company for expenses incurred on our behalf, which expenses included executive management and employee salaries and benefits, travel and entertainment expenses, rent and other general and administrative expenses. Such expenses were allocated to us based upon certain assumptions and estimates that were made in order to allocate a reasonable share of such expenses from the formerly affiliated company to us so that our financial statements reflected substantially all costs of doing business.

        The former services agreement will be terminated upon the closing of this offering, and we will rely on the directors, executive officers and employees of our general partner to manage our business and conduct our operations.

  Registration Rights Agreement

        In connection with this offering, we will enter into a registration rights agreement with our sponsors, David Lumpkins and Nathan Ticatch, pursuant to which we may be required to register the sale of the common units they hold. Under the registration rights agreement, our sponsors will have the right to request that we register the sale of common units held by them and our sponsors, David Lumpkins and Nathan Ticatch will have the right to require us to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period. In addition, our sponsors and Messrs. Lumpkins and Ticatch will have the ability to exercise certain piggyback registration rights with respect to their securities if we elect to register any of our equity interests. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution and allocation of expenses. All of our common units held by our sponsors and any permitted transferee will be entitled to these registration rights, except that the demand registration rights may only be transferred in whole and not in part.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

        Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates (including our sponsors), on the one hand, and us and our public unitholders, on the other hand. Conflicts may arise as a result of the duties of our general partner to act for the benefit of its owners, which may conflict with our interests and the interests of our public unitholders. The directors and officers of our general partner, who are responsible for managing our business, have fiduciary duties to manage our general partner in a manner beneficial to its owners, our sponsors. At the same time, our general partner has a contractual duty under our partnership agreement to manage us in a manner that is in our best interests.

        Whenever a conflict arises between our general partner, on the one hand, and us or any other public unitholder, on the other, our general partner will resolve that conflict. Our partnership agreement contains provisions that replace default fiduciary duties under applicable law with contractual corporate governance standards as set forth therein. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without such replacement, might constitute breaches of fiduciary duty.

        Our general partner will not be in breach of its obligations under our partnership agreement or its duties to us or our unitholders if the resolution of a conflict is:

  •
  approved by the conflicts committee of the board of directors of our general partner, although our general partner is not obligated to seek such approval;

  •
  approved by the vote of a majority of the outstanding common units, excluding any units owned by the general partner or any of its affiliates, although our general partner is not obligated to seek such approval;

  •
  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

  •
  fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

        Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of its board of directors or from the common unitholders. If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the partnership, unless the context otherwise requires.

        Conflicts of interest could arise in the situations described below, among others.

  Our general partner's affiliates may compete with us.

        Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than acting as our general partner, guaranteeing debt of its affiliates and those activities incidental to its ownership of interests in us. However, except as provided in our partnership agreement, affiliates of our general partner (which includes our sponsors) are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us.

  The owners of our general partner are not required to share business opportunities with us.

        Our partnership agreement provides that the owners of our general partner are permitted to engage in separate businesses which directly compete with us and are not required to share or communicate or offer any potential business opportunities to us even if the opportunity is one that we might reasonably have pursued. The partnership agreement provides that the owners of our general partner will not be liable to us or any unitholder for breach of any duty or obligation by reason of the fact that such person pursued or acquired for itself any business opportunity.

  Our general partner is allowed to take into account the interests of parties other than us (such as our sponsors) in exercising certain rights under our partnership agreement.

        Our partnership agreement contains provisions that reduce the default standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its call right, its voting rights with respect to the units it owns, its registration rights and the determination of whether to consent to any merger or consolidation of the partnership or amendment of the partnership agreement.

  Our general partner has limited its liability in the partnership agreement and replaced default fiduciary duties with contractual corporate governance standards set forth therein, thereby restricting the remedies available to our unitholders for actions that, without such replacement, might constitute breaches of fiduciary duty.

        In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement:

  •
  permits our general partner to make a number of decisions in its individual capacity, as opposed to its capacity as general partner, thereby entitling our general partner to consider only the interests and factors that it desires, and imposes no duty or obligation on our general partner to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner;

  •
  provides that our general partner shall not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of our partnership;

  •
  generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be "fair and reasonable" to us, as determined by our general partner in good faith, and that, in determining whether a transaction or resolution is "fair and reasonable," our general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us;

  •
  provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or its officers or directors acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal; and

  •
  provides that in resolving conflicts of interest, it will be presumed that in making its decision, the general partner or its conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

        By purchasing a common unit, a common unitholder will agree to become bound by the provisions in our partnership agreement, including the provisions discussed above. See "—Fiduciary Duties."

  Actions taken by our general partner may affect the amount of cash distributions to unitholders.

        The amount of cash that is available for distribution to unitholders is affected by decisions of the board of directors of our general partner regarding such matters as:

  •
  the expenses associated with being a public company and other general and administrative expenses;

  •
  interest expense and other financing costs related to current and future indebtedness;

  •
  amount and timing of asset purchases and sales;

  •
  cash expenditures;

  •
  borrowings; and

  •
  issuance of additional units.

        Our partnership agreement permits us to borrow funds to make a distribution on all outstanding units, and further provides that we and our subsidiaries may borrow funds from our general partner and its affiliates.

  Our general partner and its affiliates are not required to own any of our common units. If our general partner's affiliates were to sell all or substantially all of their common units, this would heighten the risk that our general partner would act in ways that are more beneficial to itself than our common unitholders.

        Upon the closing of this offering, affiliates of our general partner will own the majority of our outstanding units, but there is no requirement that they continue to do so. The general partner and its affiliates are permitted to sell all of their common units, subject to certain limitations contained in our partnership agreement. In addition, the current owners of our general partner may sell the general partner interest to an unrelated third party. If neither the general partner nor its affiliates owned any of our common units, this would heighten the risk that our general partner would act in ways that are more beneficial to itself than our common unitholders.

  We will reimburse our general partner for expenses.

        We will reimburse our general partner for costs incurred in managing and operating us, including salary, bonus, incentive compensation and other amounts paid to its employees and executive officers who perform services for us. Our partnership agreement provides that the board of directors of our general partner will determine in good faith the expenses that are allocable to us.

  Common units are subject to our general partner's call right.

        If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by public unitholders at a price not less than their then-current market price, as calculated pursuant to the terms of our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your common units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the call right. There is no restriction in our partnership agreement that prevents our manager from issuing additional common units and exercising its call right. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. See "The Partnership Agreement—Call Right."

  Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm's-length negotiations.

        Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates is or will be the result of arm's-length negotiations.

        Our partnership agreement generally provides that if any affiliated transaction, such as an agreement, contract or arrangement between us and our general partner and its affiliates, is:

  •
  approved by a majority of the members of our conflicts committee;

  •
  approved by a majority of outstanding common units (excluding those owned by our general partner and its affiliates);

  •
  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

  •
  "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us) it will be deemed approved by all of our partners, and deemed to not constitute a breach of our partnership agreement or any duty thereunder or existing at law.

        The prosecution of any disputes or disagreements that could arise in the future under a contract or other agreement between us and our general partner would give rise to an automatic conflict of interest, as a common group of executive officers is likely to be on both sides of the transaction.

        Our general partner will determine, in good faith, the terms of any of these related party transactions entered into after the completion of this offering.

        Our general partner and its affiliates will have no obligation to permit us to use any of its facilities or assets, except as may be provided in contracts entered into specifically dealing with that use. There is no obligation of our general partner and its affiliates to enter into any contracts of this kind.

  Our general partner intends to limit its liability regarding our obligations.

        Our general partner intends to limit its liability under contractual arrangements (including our new credit facilities) so that the other party has recourse only to our assets and not against our general partner or its assets. Our partnership agreement provides that any action taken by our general partner to limit its liability or our liability is not a breach of our general partner's fiduciary duties, even if we could have obtained terms that are more favorable without the limitation on liability.

  Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

        Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

  We may choose not to retain separate counsel for ourselves or for the holders of common units.

        The attorneys, independent accountants and others who perform services for us in this offering have been retained by our general partner or its affiliates. Attorneys, independent accountants and others who perform services for us in the future will be selected by our general partner and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. However, we do not intend to do so in most cases.

  Except in limited circumstances, our general partner has the power and authority to conduct our business without limited partner approval.

        Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

  •
  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into securities of the partnership, and the incurring of any other obligations;

  •
  the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

  •
  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets or the merger or other combination of us with or into another person;

  •
  the negotiation, execution and performance of any contracts, conveyances or other instruments;

  •
  the distribution of partnership cash;

  •
  the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

  •
  the maintenance of insurance for our benefit and the benefit of our partners;

  •
  the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other entities;

  •
  the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

  •
  the indemnification of any person against liabilities and contingencies to the extent permitted by law;

  •
  the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities; and

  •
  the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

        See "The Partnership Agreement" for information regarding the voting rights of common unitholders.

Fiduciary Duties

        The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, restrict, expand or eliminate the fiduciary duties owed by general partners to other partners and the partnership. Our partnership agreement has eliminated these default fiduciary standards; instead, our general partner is accountable to us and our unitholders pursuant to the detailed contractual standards set forth in our partnership agreement. The duties owed to unitholders by our general partner are thus prescribed by our partnership agreement and not by default fiduciary duties.

        We have adopted these standards to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. Without such deviation from the default standards, such transactions could result in violations of our general partner's state law fiduciary duties. We believe this is appropriate and necessary because the board of directors of our general partner has duties to manage our general partner in a manner beneficial to its owners, and duties to manage us in a manner that is in our best interests. Without these modifications, our general partner's ability to make decisions involving conflicts of interest would be restricted. These modifications also enable our general partner to take into consideration all parties involved in the proposed action, so long as the resolution is in our best interests. Further, these modifications enable our general partner to attract and retain experienced and capable directors. However, these modifications disadvantage the common unitholders because they restrict the rights and remedies that would otherwise be available to unitholders for actions that, without such modifications, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of:

  •
  the default fiduciary duties under by the Delaware Act;

  •
  the standards contained in our partnership agreement that replace the default fiduciary duties; and

  •
  certain rights and remedies of limited partners contained in the Delaware Act.

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that any action taken or transaction engaged in be entirely fair to the Partnership.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in "good faith" and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These contractual standards reduce the obligations to which our general partner would otherwise be held.

Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:
• on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•       "fair and reasonable" to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

All conflicts of interest disclosed in this prospectus (including our agreements and other arrangements with affiliates of our general partner) have been approved by all of our partners under the terms of our partnership agreement.

If our general partner does not seek approval from the conflicts committee of its board of directors or the common unitholders, and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

Rights and remedies of limited partners	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its fiduciary duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of it and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.
Partnership agreement modified standards
In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us or our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that such person's conduct was criminal.

        In order to become one of our limited partners, a common unitholder is required to agree to be bound by the provisions in our partnership agreement, including the provisions discussed above. See "Description of Our Common Units—Transfer of Common Units." This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render our partnership agreement unenforceable against that person.

        Under our partnership agreement, we must indemnify our general partner and its officers, directors and managers, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We also must provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent or grossly negligent acts if it meets the requirements set forth above. To the extent that these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC such indemnification is contrary to public policy and therefore unenforceable.

Related Party Transactions

        We have adopted policies for the review, approval and ratification of transactions with related persons. At the discretion of our general partner's board of directors, a proposed related party transaction may generally be approved by the board in its entirety, or by a "conflicts committee" meeting the definitional requirements for such a committee under the partnership agreement.

DESCRIPTION OF OUR COMMON UNITS

Our Common Units

        The common units offered hereby represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions and exercise the rights and privileges provided to limited partners under our partnership agreement. For a description of the rights and privileges of holders of our common units to partnership distributions, see "How We Make Cash Distributions" and "Our Cash Distribution Policy and Restrictions on Distributions." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, see "The Partnership Agreement."

Transfer Agent and Registrar

        Duties.    American Stock Transfer & Trust Company will serve as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following, which must be paid by unitholders:

  •
  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

  •
  special charges for services requested by a holder of a common unit; and

  •
  other similar fees or charges.

        There is no charge to unitholders for disbursements of our quarterly cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

        Resignation or Removal.    The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If a successor has not been appointed or has not accepted its appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

  •
  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

  •
  automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

  •
  gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements entered into in connection with our formation and this offering.

        A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records from time to time as necessary to accurately reflect the transfers.

        We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Listing

        We intend to apply to list our common units on the New York Stock Exchange under the symbol "PDH."

THE PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

        We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

  •
  with regard to distributions of cash, see "How We Make Cash Distributions";

  •
  with regard to the fiduciary duties of our general partner, see "Conflicts of Interest and Fiduciary Duties";

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  with regard to the authority of our general partner to manage our business and activities, see "Management—Our Management";

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  with regard to the transfer of common units, see "Description of Our Common Units—Transfer of Common Units"; and

  •
  with regard to allocations of taxable income and taxable loss, see "Material U.S. Federal Income Tax Consequences."

Organization and Duration

        We were organized in June 2011 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

        Our purpose under our partnership agreement is limited to engaging in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

        Although our general partner has the ability to cause us and our subsidiary to engage in activities other than those related to the propylene production business and activities now or hereafter customarily conducted in conjunction with this business, our general partner may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or our limited partners. In general, our general partner is authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Capital Contributions

        Common unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability." For a discussion of our general partner's right to contribute capital to maintain its and its affiliates' percentage interest if we issue additional partnership interests, see "—Issuance of Additional Partnership Interests."

Voting Rights

        The following is a summary of the unitholder vote required for the matters specified below. Matters requiring the approval of a "unit majority" require the approval of a majority of the common units.

        At the closing of this offering, our sponsors will have the ability to ensure passage of, as well as the ability to ensure the defeat of, any amendment which requires a unit majority by virtue of their        % indirect, combined ownership of our common units.

        In voting their common units, our sponsors and their affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. The holders of a majority of the common units (including common units owned by our sponsors) represented in person or by proxy shall constitute a quorum at a meeting of such common unitholders, unless any such action requires approval by holders of a greater percentage of such units in which case the quorum shall be such greater percentage.

        The following is a summary of the vote requirements specified for certain matters under our partnership agreement:

Issuance of additional partnership interests	No approval right. See "—Issuance of Additional Partnership Interests."
Amendment of our partnership agreement

Certain amendments may be made by our general partner without the approval of the common unitholders. Other amendments generally require the approval of a unit majority. See "—Amendment of Our Partnership Agreement."

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. See "—Merger, Sale or Other Disposition of Assets."
Dissolution of our partnership	Unit majority. See "—Termination and Dissolution."
Continuation of our partnership upon dissolution	Unit majority. See "—Termination and Dissolution."
Withdrawal of our general partner

Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to September 30, 2021. See "—Withdrawal or Removal of Our General Partner."

Removal of our general partner	Not less than 66 2/3% of the outstanding common units, including common units held by our general partner and its affiliates. See "—Withdrawal or Removal of Our General Partner."
Transfer of the general partner interest

Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to September 30, 2021. See "—Transfer of General Partner Interests."

Transfer of ownership interests in our general partner	No approval required at any time. See "—Transfer of Ownership Interests in Our General Partner."

        If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of such units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the specific approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

        Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

  •
  arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

  •
  brought in a derivative manner on our behalf;

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  asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

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  asserting a claim arising pursuant to any provision of the Delaware Act; or

  •
  asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claims, suits, actions or proceedings.

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

  •
  to remove or replace our general partner;

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  to approve some amendments to our partnership agreement; or

  •
  to take other action under our partnership agreement

constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for such a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

        Our subsidiary conducts business in Texas. We and our current subsidiary or any future subsidiaries may conduct business in other states in the future. Maintenance of our limited liability as a member of our operating company may require compliance with legal requirements in the jurisdictions in which our operating company conducts business, including qualifying our subsidiaries to do business there. We have attempted to limit our liability for the obligations of our operating subsidiary by structuring it as a limited liability company.

        If, by virtue of our membership interest in our operating subsidiary or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or liability company statute, or that the right, or exercise of the right by the limited partners as a group, to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Interests

        Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

        It is possible that we will fund acquisitions through the issuance of additional common units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our quarterly cash distributions. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, have special voting rights to which the common units are not entitled or are senior in right of distribution to the common units. In addition, our partnership agreement does not prohibit the issuance by our subsidiary of equity interests, which may effectively rank senior to the common units.

        Our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates, to the extent necessary to maintain its and its affiliates' percentage interest, including such interest represented by common units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of Our Partnership Agreement

  General

        Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or any partner, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below under "—No Unitholder Approval," our general partner is required to seek written approval of the holders of the number of common units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

  Prohibited Amendments

        No amendment may be made that would:

  •
  enlarge the obligations of any limited partner or general partner without its consent, unless approved by at least a majority of the type or class of partner interests so affected;

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  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion;

  •
  change certain of the terms under which we can be dissolved; or

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  change the term of the Partnership.

        The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding common units, voting together as a single class (including common units owned by our sponsor and their affiliates). Upon completion of this offering, our sponsors and their affiliates will own approximately        % of the outstanding common units (approximately        % if the underwriters exercise their option to purchase additional common units in full).

  No Unitholder Approval

        Our general partner may generally make amendments to our partnership agreement without the approval of any other partner to reflect:

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  a change in our name, the location of our principal place of business, our registered agent or our registered office;

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  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

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  a change that our general partner determines to be necessary or appropriate for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor our subsidiary will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed);

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  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

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  an amendment that our general partner determines to be necessary or appropriate for the creation, authorization or issuance of additional partnership interests or rights to acquire partnership interests, as otherwise permitted by our partnership agreement;

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  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

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  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

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  any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

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  a change in our fiscal year or taxable year and related changes;

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  mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance; or

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  any other amendments substantially similar to any of the matters described above.

        In addition, our general partner may make amendments to our partnership agreement without the approval of any partner if our general partner determines that those amendments:

  •
  do not adversely affect in any material respect the partners considered as a whole or any particular class of partners;

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  are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline, or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

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  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of common units under the provisions of our partnership agreement; or

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  are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

  Opinion of Counsel and Unitholder Approval

        For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for U.S. federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding common units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under Delaware law of any of our limited partners.

        Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding common units in relation to other classes of units will require the approval of at least a majority of the type or class of common units so affected. Any amendment that would reduce the percentage of units required to take any action, other than to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced.

Merger, Sale or Other Disposition of Assets

        A merger or consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to us or other partners, including any duty to act in good faith or in the best interest of us or the other partners.

        In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

        Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our common units will be an identical unit of our partnership following the transaction and the partnership securities to be issued do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

        If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or our subsidiary into a new limited liability entity or merge us or our subsidiary into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters' rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

        We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

  (1)
  the election of our general partner to dissolve us, if approved by the holders of common units representing a unit majority;

  (2)
  there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

  (3)
  the entry of a decree of judicial dissolution of our partnership; or

  (4)
  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

        Upon a dissolution under clause (4), the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of common units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

  •
  the action would not result in the loss of limited liability under Delaware law of any limited partner; and

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  neither our partnership nor our subsidiary would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as set forth in our partnership agreement. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

        Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to September 30, 2021 without obtaining the approval of the holders of at least a majority of the outstanding common units excluding common units held by our general partner and its affiliates, and by giving 90 days' written notice and furnishing an opinion of counsel regarding limited liability and tax matters. On or after September 30, 2021, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days' notice to the unitholders if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest without the approval of the unitholders. See "—Transfer of General Partner Interest."

        Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a majority of the outstanding classes of common units voting as a single class may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. See "—Termination and Dissolution."

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding common units, voting together as a single class, including common units held by our sponsors and their affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units. The ownership of more than 33 1/3% of the outstanding common units by our sponsors and their affiliates gives them the ability to prevent our general partner's removal. At the closing of this offering, our sponsors and their

affiliates will own approximately        % of the outstanding common units (approximately        % if the underwriters exercise their option to purchase additional common units in full).

        In the event of removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to the fair market value of the general partner interest. Under all other circumstances where our general partner withdraws or is removed, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for its fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

        If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interest will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, we will be required to reimburse the departing general partner for all amounts due to the general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

        Except for the transfer by our general partner of all, but not less than all, of its general partner interest in our partnership to:

  •
  an affiliate of our general partner (other than an individual), or

  •
  another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity,

  •
  our general partner may not transfer all or any part of its general partner interest to another person prior to September 30, 2021 without the approval of both the holders of at least a majority of the outstanding common units, excluding common units held by our general partner or our sponsors and their affiliates. On or after September 30, 2021, the general partner interest will be freely transferable. As a condition of any transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

        Our general partner and its affiliates may at any time transfer common units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in Our General Partner

        At any time, the owners of our general partner may sell or transfer all or part of their ownership interests in our general partner to an affiliate or a third party without the approval of our unitholders.

Change of Management Provisions

        Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove PetroLogistics GP LLC as our general partner or otherwise change management. See "—Withdrawal or Removal of Our General Partner" for a discussion of certain consequences of the removal of our general partner. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of common units, that person or group loses voting rights on all of its common units. This loss of voting rights does not apply in certain circumstances. See "—Voting Rights."

Call Right

        If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of the class held by public unitholders, as of a record date to be selected by our general partner, on at least 10 but not more than 60 days' notice. Immediately following this offering the only class of limited partner interest outstanding will be the common units, and our sponsors and their affiliates will own        % of the total outstanding common units.

        The purchase price in the event of such an acquisition will be the greater of:

  (1)
  the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

  (2)
  the average of the daily closing prices of the limited partner interests over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed.

        As a result of our general partner's right to purchase outstanding common units, a holder of common units may have its common units purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The U.S. federal income tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. See "Material U.S. Federal Income Tax Consequences—Disposition of Common Units."

Non-Citizen Assignees; Redemption

        If our general partner, with the advice of counsel, determines we are subject to U.S. federal, state or local laws or regulations that create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

  •
  obtain proof of the nationality, citizenship or other related status of our limited partner (and their owners, to the extent relevant); and

  •
  permit us to redeem the common units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by the board to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

 Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders who are record holders of common units on the record date will be entitled to notice of, and to vote at, meetings of our unitholders and to act upon matters for which approvals may be solicited. Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. See "—Issuance of Additional Partnership Interests." However, if at any time any person or group, other than our general partner and its affiliates, a direct or subsequently approved transferee of our general partner or their affiliates, or, upon the approval by the general partner, any other unitholder, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report, or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner or Assignee

        Except as described above under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional contributions. By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records.

Indemnification

        Under our partnership agreement we will indemnify the following persons in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings:

  (1)
  our general partner;

  (2)
  any departing general partner;

  (3)
  any person who is or was a director, officer, fiduciary, trustee, manager or managing member of us or our subsidiary, our general partner or any departing general partner;

  (4)
  any person who is or was serving as a director, officer, fiduciary, trustee, manager or managing member of another person owing a fiduciary duty to us or our subsidiary at the request of a general partner or any departing general partner;

  (5)
  any person who controls our general partner; or

  (6)
  any person designated by our general partner.

        Any indemnification under these provisions will only be out of our assets. Unless they otherwise agree, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

        Our partnership agreement requires us to reimburse our general partner for (1) all direct and indirect expenses it incurs or payments it makes on our behalf (including salary, bonus, incentive compensation and other amounts paid to any person, including affiliates of our general partner, to perform services for us or for the general partner in the discharge of its duties to us) and (2) all other expenses reasonably allocable to us or otherwise incurred by our general partner in connection with operating our business (including expenses allocated to our general partner by its affiliates). Our general partner is entitled to determine the expenses that are allocable to us.

Books and Reports

        Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

        We will furnish or make available to record holders of our common units, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available a report containing our unaudited financial statements within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

        We will furnish each record holder of a unit with tax information reasonably required for federal and state income tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

        In addition, our sponsors will have full and complete access to any records relating to our business, and our general partner will cause its officers and independent accountants to be available to discuss our business and affairs with our sponsors' officers, agents and employees.

Right to Inspect Our Books and Records

        Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his/her interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

  (1)
  a current list of the name and last known address of each record holder;

  (2)
  information as to the amount of cash, and a description and statement of the agreed value of any other capital contribution, contributed or to be contributed by each partner and the date on which each became a partner;

  (3)
  copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

  (4)
  information regarding the status of our business and financial condition (provided that obligation shall be satisfied to the extent the limited partner is furnished our most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the SEC pursuant to Section 13 of the Exchange Act); and

  (5)
  any other information regarding our affairs that our general partner determines is just and reasonable.

        Our general partner may, and intends to, keep confidential from the limited partners' trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any units sold by our general partner or any of its affiliates if an exemption from the registration requirements is not otherwise available. We will not be required to effect more than one registration pursuant to this provision in any twelve-month period, and our general partner can defer filing a registration statement for up to six months if it determines that this would be in our best interests due to a pending transaction, investigation or other event. We have also agreed that, if we at any time propose to file a registration statement for an offering of partnership interests for cash, we will use all commercially reasonable efforts to include such number of partnership interests in such registration statement as any of our general partner or any of its affiliates shall request. We are obligated to pay all expenses incidental to these registrations, other than underwriting discounts and commissions. The registration rights in our partnership agreement are applicable with respect to our general partner and its affiliates after it ceases to be a general partner for up to two years following the effective date of such cessation. In addition, in connection with this offering, we will enter into an amended and restated registration rights agreement with our sponsors and certain of our employees and affiliates, pursuant to which we may be required to register the sale of the common units they hold. See "Common Units Eligible for Future Sale."

 COMMON UNITS ELIGIBLE FOR FUTURE SALE

        Upon the completion of this offering, there will be                common units outstanding,                 of which will be owned by our sponsors and certain of our employees and affiliates, assuming the underwriters do not exercise their option to purchase additional common units; if they exercise such option in full, our sponsors and certain of our employees and affiliates will own                common units. The sale of these common units could have an adverse impact on the price of our common units or on any trading market that may develop.

        The                common units sold in this offering (or                common units if the underwriters exercise their option to purchase additional common units in full) will generally be freely transferable without restriction or further registration under the Securities Act. However, any common units held by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption from the registration requirements of the Securities Act pursuant to Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of ours to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

  •
  1% of the total number of the class of securities outstanding; or

  •
  the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

        Sales under Rule 144 by our affiliates are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned common units for at least six months, would be entitled to sell those common units under Rule 144 without regard to the volume, manner of sale and notice requirements of Rule 144 so long as we comply with the current public information requirement for the next six months after the six-month holding period expires.

        Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type without a vote of the unitholders. Any issuance of additional common units or other equity interests would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. See "The Partnership Agreement—Issuance of Additional Partnership Interests."

        Under our partnership agreement, our general partner and its affiliates have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of the partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our general partner will continue to have these registration rights for two years after it ceases to be a general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Our general partner and its affiliates also may sell their units in private transactions at any time, subject to compliance with applicable laws.

        In connection with this offering, we will enter into a registration rights agreement with our sponsors and David Lumpkins and Nathan Ticatch. Under this agreement, our sponsors and David Lumpkins and Nathan Ticatch will have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold, subject to certain limitations. See "Certain Relationships and Related Party Transactions—Agreements with Certain Affiliates of our General Partner—Registration Rights Agreement."

        We, our general partner, the directors and executive officers of our general partner, and our sponsors have agreed not to sell any common units until 180 days after the date of this prospectus, subject to certain exceptions. See "Underwriters" for a description of these lock-up provisions.

        In addition, we intend to file a registration statement on Form S-8 under the Securities Act to register                common units issuable under our long-term incentive plan. This registration statement is expected to be filed following the effective date of the registration statement of which this prospectus is a part and will be effective upon filing. Units issued under our long-term incentive plan will be eligible for resale in the public market without restriction after the effective date of the Form S-8 registration statement, subject to Rule 144 limitations applicable to affiliates.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective unitholders. To the extent this section discusses federal income taxes, that discussion is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed U.S. Treasury regulations thereunder (the "Treasury Regulations"), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the federal income tax consequences to a prospective unitholder to vary substantially from those described below. Unless the context otherwise requires, references in this section to "we" or "us" are references to the partnership and its subsidiaries.

        Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that affect us or our unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), whose functional currencies are the U.S. dollar and who hold units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships, entities treated as partnerships for federal income tax purposes, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts ("IRAs"), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, because each unitholder may have unique circumstances beyond the scope of the discussion herein, we encourage each unitholder to consult such unitholder's own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences that are particular to that unitholder resulting from ownership or disposition of its units.

        We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our units and the prices at which such units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution. Furthermore, our tax treatment, or the tax treatment of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions, which might be retroactively applied.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units (please see "—Tax Consequences of Unit Ownership—Treatment of Short Sales"); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please see "—Disposition of Units—Allocations Between Transferors and Transferees"); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please see "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units").

Taxation of the Partnership

  Partnership Status

        We expect to be treated as a partnership for federal income tax purposes and, therefore, generally will not be liable for federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the unitholder had earned such income directly, even if no cash distributions are made to the unitholder. Distributions by us to a unitholder generally will not give rise to income or gain taxable to such unitholder, unless the amount of cash distributed to a unitholder exceeds the unitholder's adjusted tax basis in its units.

        Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership's gross income for every taxable year it is publicly traded consists of "qualifying income," the partnership may continue to be treated as a partnership for federal income tax purposes (the "Qualifying Income Exception"). Qualifying income includes (i) income and gains derived from the refining, transportation, storage, processing and marketing of crude oil, natural gas and products thereof, (ii) interest (other than from a financial business), (iii) dividends, (iv) gains from the sale of real property and (v) gains from the sale or other disposition of capital assets held for the production of qualifying income. We estimate that less than        % of our current gross income is not qualifying income; however, this estimate could change from time to time.

        Based upon factual representations made by us and our general partner regarding the composition of our income and the other representations set forth below, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for federal income tax purposes. In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied include, without limitation:

  (1)
  Neither we nor any of our partnership or limited liability company subsidiaries has elected to be treated as a corporation for federal income tax purposes; and

  (2)
  For each taxable year since and including the year of our initial public offering, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is "qualifying income" within the meaning of Section 7704(d) of the Code.

        We believe that these representations are true and will be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then distributed that stock to our unitholders in liquidation of their units. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

        If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders. Accordingly, our taxation as a corporation would materially reduce our cash distributions to unitholders and thus would likely substantially reduce the value of our units. In addition, any distribution made to a unitholder would be treated as (i) a taxable dividend income to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder's tax basis in our units, and thereafter (iii) taxable capital gain.

        The remainder of this discussion assumes that we will be treated as a partnership for federal income tax purposes.

 Tax Consequences of Unit Ownership

  Limited Partner Status

        Unitholders who are admitted as limited partners of the partnership, as well as unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as partners of the partnership for federal income tax purposes. For a discussion related to the risks of losing partner status as a result of short sales, please see "—Tax Consequences of Unit Ownership—Treatment of Short Sales." Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under the circumstances.

  Flow-Through of Taxable Income

        Subject to the discussion below under "—Entity-Level Collections of Unitholder Taxes" with respect to payments we may be required to make on behalf of our unitholders, we will not pay any federal income tax. Rather, each unitholder will be required to report on its income tax return its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

  Ratio of Taxable Income to Distributions

        We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2013, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be         % or less of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that earnings from operations will approximate the amount required to make the anticipated quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual ratio of taxable income to cash distributions could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than our estimate with respect to the period described above if:

  •
  the earnings from operations exceeds the amount required to make anticipated quarterly distributions on all units, yet we only distribute the anticipated quarterly distributions on all units; or

  •
  we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

  Basis of Units

        A unitholder's tax basis in its units initially will be the amount it paid for those units plus its initial share of our liabilities. That basis generally will be (i) increased by the unitholder's share of our income and any increases in such unitholder's share of our nonrecourse liabilities, and (ii) decreased, but not below zero, by distributions to it, by its share of our losses, any decreases in its share of our nonrecourse liabilities and its share of our expenditures that are neither deductible nor required to be capitalized.

  Treatment of Distributions

        Distributions made by us to a unitholder generally will not be taxable to the unitholder, unless such distributions exceed the unitholder's tax basis in its units, in which case the unitholder will recognize gain taxable in the manner described below under "—Disposition of Units."

        Any reduction in a unitholder's share of our "nonrecourse liabilities" (liabilities for which no partner bears the economic risk of loss) will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder's percentage interest in us because of our issuance of additional units will decrease the unitholder's share of our nonrecourse liabilities. For purposes of the foregoing, a unitholder's share of our nonrecourse liabilities generally will be based upon that unitholder's share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder's share of our profits. Please see "Disposition of Units."

        A non-pro rata distribution of money or property (including a deemed distribution described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture and substantially appreciated "inventory items," both as defined in Section 751 of the Code ("Section 751 Assets"). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for an allocable portion of the non-pro rata distribution. This latter deemed exchange generally will result in the unitholder's realization of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

  Limitations on Deductibility of Losses

        The deduction by a unitholder of its share of our losses will be limited to the lesser of (i) the unitholder's tax basis in its units, and (ii) in the case of a unitholder who is an individual, estate, trust or corporation (if more than 50% of the corporation's stock is owned directly or indirectly by or for five or fewer individuals or a specific type of tax exempt organization), the amount for which the unitholder is considered to be "at risk" with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder's share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment.

        A unitholder subject to the basis and at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions as a result of a reduction in a unitholder's share of nonrecourse liabilities) cause the unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder's tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used.

        In addition to the basis and at risk limitations, passive activity loss limitations generally limit the deductibility of losses incurred by individuals, estates, trusts, some closely held corporations and personal service corporations from "passive activities" (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses we generate will be available to offset only our passive income generated in the future. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of all of its units in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk and basis limitations.

  Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

  •
  interest on indebtedness properly allocable to property held for investment;

  •
  interest expense attributed to portfolio income; and

  •
  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Such term generally does not include qualified dividend income or gains attributable to the disposition of property held for investment. A unitholder's share of a publicly traded partnership's portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

  Entity-Level Collections of Unitholder Taxes

        If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder or our general partner, we are authorized to pay those taxes and treat the payment as a distribution of cash to the relevant unitholder or general partner. Where the relevant unitholder's identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

  Allocation of Income, Gain, Loss and Deduction

        In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and our unitholders in accordance with their percentage interests in us. If we have a net loss, our items of income, gain, loss and deduction will be allocated first among the general partner and our unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and thereafter to our general partner. At any time that distributions are made to the common units and not to the subordinated units, or that incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of such distributions.

        Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a "Book-Tax Disparity"). In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

        An allocation of items of our income, gain, loss or deduction, generally must have "substantial economic effect" as determined under Treasury Regulations. If an allocation does not have substantially economic effect, it will be reallocated to our unitholders the basis of their interests in us, which will be determined by taking into account all the facts and circumstances, including:

  •
  our partners' relative contributions to us;

  •
  the interests of all of our partners in our profits and losses;

  •
  the interest of all of our partners in our cash flow; and

  •
  the rights of all of our partners to distributions of capital upon liquidation.

        Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will have substantial economic effect.

  Treatment of Short Sales

        A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the unitholder, and (ii) any cash distributions received by the unitholder as to those units would be fully taxable, possibly as ordinary income.

        Due to lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder whose units are loaned to a short seller to cover a short sale of our units. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please see "—Disposition of Units—Recognition of Gain or Loss."

  Alternative Minimum Tax

        If a unitholder is subject to federal alternative minimum tax, such tax will apply to such unitholder's distributive share of any items of our income, gain, loss or deduction. The current alternative minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors with respect to the impact of an investment in our units on their alternative minimum tax liability.

  Tax Rates

        Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 35%; and 15%, respectively. However, absent new legislation extending the current rates, beginning January 1, 2013, the highest marginal federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

        A 3.8% Medicare tax on certain investment income earned by individuals, estates, and trusts will apply for taxable years beginning after December 31, 2012. For these purposes, investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income from all investments, or (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse) or $200,000 (if the unitholder is unmarried). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

  Section 754 Election

        We have made the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchased units under Section 743(b) of the Code to reflect the unit purchase price. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant purchase. The Section 743(b) adjustment does not apply to a person who purchases units directly from us. For purposes of this discussion, a unitholder's basis in our assets will be considered to have two components: (1) its share of the tax basis in our assets as to all unitholders ("common basis") and (2) its Section 743(b) adjustment to that tax basis (which may be positive or negative).

        Under Treasury Regulations, a Section 743(b) adjustment attributable to property depreciable under Section 168 of the Code, such as our storage assets, may be amortizable over the remaining cost recovery period for such property, while a Section 743(b) adjustment attributable to properties subject to depreciation under Section 167 of the Code, must be amortized straight-line or using the 150% declining balance method. As a result, if we owned any assets subject to depreciation under Section 167 of the Code, the amortization rates could give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing units from other unitholders.

        Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with these or any other Treasury Regulations. Please see "—Uniformity of Units." Consistent with this authority, we intend to treat properties depreciable under Section 167, if any, in the same manner as properties depreciable under Section 168 for this purpose. These positions are consistent with the methods employed by other publicly traded partnerships but are inconsistent with the existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach.

        The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder's tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder's basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please see "—Disposition of Units—Recognition of Gain or Loss." If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

  Accounting Method and Taxable Year

        We will use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please see "—Disposition of Units—Allocations Between Transferors and Transferees."

  Tax Basis, Depreciation and Amortization

        The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our partners holding interests in us prior to this offering. Please see "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please see "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Units—Recognition of Gain or Loss."

        The costs we incurred in offering and selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses.

  Valuation and Tax Basis of Our Properties

        The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the initial tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

  Recognition of Gain or Loss

        A unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder's amount realized and tax basis for the units sold. A unitholder's amount realized will equal the sum of the cash or the fair market value of other property it receives plus its share of our liabilities with respect to such units. Because the amount realized includes a unitholder's share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, primarily depreciation recapture. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership.

        Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, a unitholder may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  •
  a short sale;

  •
  an offsetting notional principal contract; or

  •
  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

  Allocations Between Transferors and Transferee

        In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

  Notification Requirements

        A unitholder who sells or purchases any of units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

  Constructive Termination

        We will be considered to have terminated our partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder's taxable income for the year of termination.

        A constructive termination occurring on a date other than December 31 will result in us filing two tax returns for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. However, pursuant to an IRS relief procedure the IRS may allow, among other things, a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

        Because we cannot match transferors and transferees of units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity could result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6), which is not anticipated to apply to a material portion of our assets. Any non-uniformity could have a negative impact on the value of the units. Please see "—Tax Consequences of Unit Ownership—Section 754 Election."

        Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units even under circumstances like those described above. These positions may include reducing for some unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to validity of such filing positions.

        A unitholder's basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder's basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please see "—Disposition of Units—Recognition of Gain or Loss" above and "—Tax Consequences of Unit Ownership—Section 754 Election" above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders who are tax-exempt entities or non-U.S. persons should consult their tax advisor before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of their ownership of our units. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to non-U.S. unitholders are subject to withholding at the highest applicable effective tax rate. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

        A foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of "effectively connected income," a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with that unitholder's indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign unitholder generally will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

  Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

        Neither we, nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible, and such a contention could negatively affect the value of the units. The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of its own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to its returns.

        Partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code requires that one partner be designated as the "Tax Matters Partner" for these purposes, and our partnership agreement designates our general partner.

        The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action.

        A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

  Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  (1)
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  (2)
  a statement regarding whether the beneficial owner is:

  (a)
  a non-U.S. person;

  (b)
  a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

  (c)
  a tax-exempt entity;

  (3)
  the amount and description of units held, acquired or transferred for the beneficial owner; and

  (4)
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1.5 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

  Accuracy-Related Penalties

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

        For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  (1)
  for which there is, or was, "substantial authority;" or

  (2)
  as to which there is a reasonable basis and the relevant facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the relevant facts on their returns. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us, or any of our investments, plans or arrangements.

        A substantial valuation misstatement exists if (a) the value of any property, or the tax basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or tax basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for a corporation other than an S Corporation or a personal holding company). The penalty is increased to 40% in the event of a gross valuation misstatement. We do not anticipate making any valuation misstatements.

        In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

  Reportable Transactions

        If we were to engage in a "reportable transaction," we (and possibly our unitholders and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single tax year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly our unitholders' tax return) would be audited by the IRS. Please see "—Administrative Matters—Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, our unitholders may be subject to the following provisions of the American Jobs Creation Act of 2004:

  •
  accuracy-related penalties with a broader scope. significantly narrower exceptions, and potentially greater amounts than described above at "—Administrative Matters—Accuracy-Related Penalties";

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

  •
  in the case of a listed transaction, an extended statute of limitations. We do not expect to engage in any "reportable transactions."

 State, Local and Other Tax Considerations

        In addition to federal income taxes, unitholders will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property or in which the unitholder is a resident. We currently conduct business or own property only in Texas, which imposes an income tax on corporations and other entities but does not impose a personal income tax. Moreover, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of its investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, or non-U.S. tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all tax returns that may be required of it.

INVESTMENT IN PETROLOGISTICS LP BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

  •
  whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

  •
  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

        The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and also IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan.

        In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

        The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

  (1)
  the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

  (2)
  the entity is an "operating company," meaning it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

  (3)
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above and IRAs.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (1) and (2) above.

        Plan fiduciaries contemplating a purchase of common units are encouraged to consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

 UNDERWRITERS

        Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, Citigroup Global Markets Inc., UBS Securities LLC and Wells Fargo Securities, LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of common units indicated below.

Name	Number of Common Units
Morgan Stanley & Co. LLC
Citigroup Global Markets Inc.
UBS Securities LLC
Wells Fargo Securities, LLC
SG Americas Securities, LLC
Stifel, Nicolaus & Company, Incorporated

Total

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the common units subject to their acceptance of the common units from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common units offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common units offered by this prospectus if any such common units are taken. However, the underwriters are not required to take or pay for the common units covered by the underwriters' over-allotment option described below.

        The per common unit price of any common units sold by the underwriters shall be the public offering price listed on the cover page of this prospectus, in United States dollars, less an amount not greater than the per common unit amount of the concession to dealers described below.

        The underwriters initially propose to offer part of the common units directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $            a common unit under the public offering price. Any underwriter may allow, and such dealers may reallow, a concession not in excess of $            a common unit to other underwriters or to certain dealers. After the initial offering of the common units, the offering price and other selling terms may from time to time be varied by the representatives.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of                        additional common units at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the offering of the common units offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional common units as the number listed next to the underwriter's name in the preceding table bears to the total number of common units listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public for the additional common units will be approximately $             million, the total underwriters' discounts and commissions will be approximately $             million, and the total proceeds to us will be approximately $             million.

        If the underwriters do not exercise their option to purchase additional common units, we will issue                        common units to our sponsors and their affiliates, our executive officers and certain of our employees upon the option's expiration. If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to such exercise will be issued to the public and the remainder, if any, will be issued to our sponsors and their affiliates, our executive officers and certain of our employees. Accordingly, the exercise of the underwriters' option will not affect the total number of common units outstanding.

        We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $             million.

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of common units offered by them.

        We intend to apply to list our common units on the New York Stock Exchange, under the symbol "PDH."

        We, our general partner, the directors and executive officers of our general partner, and our sponsors have agreed that, without the prior written consent of Morgan Stanley & Co. LLC, on behalf of the underwriters, and subject to specified exceptions, we and they will not, during the period ending 180 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common units beneficially owned or any securities so owned that are convertible into or exercisable or exchangeable for common units; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common units,

whether any such transaction described above is to be settled by delivery of common units or such other securities, in cash or otherwise.

        The restrictions described in this paragraph do not apply to:

  •
  the sale of common units to the underwriters pursuant to the underwriting agreement;

  •
  the issuance by us of common units upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

  •
  transactions by any person other than us relating to common units or other securities acquired in open market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Exchange Act is required or will be voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions.

        The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

        The underwriters have informed us that they do not presently intend to release common units or other securities subject to the lock-up agreements. Any determination to release any common units or other securities subject to the lock-up agreements would be based on a number of factors at the time of any such determination; such factors may include the market price of the common units, the liquidity of the trading market for the common units, general market conditions, the number of common units or other securities subject to the lock-up agreements proposed to be sold, and the timing, purpose and terms of the proposed sale.

        In order to facilitate the offering of the common units, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common units. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common units for their own account. In addition, to cover over-allotments or to stabilize the price of the common units, the underwriters may bid for, and purchase, common units in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common units in the offering, if the syndicate repurchases previously distributed common units in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common units above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        Because the Financial Industry Regulatory Authority, or FINRA, views the common units offered under this prospectus as interests in a direct participation program, this offering is being made in compliance with Rule 2310 of the FINRA conduct rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for quotation on a national securities exchange.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us, our general partner and our sponsors, for which they received or will receive customary fees and expenses.

        Furthermore, certain of the underwriters and their respective affiliates may, from time to time, enter into arms-length transactions with us in the ordinary course of their business. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments of PetroLogistics LP or our affiliates. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

        A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of common units to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to the underwriters that may make Internet distributions on the same basis as other allocations.

Directed Unit Program

        At our request, the underwriters have reserved for sale, at the initial public offering price, up to                                    common units offered hereby for our employees and the directors and officers of our general partner, and our sponsors. The number of common units available for sale to the general public will be reduced to the extent such persons purchase such reserved common units. Any reserved common units which are not so purchased will be offered by the underwriters to the general public on the same terms as the other common units offered hereby.

Pricing of the Offering

        Prior to this offering, there has been no public market for our common units. The initial public offering price was determined by negotiations between us and the representatives. Among the factors to be considered in determining the initial public offering price will be our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, the market prices of securities, and certain financial and operating information, of companies engaged in activities similar to ours. The estimated initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors.

        We cannot assure you that the prices at which the common units will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common units will develop and continue after this offering.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of common units which are the subject of the offering contemplated by this prospectus to the public in that Member State other than:

  (1)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (2)
  to fewer than 100 or, if such Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (3)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of the above, the expression an "offer of common units to the public" in relation to any common units in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common units to be offered so as to enable an investor to decide to purchase or subscribe the common units, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in that Member State) and includes any relevant implementing measure in that Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        This prospectus and any other material in relation to the common units described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive ("qualified investors") that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial

Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as "relevant persons"). The common units are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such common units will be engaged in only with, relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

Switzerland

        This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations ("CO") and the common units will not be listed on the SIX Swiss Exchange. Therefore, the Prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the common units may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the common units with a view to distribution.

Hong Kong

        The common units may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common units may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common units which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common units may not be circulated or distributed, nor may the common units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the common units are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire common unit capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, common units, debentures and units of common units and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the common units under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

        The common units have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any common units, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

        The validity of the common units and certain other legal matters will be passed upon for us by Vinson & Elkins, L.L.P., New York, New York. Andrews Kurth LLP, Houston, Texas is acting as counsel to the underwriters.

EXPERTS

        The financial statements of PL Propylene LLC at December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The balance sheet of PetroLogistics LP at June 9, 2011 appearing in this Prospectus and Registration Statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common units being offered hereunder. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common units, we refer you to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed as an exhibit and reference thereto is qualified in all respects by the terms of the filed exhibit. The registration statement, including exhibits, may be inspected without charge at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of it may be obtained from that office after payment of fees prescribed by the SEC. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Page
PETROLOGISTICS LP
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Introduction	F-2
Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 2011	F-3
Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 2010	F-4
Unaudited Pro Forma Consolidated Statement of Operations for the Three Months Ended March 31, 2011	F-5
Notes to Unaudited Pro Forma Consolidated Financial Statements	F-6
PL PROPYLENE LLC
Report of Independent Registered Public Accounting Firm	F-10
Audited Balance Sheets as of December 31, 2009 and 2010, Unaudited Balance Sheet as of March 31, 2011 and Unaudited Supplemental Pro Forma Balance Sheet as of March 31, 2011	F-11
Audited Statements of Operations for the Years Ended December 31, 2008, 2009 and 2010 and Unaudited Statements of Operations for the Three Months Ended March 31, 2010 and 2011	F-12
Statements of Changes in Member's Equity	F-13
Audited Statements of Cash Flows for the Years Ended December 31, 2008, 2009 and 2010 and Unaudited Statements of Cash Flows for the Three Months Ended March 31, 2010 and 2011	F-14
Notes to Financial Statements	F-15
PETROLOGISTICS LP
Report of Independent Registered Public Accounting Firm	F-33
Audited Balance Sheet as of June 9, 2011	F-34
Notes to the Balance Sheet	F-35

PETROLOGISTICS LP

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Introduction

        The unaudited pro forma consolidated financial statements of PetroLogistics LP have been derived from the audited historical and unaudited historical financial statements of our predecessor for accounting purposes, PL Propylene LLC ("PL Propylene" or the "Predecessor") included elsewhere in this prospectus and are qualified in their entirety by reference to such historical financial statements and related notes contained therein. The unaudited pro forma consolidated financial statements should be read in conjunction with the audited and unaudited financial statements of PL Propylene, the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. References herein to "us", "we", "our" or similar terms when used in a historical context refer to PL Propylene. When used in the present tense or prospectively, those terms refer to PetroLogistics LP and its subsidiaries unless the context otherwise requires or where otherwise indicated.

        Prior to this offering, we are wholly-owned by Propylene Holdings LLC. Effective with this offering, Propylene Holdings LLC will contribute PL Propylene to us, and we will own and operate PL Propylene thereafter. The contribution of PL Propylene to us will be recorded at historical cost as it is considered to be a reorganization of entities under common control.

        The unaudited pro forma consolidated financial statements have been prepared by adjusting the historical financial statements of PL Propylene. The pro forma adjustments are based on currently available information and certain estimates and assumptions that we believe are reasonable. Therefore, the actual adjustments will differ from the pro forma adjustments. However, we believe that the assumptions provide a reasonable basis for presenting the significant effects of the contemplated transactions and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma consolidated financial statements.

        The unaudited pro forma consolidated financial statements are not necessarily indicative of the results that we would have achieved had the transactions described herein actually taken place on the dates indicated, and do not purport to be indicative of future financial position or operating results.

        The unaudited pro forma consolidated financial statements have been prepared on the basis that PetroLogistics will be treated as a partnership for U.S. federal income tax purposes and assume that the underwriters do not exercise their option to purchase additional common units and that the additional common units subject to the underwriters' option are distributed to our sponsors and their affiliates, our executive officers and certain of our employees after the option expires.

PETROLOGISTICS LP

UNAUDITED PRO FORMA
CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2011

	Predecessor Actual as of March 31, 2011	Pro Forma Adjustments		Pro Forma as of March 31, 2011
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$—	$—		$5,000
		380,000	a
		(179,596)	b
		(186,779)	c
		(8,625)	d
		600,000	g
		(40,000)	h
		(560,000)	i
Restricted cash	2,904	(2,904)	b	—
Accounts receivable	31,913	—		31,913
Accounts receivable, related parties	258	—		258
Inventory	13,153	—		13,153
Prepaid expenses and other current assets	1,757	—		1,757

Total current assets	49,985	2,096		52,081
Property, plant and equipment, net	605,385	—		605,385
Intangible assets, net	9,868	—		9,868
Deferred financing costs and other	10,138	8,625	d	8,626
		(10,137)	e

Total assets	$675,376	$584		$675,960

Liabilities and member's equity
Current liabilities:
Accounts payable	$12,345	$—		$12,345
Accounts payable, related parties	1,082	—		1,082
Accrued liabilities	2,460	—		2,460
Revolving loan	32,500	(32,500)	b	—
Deferred revenue	11,363	—		11,363
Other current liabilities	172	—		172
Bank debt	150,000	(150,000)	b	—

Total current liabilities	209,922	(182,500)		27,422
Long-term debt	—	380,000	a	380,000
Asset retirement obligation	1,114	—		1,114

Total liabilities	211,036	197,500		408,536
Member's equity	464,340	(464,340)	f	—
PRO FORMA PARTNERS' CAPITAL
Unitholder's capital
Units held by public
Common units: common units issued and outstanding	—	600,000	g	560,000
		(40,000)	h
Units held by sponsors and their affiliates, executive officers and certain employees
Common units: common units issued and outstanding	—	(186,779)	c	(292,576)
		(10,137)	e
		464,340	f
		(560,000)	i
		90,000	k
		(90,000)	k
General partner interest	—	—	j

Total pro forma partners' capital	—	267,424		267,424

Total liabilities and partners' capital	$675,376	$584		$675,960

PETROLOGISTICS LP

UNAUDITED PRO FORMA
CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2010

	Predecessor Actual Year Ended December 31, 2010	Pro Forma Adjustments		Pro Forma Year Ended December 31, 2010
	(In Thousands)
Sales	$30,351	$—			30,351
Cost of sales	41,836	—			41,836

Gross loss	(11,485)	—			(11,485)
General and administrative expense	22,884	—			22,884

Operating loss	(34,369)	—			(34,369)
Interest expense, net	(5,418)	5,421	a		(12,343)
		(10,945)	b
		(951)	c
		(450)	d
Other income	52	—			52

Net loss before income tax expense	(39,735)	(6,925)			(46,660)
Income tax expense	—	—			—

Net loss	$(39,735)	$(6,925)			$(46,660)

Common unitholders' interest in net income				$
Loss per common unit
Weighted average number of common units outstanding

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

PETROLOGISTICS LP

UNAUDITED PRO FORMA
CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2011

	Predecessor Actual Three months ended March 31, 2011	Pro Forma Adjustments		Pro Forma Three months ended March 31, 2011
	(In Thousands)
Sales	$105,810	$—			$105,810
Cost of sales	91,565	—			91,565

Gross profit	14,245	—			14,245
General and administrative expense	31,555	—			31,555
Management fee	500	(500)	e		—

Operating income (loss)	(17,810)	500			(17,310)
Interest expense	(4,697)	4,697	a		(5,127)
		(4,675)	b
		(339)	c
		(113)	d
Other income	25	—			25

Net loss before income tax expense	(22,482)	70			(22,412)
Income tax expense	(356)	—			(356)

Net loss	$(22,838)	$70			$(22,768)

Common unitholders' interest in net income				$
Loss per common unit
Weighted average number of common units outstanding

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

PETROLOGISTICS LP

NOTES TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization and Basis of Presentation

        The unaudited pro forma consolidated financial statements of PetroLogistics LP ("PetroLogistics") have been prepared based upon the audited and unaudited historical financial statements of PL Propylene LLC ("PL Propylene"), a wholly owned subsidiary of Propylene Holdings LLC ("Propylene Holdings"). In connection with the offering by PetroLogistics of its common units to the public, Propylene Holdings will contribute PL Propylene to PetroLogistics.

        The unaudited pro forma consolidated financial statements are not necessarily indicative of the results that PetroLogistics would have achieved had the transactions described herein actually taken place on the dates indicated, and do not purport to be indicative of future financial position or operating results. The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements of PL Propylene, the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in the prospectus.

        The pro forma adjustments have been prepared as if the transactions described below had taken place on March 31, 2011, in the case of the unaudited pro forma consolidated balance sheet, or as of January 1, 2010 and January 1, 2011, respectively, in the case of the unaudited pro forma consolidated statements of operations.

        The unaudited pro forma consolidated financial statements reflect the following transactions:

  •
  Prior to the closing of this offering, PL Propylene expects to enter into a new $350.0 million term loan facility and a $120.0 million revolving credit facility;

  •
  Prior to the closing of this offering, PL Propylene will draw $30.0 million from under its new revolving credit facility to fund its working capital needs, draw $350.0 million under the new term loan facility and use (1) $179.6 million to refinance and cancel its existing credit facility, (2) approximately $186.8 million to reimburse our sponsors for construction capital expenditures and (3) approximately $8.6 million to pay associated financing costs;

  •
  PetroLogistics GP LLC ("PetroLogistics GP"), the general partner of PetroLogistics, and Propylene Holdings will enter into an amended and restated agreement of limited partnership;

  •
  Propylene Holdings will contribute PL Propylene to PetroLogistics in exchange for (1)                          common units, (2) the right to receive the net proceeds from this offering (after deducting underwriting discounts and commissions and the expenses of this offering) and (3) the right to receive additional common units, a cash distribution or both, based upon whether or not the underwriters exercise their option to purchase additional common units in full or in part;

  •
  Propylene Holdings will distribute all                        common units, its right to receive the net proceeds from this offering (after deducting underwriting discounts and commissions and the expenses of this offering) and its right to receive additional common units, a cash distribution or both, based upon whether or not the underwriters exercise their option to purchase additional common units in full or in part to our sponsors and their affiliates, our executive officers and certain of our employees;

  •
  PetroLogistics will offer and sell                        common units in this offering and pay related underwriting discounts and commissions and offering expenses;

PETROLOGISTICS LP

NOTES TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1) Organization and Basis of Presentation (Continued)

  •
  PetroLogistics will distribute the $560.0 million of net proceeds from this offering (after deducting underwriting discounts and commissions and the expenses of this offering) of which (1) $302.8 million will be distributed to our sponsors to reimburse them for certain construction capital expenditures and (2) $257.2 million will be a distribution to our sponsors and their affiliates, our executive officers and certain of our employees;

  •
  The underwriters will not exercise their option to purchase                        additional common units, and PetroLogistics will issue such units to our sponsors and their affiliates, our executive officers and certain of our employees.

        Upon completion of PetroLogistics' initial public offering, we expect we will incur approximately $3.5 million in additional general and administrative expenses as a result of being a publicly traded limited partnership that we have not previously incurred, including costs associated with compliance under the Securities Exchange Act of 1934, annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees, audit fees, incremental director and officer liability insurance costs and directors' compensation. These incremental expenses exclude the costs of the offering, as well as the costs associated with the initial implementation of our Sarbanes-Oxley Section 404 internal control reviews and testing. Although our financial statements following the offering will reflect the impact of these expenses, our unaudited pro forma consolidated financial statements do not reflect these expenses.

        Our historical financial statements reflect significant amounts of equity-based compensation expense. We expect our equity-based awards will vest upon the completion of this offering. We expect that this vesting will result in a charge to our statement of operations. That charge has not been included in the unaudited pro forma consolidated statements of operations because the charge is not expected to have a continuing impact on our results of operations.

(2) Partnership Interests

        Following the initial public offering, PetroLogistics will have two types of partnership interests outstanding:

  •
  common units representing limited partner interests, a portion of which PetroLogistics will sell in the initial public offering (approximately        % of all of PetroLogistics' outstanding units); and

  •
  a non-economic general partnership interest, which is not entitled to any distributions, will be held by PetroLogistics GP.

(3) Pro Forma Balance Sheet Adjustments and Assumptions

As of March 31, 2011

  (a)
  Reflects the amounts drawn on the new (1) term loan facility of $350.0 million and (2) revolving credit facility of $30.0 million.

  (b)
  Reflects the refinancing and cancellation of PL Propylene's existing credit facility of $182.5 million, net of the restricted cash balance of $2.9 million on deposit with the existing lender, which is applied to the outstanding borrowings at the time of repayment.

PETROLOGISTICS LP

NOTES TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(3) Pro Forma Balance Sheet Adjustments and Assumptions (Continued)

  (c)
  Reflects a distribution of $186.8 million from the proceeds of the new term loan facility and revolving credit facility to reimburse our sponsors for certain construction capital expenditures.

  (d)
  Reflects the payment of estimated deferred financing costs of $8.6 million associated with the new credit facilities.

  (e)
  Reflects the write-off of deferred financing costs associated with PL Propylene's existing credit facility.

  (f)
  Reflects the contribution by Propylene Holdings of PL Propylene to PetroLogistics.

  (g)
  Reflects the issuance by PetroLogistics of                        common units to the public at an initial offering price of $            per common unit resulting in aggregate gross proceeds of $600.0 million.

  (h)
  Reflects the payment of underwriting commissions of $36.0 million and other estimated offering expenses of $4.0 million for a total of $40.0 million, which will be allocated to the newly issued public common units.

  (i)
  Reflects the distribution of the $560.0 million of net proceeds from this offering, of which (1) $302.8 million is distributed to our sponsors to reimburse them for certain construction capital expenditures and (2) $257.2 million is a distribution to our sponsors and their affiliates, our executive officers and certain of our employees.

  (j)
  Reflects the non-economic general partner interest with nominal value.

  (k)
  Reflects the distribution of the shares related to the unexercised underwriters' option to purchase additional common units to our sponsors and their affiliates, our executive officers and certain of our employees.

(4) Pro Forma Statement of Operations Adjustments and Assumptions

For the year ended December 31, 2010

  (a)
  Reflects the reversal of interest expense and loan commitment fees incurred during the year on PL Propylene's existing credit facility.

  (b)
  Reflects the inclusion of interest expense relating to the new term loan facility of $350.0 million at an assumed rate of 5% per annum ($17.5 million) and the new revolving credit facility borrowings of $30.0 million at an assumed rate of 4% per annum ($1.2 million), net of interest expense capitalized on $193.2 million of the term loan ($7.8 million) for the period January 1, 2010 through October 20, 2010, when the facility commenced operations. For this purpose, we have assumed that $186.8 million of the gross proceeds from the new credit facilities used to fund the distribution to our sponsors is not capitalized during the construction period. A 1/8 percent change in the interest rates would result in a change in interest expense of approximately $0.3 million.

  (c)
  Reflects amortization of deferred financing cost over the term of the new credit facilities.

  (d)
  Reflects the commitment fee of 0.5% per annum on the estimated average unused portion ($90.0 million) of the new $120.0 million revolving credit facility.

PETROLOGISTICS LP

NOTES TO UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(4) Pro Forma Statement of Operations Adjustments and Assumptions (Continued)

For the three months ended March 31, 2011

  (a)
  Reflects the reversal of interest expense and loan commitment fees incurred during the year on PL Propylene's existing credit facility.

  (b)
  Reflects the inclusion of interest expense (including amortization of deferred financing costs) at an average annual rate of approximately (1) 5.0% relating to the new term loan facility of $350.0 million and (2) 4.0% related to the revolving credit facility borrowings of $30.0 million. A 1/8 percent change in the interest rates would result in a change in interest expense of approximately $0.1 million.

  (c)
  Reflects amortization of deferred financing cost over the term of the new credit facilities.

  (d)
  Reflects the commitment fee of 0.5% per annum on the estimated average unused portion ($90.0 million) of the new $120.0 million revolving credit facility.

  (e)
  Reflects the reversal of management fees recorded pursuant to a management services agreement with Lindsay Goldberg that expires under its terms in conjunction with the initial public offering.

(5) Pro Forma Net Income (Loss) Per Unit

        Pro forma net income (loss) per unit is determined by dividing the pro forma net income (loss) that would have been allocated, in accordance with the provisions of PetroLogistics LP's partnership agreement, to the common unitholders, by the number of common units expected to be outstanding at the closing of this offering. For purposes of this calculation, PetroLogistics assumed that pro forma distributions were equal to pro forma net income and that the number of outstanding units was                        common units at December 31, 2010 and March 31, 2011, respectively. All units were assumed to have been outstanding since January 1, 2010 and January 1, 2011, respectively.

        Basic and diluted pro forma net income per unit are equivalent as there are no dilutive units at the date of closing of this offering.

Report of Independent Registered Public Accounting Firm

To Propylene Holdings LLC:

        We have audited the accompanying balance sheets of PL Propylene LLC as of December 31, 2009 and 2010, and the related statements of operations, changes in member's equity, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PL Propylene LLC at December 31, 2009 and 2010, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Houston, Texas
June 17, 2011

PL Propylene LLC

Balance Sheets

(In Thousands)

	December 31,			Supplemental Pro Forma March 31, 2011
			March 31, 2011
	2009	2010
			(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$—	$—	$—	$—
Restricted cash	30,003	6,885	2,904	2,904
Accounts receivable	—	14,376	31,913	31,913
Accounts receivable, related parties	—	—	258	258
Inventory	1,665	16,043	13,153	13,153
Prepaid expenses and other current assets	1,855	866	1,757	1,757

Total current assets	33,523	38,170	49,985	49,985
Property, plant, and equipment, net	426,784	609,822	605,385	605,385
Intangible asset, net	10,056	9,968	9,868	9,868
Deferred financing costs and other assets	14,285	10,916	10,138	10,138

Total assets	$484,648	$668,876	$675,376	$675,376

Liabilities and member's equity (deficit)
Current liabilities:
Accounts payable	$21,114	$12,454	$12,345	$12,345
Accounts payable, related parties	1,236	1,223	1,082	1,082
Accrued liabilities	1,238	3,669	2,460	2,460
Revolving loan	—	39,500	32,500	32,500
Deferred revenue	—	4,803	11,363	11,363
Other current liabilities	—	—	172	172
Bank debt	94,700	150,000	150,000	150,000
Distribution payable to Member	—	—	—	746,800

Total current liabilities	118,288	211,649	209,922	956,722
Asset retirement obligation	870	1,092	1,114	1,114

Total liabilities	119,158	212,741	211,036	957,836
Commitments and contingencies
Member's equity (deficit)	365,490	456,135	464,340	(282,460)

Total liabilities and member's equity (deficit)	$484,648	$668,876	$675,376	$675,376

See accompanying notes.

PL Propylene LLC

Statements of Operations

(In Thousands)

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
				(Unaudited)
Sales	$—	$—	$30,351	$—		$105,810
Cost of sales	—	—	41,836	—		91,565

Gross profit (loss)	—	—	(11,485)	—		14,245
General and administrative expense	4,729	4,264	22,884	1,851		31,555
Management fee	—	—	—	—		500

Operating loss	(4,729)	(4,264)	(34,369)	(1,851)		(17,810)
Interest income (expense), net	744	(224)	(5,418)	(657)		(4,697)
Other income	—	—	52	—		25

Net loss before income tax expense	(3,985)	(4,488)	(39,735)	(2,508)		(22,482)
Income tax expense	—	—	—	—		(356)

Net loss	$(3,985)	$(4,488)	$(39,735)	$(2,508)		$(22,838)

					(Unaudited)
Supplemental pro forma net loss per unit					$

Units used to calculate supplemental pro forma net loss per unit					$

See accompanying notes.

PL Propylene LLC

Statements of Changes in Member's Equity

(In Thousands)

Balance, December 31, 2007	$—
Member contributions	204,978
Equity-based compensation	1,956
Net loss	(3,985)

Balance, December 31, 2008	202,949
Member contributions	167,000
Equity-based compensation	29
Net loss	(4,488)

Balance, December 31, 2009	365,490
Member contributions	115,897
Equity-based compensation	14,483
Net loss	(39,735)

Balance, December 31, 2010	456,135
Member contributions (Unaudited)	1,700
Equity-based compensation (Unaudited)	29,343
Net loss (Unaudited)	(22,838)

Balance, March 31, 2011 (Unaudited)	$464,340

See accompanying notes.

PL Propylene LLC

Statements of Cash Flows

(In Thousands)

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
				(Unaudited)
Operating activities
Net loss	$(3,985)	$(4,488)	$(39,735)	$(2,508)	$(22,838)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Equity-based compensation expense	1,956	29	14,483	18	29,343
Amortization of deferred financing costs	—	—	612	—	780
Depreciation and amortization expense	—	3	7,147	1	8,295
Accretion expense	—	71	84	19	22
Changes in working capital:
Accounts receivable	—	—	(14,376)	—	(17,537)
Accounts receivable, related parties	—	—	—	(4)	(258)
Inventory	—	(1,665)	(14,378)	(37)	2,890
Prepaid expenses and other current assets	—	(1,855)	989	634	(891)
Accounts payable	123	6,602	(8,660)	(426)	(109)
Accounts payable, related parties	—	1,236	(13)	2,151	(141)
Accrued liabilities	889	350	2,431	1,985	(1,209)
Deferred revenue	—	—	4,803	—	6,560
Other current liabilities	—	—	—	—	172
Other assets	—	(250)	250	—	(2)
Decrease (increase) in restricted cash	—	—	(6,885)	—	3,981

Net cash provided by (used in) operations	(1,017)	33	(53,248)	1,833	9,058
Investing activities
Decrease (increase) in restricted cash	(39,768)	9,765	30,003	(15,593)	—
Capital expenditures	(130,183)	(290,953)	(187,452)	(80,040)	(3,758)

Net cash used in investing activities	(169,951)	(281,188)	(157,449)	(95,633)	(3,758)
Financing activities
Deferred financing costs	(1,994)	(12,561)	—	—	—
Repayments of borrowings	—	—	—	—	(72,000)
Proceeds from borrowings	—	94,700	94,800	22,400	65,000
Member contributions	204,978	167,000	115,897	71,400	1,700

Total cash provided by (used in) financing activities	202,984	249,139	210,697	93,800	(5,300)
Net change in cash	32,016	(32,016)	—	—	—
Cash at beginning of period	—	32,016	—	—	—

Cash at end of period	$32,016	$—	$—	$—	$—

Noncash activities
Interest paid, net of amounts capitalized	$—	$818	$4,774	$—	$3,917

See accompanying notes.

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS

(Information Pertaining to March 31, 2011, and the Three-Month Periods
Ended March 31, 2010 and 2011, is Unaudited)

1. Organization and Basis of Presentation

Organization and Nature of Operations

        PL Propylene LLC is a limited liability company that produces and markets propylene to its customers. As used in this report, the terms "we," "us", "our," and like terms refer to PL Propylene LLC. We purchased a former olefins manufacturing facility from ExxonMobil Oil Corporation (ExxonMobil) in March 2008. We developed and built new assets and converted certain existing assets into an "on-purpose" propylene production facility (the Facility) in Houston, Texas, with production beginning on October 21, 2010. Propylene is used as one of the basic building blocks for petrochemicals in a variety of end uses, including paints, coatings, building materials, clothing, automotive parts, packaging and a range of other consumer and industrial products.

Basis of Presentation

        We were formed under the laws of Delaware on January 31, 2007, and we are a wholly-owned subsidiary of Propylene Holdings LLC (Holdings), which is our sole member. Holdings is a wholly-owned subsidiary of PL Manufacturing LLC (PLM). The majority owner of PLM is LG Propylene LLC, an affiliate of Lindsay Goldberg LLC (Lindsay Goldberg). We refer to the owners of PLM as "our sponsors." We are a limited liability company, and as such, Holdings and its members are not personally liable for any debt, liability or obligation of ours.

        We commenced operations in March 2008 when we acquired the ExxonMobil facility. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP).

Unaudited Interim Financial Data

        Our balance sheet as of March 31, 2011, the statements of operations and cash flows for the three months ended March 31, 2010 and 2011, and the statement of changes in member's equity for the three months ended March 31, 2011, are unaudited. These unaudited interim financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments, necessary for the fair presentation of our financial position as of March 31, 2011 and the results of our operations and our cash flows for the three months ended March 31, 2010 and 2011. The financial data and other information disclosed in these notes to the financial statements related to the three-month periods are unaudited. The results for the three months ended March 31, 2011, are not necessarily indicative of the results to be expected for the year ending December 31, 2011, or for any other interim period or for any future year.

Development Stage Enterprise

        We operated as a development stage enterprise until commencement of Facility operations in October 2010. During the development-stage period, we devoted substantially all of our efforts to developing, constructing and financing the construction of the Facility.

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

(Information Pertaining to March 31, 2011, and the Three-Month Periods
Ended March 31, 2010 and 2011, is Unaudited)

2. Summary of Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of sales and expenses during the reporting period. Actual results could differ materially from those estimates.

        The more significant areas requiring the use of estimates, assumptions, and judgments relate to recoverability and valuation of long-lived assets and the valuation of equity-based compensation awards.

Recognition of Sales

        Sales of propylene and by-products are recorded when persuasive evidence of an arrangement exists, goods have been delivered, consideration to be received is fixed and determinable, and collectibility is reasonably assured. Sales are presented net of discounts and allowances. By-product sales are reported together with propylene sales. Transportation costs billed to customers are recorded as a component of sales.

Cost of Sales

        The Facility currently produces chemical grade propylene, and we expect that it will be able to produce polymer grade propylene following modifications to the Facility. In addition, the Facility generates commercial quantities of the following by-products during the production process: hydrogen, C4 mix stream, and C5+ stream. Cost of sales is calculated on the weighted-average cost basis. In the fourth quarter of 2010, the Facility operated below normal capacity. Accordingly, we recorded a charge of $1.1 million to cost of sales to reflect unabsorbed fixed costs. The Facility's substantial fixed cost structure and limited operations in the period following commencement of operations resulted in a gross loss for 2010. During the three months ended March 31, 2011, we again operated below normal capacity and recorded a charge of $0.6 million to costs of sales to reflect unabsorbed fixed overhead costs.

Cash and Cash Equivalents

        We consider all short-term instruments with an original maturity of three months or less to be cash equivalents. We maintain cash in bank deposit accounts that, at times, may exceed federally insured limits. We have not experienced any losses in such accounts, and we believe we are not exposed to any significant credit risk on cash and cash equivalents.

Restricted Cash

        During 2009, we commenced borrowings under our credit facility. Our credit facility includes certain restrictions with respect to our cash accounts. As such, the cash balances within these accounts of $28.5 million, $6.9 million and $2.9 million have been classified as restricted cash in the balance sheets as of December 31, 2009 and 2010, and March 31, 2011, respectively. The remainder of our December 31, 2009, cash balance of $1.5 million was restricted as collateral for letters of credit issued on our behalf. We had no outstanding letters of credit at December 31, 2010 or March 31, 2011.

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

(Information Pertaining to March 31, 2011, and the Three-Month Periods
Ended March 31, 2010 and 2011, is Unaudited)

2. Summary of Significant Accounting Policies (Continued)

        During 2010, all restricted cash on hand as of December 31, 2009, was used in investing activities to fund the construction of the Facility. Restricted cash on hand as of December 31, 2010, and March 31, 2011, was or will be used in 2011 to fund operating activities.

Accounts Receivable

        We extend credit to customers in accordance with normal industry standards and terms. We review accounts receivable monthly and establish an allowance for doubtful accounts based on known factors surrounding the credit risk of specific customers, historical trends and other information. Accounts receivable are not collateralized, and we will charge interest on receivables should they become past due. To date, we have not recorded any interest income related to past due receivables. Through March 31, 2011, we have not recorded any bad debt expense.

Inventory

        Inventory is carried at the lower of cost or market, with cost determined using a weighted-average method.

Property, Plant and Equipment

        Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Upon retirement or sale, we remove the cost of the asset and the related accumulated depreciation from the accounts and reflects any resulting gain or loss in the statements of operations.

        Repair and maintenance expenditures incurred in order to maintain the day-to-day operation of our existing assets are charged to expense as incurred. Costs associated with acquisitions and improvements that expand existing capacity or extend useful life, including related interest costs, are capitalized. Cost of planned major maintenance projects, known as turnarounds, will be deferred and amortized using the straight-line method over the period until the next plant turnaround, which is approximately three years.

Intangible Asset

        Intangible asset represents the technology license we acquired related to the propane dehydrogenation process, which is essential to the design, construction and operation of the Facility. The technology license is being amortized on a straight-line basis over its estimated useful life of 25 years. We have no intangible assets with indefinite useful lives.

Deferred Financing Costs and Other Assets

        Deferred financing costs and other assets consist primarily of deferred financing costs incurred in connection with the closing of our credit facility in June 2009. The costs associated with our credit facility are being amortized using the straight-line method over the term of the facility, which approximates the effective interest method, and are classified as interest expense.

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

(Information Pertaining to March 31, 2011, and the Three-Month Periods
Ended March 31, 2010 and 2011, is Unaudited)

2. Summary of Significant Accounting Policies (Continued)

Impairment of Long-Lived Assets

        Long-lived assets used in operations are assessed for possible impairment when events or changes in circumstances indicate a potential significant deterioration in future cash flows projected to be generated by the assets. Individual assets are grouped for impairment purposes at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets—generally at the Facility level, as we produce one principal product.

        If, upon review, the sum of the projected undiscounted cash flows is less than the carrying value of the asset group, the carrying value is written down to estimated fair value. The fair values of impaired assets are usually determined based on the present value of projected future cash flows using discount rates commensurate with the risks involved in the asset group, as quoted market prices in active markets are generally not available. The expected future cash flows used for impairment reviews and related fair value calculations are based on projected production volumes, sales volumes, prices and costs, taking into consideration available internal and external information at the date of review.

        Should an impairment of assets arise, we would be required to record a charge to operations that could be material to the period reported. To date, we have not recorded any impairment charges.

Asset Retirement Obligation

        An asset and a liability are recorded at fair value when there is a legal obligation associated with the retirement of a long-lived asset and the amount can be reasonably estimated. When the liability is initially recorded, this cost is capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is increased for changes in present value, and the capitalized cost is depreciated over the estimated useful life of the related asset.

        Where we can reasonably estimate the asset retirement obligation, we accrue a liability based on an estimate of the timing and amount of settlement. In estimating our asset retirement obligations, we utilize several assumptions based on when the liabilities were recorded, including an inflation rate and a credit-adjusted discount rate. We record changes in these estimates based on changes in the expected amount and timing of payments to settle our obligations.

Environmental Costs

        Environmental expenditures are expensed or capitalized as appropriate, depending on future economic benefit. Expenditures that relate to an existing condition caused by past operations and that do not have future economic benefit are expensed. Liabilities for expenditures are recorded on an undiscounted basis unless the amount and timing of cash payments for the liability are fixed or determinable, in which case they are recorded on a discounted basis. Expenditures that create future benefits or contribute to future revenue generation are capitalized.

Income Taxes

        We are a limited liability company and are treated similar to a partnership for federal tax purposes whereby the impact of our operations is subject to tax at the member level. Therefore, no federal income

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

(Information Pertaining to March 31, 2011, and the Three-Month Periods
Ended March 31, 2010 and 2011, is Unaudited)

2. Summary of Significant Accounting Policies (Continued)

taxes are recognized in the accompanying financial statements. As of December 31, 2010, the tax basis of our net assets was approximately $236.8 million.

        As an entity operating in the State of Texas, we are subject to the Texas Margin Tax, which is an income tax. We follow the liability method of accounting for these income taxes. As of December 31, 2010, our tax returns for 2007 through 2010 were open for examination by the State of Texas.

        Through December 31, 2010, we have not paid any income taxes.

Equity-Based Compensation Expense

        We recognize compensation expense related to profits interests granted to employees based on the estimated fair value of the awards on the date of grant, net of estimated forfeitures. The grant date fair value, and the resulting equity-based compensation expense, are estimated using the Black-Scholes option-pricing model. The grant date fair value of the equity-based awards is generally recognized on a straight-line basis over the requisite service period, which is generally the vesting period of the respective awards.

        We also account for profits interests granted to non-employees based on the estimated fair value of the awards using the Black-Scholes option-pricing model. The measurement of equity-based compensation for awards granted to non-employees is subject to periodic adjustment as the awards vest, and the resulting change in value is recognized in the statement of operations during the period the related services are rendered.

        There is inherent uncertainty in these estimates, and if different assumptions had been used, the fair value of the awards and the related equity-based compensation expense could have been significantly different.

Fair Value of Financial Instruments

        We consider cash and cash equivalents (including restricted cash), accounts receivable, accounts receivable-related parties, accounts payable, accounts payable-related parties, accrued liabilities and deferred revenue to be financial instruments in which the carrying amounts represent fair value because of the short-term nature of the accounts. We also consider our revolving loan and bank debt to be financial instruments in which the carrying amounts approximate fair value because of their variable interest rates.

Segment Reporting

        We operate in one segment for the production and sale of propylene and related by-products. All of our operations are located in Houston, Texas.

Earnings Per Share

        We have omitted earnings per share because we have operated as a private company for all periods presented.

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

(Information Pertaining to March 31, 2011, and the Three-Month Periods
Ended March 31, 2010 and 2011, is Unaudited)

3. Inventory

        Inventory consists of the following (in thousands):

	December 31,
			March 31, 2011
	2009	2010
			(Unaudited)
Product inventory:
Raw materials	$—	$381	$983
Work in progress	—	1,542	1,628
Finished product	—	8,391	4,641

Product inventory	—	10,314	7,252
Maintenance spares	1,665	5,729	5,901

Inventory	$1,665	$16,043	$13,153

4. Property, Plant and Equipment

        Property, plant and equipment consists of the following:

		December 31,
	Lives in Years
		2009	2010
		(in thousands)
Pipelines and plant	25	$—	$42,027
Machinery and equipment	5 to 25	—	525,411
Catalyst	3 to 25	—	15,818
Air permits	25	—	26,415
Other	5 to 25	25	6,219

		25	615,890
Less accumulated depreciation and amortization		(3)	(7,062)

		22	608,828
Construction in process		426,762	994

Property, plant, and equipment, net		$426,784	$609,822

        Depreciation and amortization expense on property, plant and equipment of $7,056,000 is included in cost of sales in the statements of operations for the year ended December 31, 2010, and $8,195,000 for the three months ended March 31, 2011.

        For the years ended December 31, 2008, 2009 and 2010, we capitalized interest expense, including amortization of deferred financing costs, related to the construction of the Facility of $0, $1,392,000 and $10,782,000, respectively.

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

(Information Pertaining to March 31, 2011, and the Three-Month Periods
Ended March 31, 2010 and 2011, is Unaudited)

5. Intangible Asset

        Our intangible asset at December 31 consists of the following (in thousands):

	2009			2010
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Licensed technology	$10,056	$—	$10,056	$10,056	$(88)	$9,968

        Amortization expense on our intangible asset for the year ended December 31, 2010, was $88,000, and is included in cost of sales. Prior to the commencement of operations in October 2010, there was no amortization expense. Amortization expense of $100,000 is included in cost of sales for the three months ended March 31, 2011. Amortization expense on the intangible asset for each of the next five years is estimated to be $402,000.

6. Deferred Financing Costs and Other Assets

        As of December 31, 2009 and 2010, deferred financing costs and other assets consist primarily of deferred financing costs, net of amortization, of $14,034,000 and $10,915,000, respectively. See Note 8 for a summary of deferred financing cost amortization by period, including the capitalization thereof related to the construction of the Facility.

        Scheduled amortization of deferred financing costs for the next five years as of December 31, 2010 is as follows: $3,119,000 per year for each of 2011 through 2013, and $1,558,000 in 2014.

7. Asset Retirement Obligation

        Our asset retirement obligation is comprised of expected costs to be incurred upon termination of operations and the closure of the Facility. The estimated asset retirement obligation liability will increase, or accrete, each year over the life of the Facility until it equals the estimated cash flows expected to be incurred on anticipated closure of the Facility. The change in our asset retirement obligation is set forth below (in thousands):

	December 31,
	2009	2010
Asset retirement obligation, beginning of period	$799	$870
Accretion expense	71	84
Revisions in estimated cash flows	—	138

Asset retirement obligation, end of period	$870	$1,092

8. Debt

        We entered into a five-year credit facility agreement with Société Générale (the Lender) on June 12, 2009. The original capacity of the facility was $205,000,000, comprised of a $150,000,000 construction loan commitment and a $55,000,000 revolving loan commitment. Borrowings under the facility are secured by substantially all of our assets. During 2010 and 2011, we entered into amendments to the agreement

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

(Information Pertaining to March 31, 2011, and the Three-Month Periods
Ended March 31, 2010 and 2011, is Unaudited)

8. Debt (Continued)

whereby, among other things, the amount available under the revolving loan commitment was increased to $65,000,000 through June 30, 2011, with any borrowings in excess of $55,000,000 due on June 30, 2011. Interest on the facility is variable and is based upon either (i) the Eurodollar base rate (LIBOR), subject to a LIBOR floor of 2.75%, plus a margin or (ii) the Lender's prime rate plus a margin, at our election. Interest is due monthly for Eurodollar borrowings and quarterly for prime rate borrowings. The weighted-average interest rate as of December 31, 2009 and 2010, and March 31, 2011, was prime-based at 8%.

        Borrowings under the revolving loan commitment became available beginning on June 1, 2010, and are limited to the extent that such borrowings must be used to fund estimated operation and maintenance expenses for the thirty days from the date of the borrowing request. The minimum borrowing amount is $3,000,000, and increases are in increments of $500,000.

        Pursuant to the terms of the credit facility agreement, we are required to maintain a depository account with the Lender whereby all sales and proceeds of any nature are required to be deposited and held to repay any amounts borrowed under the facility after allowing for payment of operation and maintenance expenses. On a monthly basis, proceeds from sales, to the extent they exceed estimated operation and maintenance expenses for the next thirty days, must be used to repay the revolving loan and then the construction loan when there are no outstanding borrowings on the revolving loan. Accordingly, we have classified all debt as current in the accompanying financial statements.

        Under the terms of our credit facility agreement, as amended, we were required to satisfy a series of tests demonstrating successful operation of the Facility (Performance Tests) by May 31, 2011. The Performance Tests required the Facility to achieve certain operating criteria for specified periods of time. In May 2011, we successfully completed the Performance Tests in satisfaction of the loan requirements, and the construction loan was converted to a term loan with principal and interest due quarterly thereafter, beginning in the third quarter of 2011. Quarterly principal and interest payments on the term loan are due based on a ten year amortization schedule with a balloon payment due in 2014. Any outstanding balance on the revolving loan is due at maturity of the facility in June 2014.

        With the conversion of the construction loan to a term loan, the following table reflects the principal payments due on the term loan and revolving loan during the next five years (in thousands):

2011	$4,885
2012	10,408
2013	11,322
2014	162,885

Total	$189,500

        Although the construction loan converted to a term loan with a ten year amortization, we are required to pay down the revolving loan and term loan with excess cash, as defined in the credit agreement, through a sweep arrangement with the bank.

        In connection with obtaining the credit facility, we were required to obtain a supplemental equity commitment, as defined in the credit agreement, from Lindsay Goldberg in the amount of $120,000,000 on which the Lender would have the right to foreclose in addition to the loan's collateral in the event of

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

(Information Pertaining to March 31, 2011, and the Three-Month Periods
Ended March 31, 2010 and 2011, is Unaudited)

8. Debt (Continued)

default by us. Upon the conversion of the construction loan to a term loan in May 2011, this supplemental equity commitment from Lindsay Goldberg was reduced to $10,000,000.

        In connection with the conversion of the construction loan to a term loan, we are also required to fund certain cash reserves, including a debt service reserve and a major maintenance reserve. We funded $10.9 million into the debt service reserve in connection with the conversion of the construction loan. Beginning in the third quarter of 2011, we will begin making quarterly deposits to the major maintenance reserve to fund that reserve to $15 million by June 30, 2013.

        Interest income (expense), net consists of the following (in thousands):

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
				(Unaudited)
Interest expense incurred on borrowings	$—	$(875)	$(10,994)	$(2,210)	$(3,729)
Interest capitalized	—	875	8,275	2,210	—
Loan commitment fees	—	(826)	(2,090)	(660)	(188)
Amortization of deferred financing costs	—	(517)	(3,119)	(780)	(780)
Amortization of deferred financing costs capitalized	—	517	2,507	780	—
Interest income	744	602	3	3	—

Interest income (expense), net	$744	$(224)	$(5,418)	$(657)	$(4,697)

        We did not incur any interest expense in 2008 as we entered into our credit facility arrangement in 2009. We pay a quarterly commitment fee at 2.875% per annum of available borrowings in excess of the outstanding borrowings.

9. PLM Profits Interest Plan

Overview

        PLM maintains a profits interest plan (the Plan) for the benefit of our employees, as well as the key management employees of certain affiliated companies (collectively, Management). Because the Plan is intended to compensate Management with respect to the services they perform for our benefit, the equity-based compensation expense is reflected in our financial statements.

        PetroLogistics Company LLC (PetroLogistics LLC) is an entity owned by David Lumpkins and Nathan Ticatch. Through March 31, 2011, the senior executives who oversee our operations were employed by PetroLogistics LLC and provided management services to us pursuant to our services agreement with PetroLogistics LLC. The majority of the profits interests ("Units") we have issued are to persons employed by PetroLogistics LLC. Therefore, for accounting purposes, we have treated these awards as being made to non-employees. See Note 11 for further discussion of our transactions with PetroLogistics LLC.

        Holders of Units are entitled to receive distributions when and as determined by the Board of Managers of PLM (the PLM Board). The ultimate amount received by each of the Unit holders will vary

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

(Information Pertaining to March 31, 2011, and the Three-Month Periods
Ended March 31, 2010 and 2011, is Unaudited)

9. PLM Profits Interest Plan (Continued)

depending on the amounts distributed. After our sponsors have received an amount equal to their aggregate capital contributions as part of the first distribution, any additional distribution amount will next be paid to Class B members and will be an amount equal to $1 for each Class B Unit. The Class C and Class D members have approximately 10% and 5% shares, respectively, in any subsequent distributions, as adjusted for any cost overruns on the Facility construction.

        On July 23, 2008, the PLM Board authorized the issuance of up to 3,912,720 Class B Units, 46,492,320 Class C Units, and 23,246,160 Class D Units to Management. On September 29, 2010, the PLM Board increased the number of authorized Units.

        The following Units were issued and outstanding, or authorized and available for issuance:

	December 31, 2009		December 31, 2010
	Issued and Outstanding	Authorized and Available for Issuance	Issued and Outstanding	Authorized and Available for Issuance
Unit Class
Class B	3,912,720	—	3,912,720	2,109,750
Class C	950,000	45,542,320	55,054,205	16,506,909
Class D	—	23,246,160	27,527,103	8,253,454

Total	4,862,720	68,788,480	86,494,028	26,870,113

        No additional Units were authorized or issued during the three months ended March 31, 2011.

Vesting and Unit Rights

        The Class B Units were fully vested at the date of issuance, July 23, 2008. The issued and outstanding Class C and Class D Units vest over four years beginning on the later of March 11, 2009, or the recipient's date of employment. The Class C and Class D Units also fully vest upon the occurrence of certain events including a distribution from PLM. If a Management member ceases to be employed by us, the member retains the vested Units. Any unvested Units at the time of termination are forfeited. If the termination is for cause, all vested Units are forfeited. There were no forfeitures for any of the periods presented. The Class B, Class C and Class D Units do not have voting rights.

Determination of Equity-Based Compensation Expense

        Equity-based compensation expense for equity-based awards issued to employees is based on the estimated grant-date fair value of the Units. We recognize this equity-based compensation expense on a straight-line basis over the requisite service period of the award for those Units expected to vest. For Units granted to non-employees, non-vested Units are revalued at the reporting date fair value, with any change in value reflected in the statement of operations.

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

(Information Pertaining to March 31, 2011, and the Three-Month Periods
Ended March 31, 2010 and 2011, is Unaudited)

9. PLM Profits Interest Plan (Continued)

        Total recognized equity-based compensation expense related to the Plan was as follows for each reporting period (in thousands):

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
				(Unaudited)
Cost of sales	$—	$—	$532	$—	$78
General and administrative expense	1,956	29	13,951	18	29,265

Total equity-based compensation expense	$1,956	$29	$14,483	$18	$29,343

Employee Awards

        There was no activity with respect to employee Units prior to 2010. The table below summarizes the activity relating to the employee Units during the year ended December 31, 2010:

	Class C Units
	Number of Units	Weighted- Average Grant Date Fair Value
Units outstanding, end of year 2009	—	$—
Units granted	5,695,000	0.35
Units forfeited	—	—

Units outstanding, end of year 2010	5,695,000	$0.35

        The table below summarizes the activity relating to the nonvested employee Units granted under the Plan for the year ended December 31, 2010:

	Class C Units
	Number of Units	Weighted- Average Grant Date Fair Value
Nonvested units, end of year 2009	—	$—
Units granted	5,695,000	0.35
Units vested	(2,861,250)	0.35

Nonvested units, end of year 2010	2,833,750	$0.35

Vested units, end of year 2010	2,861,250	$0.35

        During the three months ended March 31, 2011, no Units were granted or forfeited. As of March 31, 2011, no Class B or Class D Units had been granted to employees, and 3,722,500 Class C Units were vested. The aggregate intrinsic value of outstanding employee Units (determined based on the number of outstanding Units multiplied by the fair value per unit as of the reporting date) at December 31, 2010 and

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

(Information Pertaining to March 31, 2011, and the Three-Month Periods
Ended March 31, 2010 and 2011, is Unaudited)

9. PLM Profits Interest Plan (Continued)

March 31, 2011, was $2,904,000 and $10,593,000, respectively. The aggregate intrinsic value of vested employee Units at December 31, 2010 and March 31, 2011, was $1,459,000 and $6,924,000, respectively. The total weighted-average grant date fair value for employee Units that vested during the year ended December 31, 2010 and the three months ended March 31, 2011, was $1,001,000 and $301,000, respectively.

Non-Employee Awards

        During 2008, a total of 3,912,720 Class B Units were granted, and there was no activity with respect to the Class C or Class D Units. During 2009, a total of 950,000 Class C Units were granted at a weighted average grant date fair value of $0.30, and there was no activity with respect to the non-employee Class B or Class D Units. The table below summarizes the activity relating to the non-employee Units during the year ended December 31, 2010:

	Class B Units		Class C Units		Class D Units
	Number of Units	Weighted- Average Grant Date Fair Value	Number of Units	Weighted- Average Grant Date Fair Value	Number of Units	Weighted- Average Grant Date Fair Value
Units outstanding, end of year 2009	3,912,720	$0.50	950,000	$0.30	—	$—
Units granted	—	—	48,409,205	0.35	27,527,103	0.26
Units forfeited	—	—	—	—	—	—

Units outstanding, end of year 2010	3,912,720	$0.50	49,359,205	$0.35	27,527,103	$0.26

        The table below summarizes the activity relating to the nonvested non-employee Units granted under the Plan for the year ended December 31, 2010:

	Class B Units		Class C Units		Class D Units
	Number of Units	Weighted- Average Grant Date Fair Value	Number of Units	Weighted- Average Grant Date Fair Value	Number of Units	Weighted- Average Grant Date Fair Value
Nonvested units, end of year 2009	—	$—	950,000	$0.30	—	$—
Units granted	—	—	48,409,205	0.35	27,527,103	0.26
Units vested	—	—	(12,339,801)	0.35	(6,881,776)	0.26

Nonvested units, end of year 2010	—	$—	37,019,404	$0.35	20,645,327	$0.26

Vested units, end of year 2010	3,912,720	$0.50	12,339,801	$0.35	6,881,776	$0.26

        During the three months ended March 31, 2011, no Units were granted or forfeited. As of March 31, 2011, 3,912,720 Class B, 24,442,103 Class C and 13,763,552 Class D units were vested for non-employees. The aggregate intrinsic value of outstanding non-employee Units (determined based on the number of outstanding Units multiplied by the fair value per unit as of the reporting date) at December 31, 2010 and March 31, 2011, was $39,587,000 and $149,013,000, respectively. The aggregate intrinsic value of vested non-employee Units at December 31, 2010 and March 31, 2011, was $12,655,000 and $79,132,000,

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

(Information Pertaining to March 31, 2011, and the Three-Month Periods
Ended March 31, 2010 and 2011, is Unaudited)

9. PLM Profits Interest Plan (Continued)

respectively. The total fair value for non-employee Units that vested during the years ended December 31, 2008, 2009, and 2010, and the three months ended March 31, 2010 and 2011, was $1,956,000, $-0-, $8,977,000, $-0- and $34,278,000, respectively.

Unrecognized Compensation Cost

        At December 31, 2010 and March 31, 2011, compensation cost related to nonvested Units that had not yet been recognized totaled $27,923,000 and $70,571,859, respectively. The weighted-average period over which this amount will be recognized is estimated to be 2.2 years. If Units are forfeited, the compensation cost related to those Units would be revised.

        As noted above, Units issued to non-employees are subject to revaluation until such Units become vested. Accordingly, our future results will be impacted significantly by future changes in the value of nonvested Units issued to non-employees as well as the vesting of the outstanding Units.

Estimates and Key Assumptions

        We engage an independent valuation specialist to assist us in determining the fair value of the Units. We estimate the fair value of the Units using the Black-Scholes option-pricing model. The Black-Scholes model requires the use of highly subjective and complex assumptions that determine the fair value of equity-based awards, including the equity value of our business and the profits interests' expected time to liquidity, volatility, risk-free interest rate and dividend yield.

        Given the absence of a public trading market for our common units and in accordance with the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, we exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the equity value of our business, including, among others: publicly available forecasts of future propylene and propane prices that are published by industry sources as of each valuation date; contemporaneous and retrospective valuations performed by an independent valuation specialist; the status of our facility's construction and operations, including risks attendant thereto; the likelihood of our achieving a liquidity event given prevailing market conditions; the nature, history and strategy for our business; the illiquidity of share-based awards involving private company securities; and current and expectations about future macroeconomic conditions.

        In valuing our Units, we estimate the equity value of our business by considering a weighted combination of value indications under two valuation approaches, an income approach and a market approach. The income approach estimates the present value of future estimated cash flows, based upon forecasted sales and costs, including consideration of forecasts of future propylene and propane prices that are published by industry sources as of each valuation date. These future cash flows are discounted to their present values using a discount rate derived from an analysis of the cost of capital of comparable publicly traded companies in our industry or similar lines of business as of each valuation date, as adjusted to reflect the risks inherent in our cash flows. The market approach estimates the fair value of a company by applying market multiples of comparable publicly traded companies in our industry or similar lines of business, which are based on key metrics implied by the enterprise values or acquisition values of our comparable publicly traded companies.

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

(Information Pertaining to March 31, 2011, and the Three-Month Periods
Ended March 31, 2010 and 2011, is Unaudited)

9. PLM Profits Interest Plan (Continued)

        The fair value of our business was then allocated to each of our classes of profits interests using the Option Pricing Method (OPM). The OPM is appropriate to use when the range of possible future outcomes is so difficult to predict that forecasts would be highly speculative.

        In terms of number of Units awarded, our most significant grants occurred on (i) July 23, 2008 on which 3,912,320 Class B Units were issued and (ii) September 29, 2010 on which 53,901,080 and 27,425,540 Class C and D Units, respectively, were issued.

        The fair values of our Units on a per-unit basis are as follows as of each date:

	December 31,
			March 31, 2011
	2009	2010
			(Unaudited)
Unit Class
Class B	$0.68	$0.94	$2.59
Class C	0.30	0.51	1.86
Class D	0.21	0.39	1.71

        The following weighted-average assumptions were used in determining the fair values:

	December 31,
			March 31, 2011
	2009	2010
			(Unaudited)
Estimated time to liquidity event	4 years	3 years	2.75 years
Expected volatility	40%	50%	45%
Risk-free interest rate	2.2%	1.0%	1.3%
Dividend yield	0%	0%	0%

        We estimated the time to a liquidity event based on our then-current expectations regarding the period during which we believed we could achieve significant milestones in our business strategy and effect a liquidity event. We have no historical volatility since the Units have never been publicly traded. Accordingly, the volatility used has been estimated by using volatility information from a peer group of publicly traded companies. The risk-free rate is based on the U.S. Treasury rate for notes with terms best matching the Unit's expected term. The dividend yield assumption of 0% is based on our history and our expectation of not paying dividends.

        No single event caused the valuation of our Units to increase through March 31, 2011. Instead, a combination of the factors, described below, in each period led to the changes in the fair value of our underlying equity value, and, therefore, our Units.

        March 2008 to December 2008.    In March 2008, we received an initial capital contribution from Lindsay Goldberg and acquired the Facility site from ExxonMobil. We began construction of our facility in summer 2008.

        January 2009 to December 2009.    After a period of significant volatility in the United States and global capital markets generally, and in the chemical industry specifically, during the third and fourth

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

(Information Pertaining to March 31, 2011, and the Three-Month Periods
Ended March 31, 2010 and 2011, is Unaudited)

9. PLM Profits Interest Plan (Continued)

quarters of 2008, capital market conditions began to stabilize and recover in early 2009. In summer 2009, we hired certain key executives. Throughout 2009, the Facility construction continued. As of December 31, 2009, we determined the fair value of our Class C Units to be $0.30 per unit and our Class D units to be $0.21 per unit.

        January 2010 to December 2010.    In the second half of 2010, we completed the construction of the Facility. We commenced Facility operations as of October 21, 2010, although we operated well below capacity and we generated a negative gross margin. Beginning in the second half of 2010, the publicly available forecasts of future propane-to-propylene spreads, which underlie our business model, and our expectations regarding our future profitability began to increase, thereby increasing our estimate of the equity value of our business. As of December 31, 2010, we determined a fair value of our Class C Units to be $0.51 per unit and our Class D units to be $0.39 per unit.

        January 2011 to March 2011.    During the three months ended March 31, 2011, we significantly increased our production. In addition, publicly available forecasts of future propane-to-propylene spreads reflected significant increases as of March 31, 2011, as compared to December 31, 2010. As a result, our estimate of the equity value of our business, and therefore the value of our Units, increased substantially in the three months ended March 31, 2011. As of March 31, 2011, we determined the fair value of our Class C Units to be $1.86 per unit and our Class D units to be $1.71 per unit.

        There is a high degree of subjectivity involved when estimating the value of equity-based compensation. There is currently no market-based mechanism or other practical application to verify the reliability and accuracy of the estimates resulting from our valuation models, nor is there a means to compare and adjust the estimates to actual values. Although the fair value of our Units is determined using an option-pricing model, that value may not be indicative of the fair value that would be observed in a market transaction between a willing buyer and a willing seller. If factors change and we employ different assumptions when value our Units, the equity-based compensation expense that we record in the future may differ significantly from what we have historically reported.

10. Employee Benefit Plan

        We sponsor a profit-sharing 401(k) plan that covers substantially all of employees, whereby eligible employees may elect to contribute a portion of their annual compensation, subject to IRS limitations. We match 100% of an employee's contribution up to the first 6% of such employee's compensation. Additionally, the profit-sharing plan also provides for supplemental discretionary contributions from 4% to 10% of eligible wages for eligible employees as of year-end. Total expense for the profit-sharing 401(k) plan for the years ended December 31, 2008, 2009, and 2010, and for the three months ended March 31, 2010 and 2011, was $155,000, $672,000, $1,047,000, $92,000, and $116,000, respectively.

11. Related Party and Affiliate Transactions

        PetroLogistics LLC and PL Midstream LLC (PL Midstream), which are affiliated companies, provide certain services to us, including: (i) accounting, payroll, and other financial services; (ii) information systems, network, and communication services; (iii) employee benefit services, and (iv) management services. These services are provided in exchange for a monthly charge. During the years ended

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

(Information Pertaining to March 31, 2011, and the Three-Month Periods
Ended March 31, 2010 and 2011, is Unaudited)

11. Related Party and Affiliate Transactions (Continued)

December 31, 2008, 2009, and 2010, we incurred fees of $872,000, $1,424,000 and $1,715,000 from PetroLogistics LLC, and $329,000, $375,000 and $12,000 from PL Midstream for services provided during those years, respectively. During the three months ended March 31, 2010 and 2011, we incurred fees of $345,000 and $524,000 from PetroLogistics LLC, and $-0- and $-0- from PL Midstream for services provided during those periods, respectively. PetroLogistics LLC allocates fees on a pro rata basis between us and PL Midstream after deducting direct expenses. PL Midstream charges us for services based on estimated time spent by PL Midstream employees on our business plus overhead. These fees from PetroLogistics LLC and PL Midstream are reported as general and administrative expense. We also paid PL Midstream $169,000 and $140,000 for pipeline management fees during the year ended December 31, 2010, and for the three months ended March 31, 2011, respectively, which is included in cost of sales.

        During the years ended December 31, 2008, 2009 and 2010, and for the three months ended March 31, 2010 and 2011, we utilized the services of a company owned by Lindsay Goldberg in the amounts of $677,000, $5,276,000, $21,805,000, $4,869,000 and $724,000, respectively, in connection with Facility construction and maintenance activities. Also during 2010, we reimbursed Lindsay Goldberg for administrative and out of pocket expenses in the amount of $58,000.

        Pursuant to an agreement entered into with Lindsay Goldberg, we pay an annual fee of $2,000,000 for advisory services, beginning in the first quarter of 2011. We incurred $500,000 in advisory fees for the three months ended March 31, 2011. This agreement terminates upon an initial public offering.

12. Concentrations of Risk

        Our principal market is the Texas Gulf Coast region. Our sales were to the following customers for the periods indicated:

	Year Ended December 31, 2010	Three Months Ended March 31, 2011
		(Unaudited)
Dow Chemical Company	40%	44%
Total Petrochemicals USA, Inc.	9%	36%
INEOS Olefins and Polymers USA	50%	19%
Other	1%	1%

Total sales	100%	100%

        We have entered into long-term sales contracts with three customers to provide minimum annual quantities of propylene. These minimum quantities comprise the substantial majority of the Facility's anticipated annual production of propylene. The loss of any of these customers without replacement on comparable terms could adversely affect our business, results of operations and financial condition.

        This concentration in the volume of business transacted with a limited number of customers subjects us to substantial risks. If we were to lose one or more of our current customers, we would seek to engage in sales transactions with other petrochemical companies on either a long-term contract basis or in the spot market, although there is no assurance we would be able to do so.

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

(Information Pertaining to March 31, 2011, and the Three-Month Periods
Ended March 31, 2010 and 2011, is Unaudited)

12. Concentrations of Risk (Continued)

        We have entered into long-term market-based contracts for the purchase of propane, our sole feedstock, as well as smaller amounts of nitrogen and natural gas to produce propylene. There is only one supplier under each of these contracts. Interruptions in or limitations on volumes provided under these contracts subjects us to risk that we are unable to meet our production requirements if we are unable to locate and procure replacement volumes from alternate sources.

        Financial instruments that subject us to concentrations of credit risk consist principally of accounts receivable, which are primarily from customers that operate in the petrochemical industry. This industry concentration has the potential to impact our overall exposure to credit risk in that the customers may be similarly affected by changes in economic, industry, or other conditions that subject us to credit risk. We review credit exposure and financial information of our customers and generally require prepayment from customers that are not considered creditworthy, unless the credit risk can otherwise be reduced.

13. Commitments and Contingencies

        We are obligated under long-term propylene sales agreements to supply our three largest customers with minimum quantities of propylene annually. The agreements run through December 31, 2014, for two customers and through December 31, 2013, for the third customer.

Purchase Obligations

        Under the terms of a propylene storage contract and a nitrogen supply contract, we are obligated to make payments that approximate the following: $1.8 million in 2011, $1.9 million in 2012 and 2013, $0.6 million in 2014 and 2015 and $3.5 million thereafter. We have contracts to purchase propane and other materials used in the production process, but these contracts do not specify minimum purchase commitments.

Lease Obligations

        We currently do not have any non-cancelable lease agreements that extend beyond one year. For the year ended December 31, 2010, and for the three months ended March 31, 2011, our total rent expense was $155,000 and $373,000, respectively. We did not incur any rent expense in 2008 or 2009 or during the three months ended March 31, 2010.

Environmental

        The Facility may experience releases of hydrocarbons or other contaminants into the environment, or we may discover past releases that were previously unidentified. Although we maintain an inspection program designed to prevent and, as applicable, detect and address such releases promptly, damages and liabilities incurred due to any such environmental releases from our assets may affect our business. To date, management has not identified any material environmental obligations.

Insurance

        The Facility may experience damage as a result of an accident, natural disaster or terrorist activity. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and

PL PROPYLENE LLC

NOTES TO FINANCIAL STATEMENTS (Continued)

(Information Pertaining to March 31, 2011, and the Three-Month Periods
Ended March 31, 2010 and 2011, is Unaudited)

13. Commitments and Contingencies (Continued)

equipment, pollution or environmental damage, and suspension of operations. We maintain insurance of various types that we consider adequate to cover our assets and operations. The insurance policies are subject to deductibles, limits and sub-limits and other terms, such that our ability to receive indemnification thereunder is limited. Our insurance does not cover every potential risk associated with operating the Facility.

        The occurrence of a significant event that is not fully insured, indemnified or reserved against, or the failure of a party to meet its indemnification obligations, could materially and adversely affect our operations and financial condition. We believe we are adequately insured with respect to our operations.

Legal Matters

        We are routinely involved in various legal matters arising from the normal course of business for which no provision has been made in the financial statements. While the outcome of these proceedings cannot be predicted with certainty, we believe that these proceedings, when resolved, will not have a material adverse effect on our results of operations, financial position, or liquidity.

14. Subsequent Events

        We evaluated subsequent events through June 17, 2011, the date on which the financial statements were available to be issued.

15. Supplemental Pro Forma Information (Unaudited)

        Unaudited supplemental pro forma balance sheet and net loss per unit have been presented in accordance with SEC Staff Accounting Bulletin Topic 1.B.3. The supplemental pro forma balance sheet gives effect to the distribution of $746.8 million to Holdings to be paid upon completion of a debt financing and an initial public offering. However, neither the assumed proceeds from the debt financing nor the initial public offering have been included in the unaudited supplemental pro forma balance sheet as of March 31, 2011. We had a net loss for the three months ended March 31, 2011. Accordingly, we are deemed to have used $746.8 million of net proceeds to pay the distribution, which is evidenced by a distribution payable to Member reflected in the unaudited supplemental pro forma balance sheet.

        Unaudited supplemental pro forma net loss per unit includes additional units for the three months ended March 31, 2011, representing the number of units deemed for accounting purposes to have been sold in this offering in order to raise $746.8 million to pay the distribution. To compute the number of units, we utilized an assumed initial public offering price of $                per unit (the midpoint of the range set forth on the cover page of this prospectus) after deducting the estimated underwriting discounts and offering expenses.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of PetroLogistics LP:

        We have audited the accompanying balance sheet of PetroLogistics LP (the Partnership) as of June 9, 2011. This balance sheet is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Partnership's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of PetroLogistics LP at June 9, 2011, in conformity with U.S. generally accepted accounting principles.

                      /s/ Ernst & Young LLP

Houston, Texas
June 17, 2011

PetroLogistics LP

Balance Sheet

June 9, 2011

Assets
Cash	$—

Total assets	$—

Partners' Capital
Limited partner's interest	1,000
Limited partner's subscription receivable	(1,000)
General partner's interest	—

Total partners' capital	$—

See accompanying notes to balance sheet.

PetroLogistics LP

Notes to Balance Sheet

1. Formation of the Partnership, Organization and Nature Of Business

        PetroLogistics LP, or the "Partnership," is a Delaware limited partnership formed on June 9, 2011, by Propylene Holdings LLC (Holdings) to own PL Propylene LLC (PL Propylene), a wholly-owned subsidiary of Holdings. PL Propylene owns and operates the world's largest propane dehydrogenation facility ("PDH Facility") that processes propane into propylene and selected by-products.

        Following the contemplated contribution of PL Propylene LLC to the Partnership, the Partnership intends to offer common units, representing limited partner interests, pursuant to an initial public offering.

        Holdings plans to contribute $1,000 to the Partnership in June 2011. PetroLogistics GP LLC is the general partner and holds a non-economic interest in the Partnership. There have been no other transactions involving the Partnership as of June 9, 2011.

2. Subsequent Events

        We have evaluated subsequent events through June 17, 2011, the date on which the financial statements were available to be issued.

APPENDIX A

AMENDED AND RESTATED PARTNERSHIP AGREEMENT

A-1

APPENDIX B

GLOSSARY OF SELECTED TERMS

Acrylic acid	A liquid organic acid used to produce super-absorbents (for diapers), coatings, adhesives, floor polishes and paints. It comprises about 6% of propylene demand in 2010. Chemical Data projects U.S. demand growth for acrylic acid at 3.0% per year from 2011 through 2015.
Acrylonitrile

A liquid that is an important monomer for the manufacture of useful plastics and fibers. Comprising about 9% of propylene demand in 2010, it is used to produce synthetic rubber compounds used to create pipe, automotive body parts, golf club heads, protective head gear, nylon, coatings, toys and acrylic fiber. Chemical Data projects U.S. demand growth for acrylonitrile at 2.9% per year from 2011 through 2015.

Alkane	Chemical compounds that consist only of the elements carbon (C) and hydrogen (H) (i.e. hydrocarbons).
Alkylate/Alkylation

A highly desirable gasoline blendstock which can be produced from propylene. Alkylation is the process by which alkylate is produced. Because alkylation is an alternative use for propylene outside of the chemical market, propylene's value as a gasoline blendstock provides a floor for the price of propylene. Propylene alkylate is used as a major gasoline blendstock due to its physical properties and relative low cost.

Butane and butylenes

Butane is a highly flammable, colorless, easily liquefied gas with the formula C4H10. Butane is one of various feedstocks that can be used to produce ethylene and, as such, competes with propane for a share of ethylene feedstock demand in the Gulf Coast. Butylene is an alternate name for hydrocarbon butene, C4H8, the result of removing two hydrogen atoms from a butane molecule.

Cracking	The process by which complex substances are broken down into simpler molecules by heat and pressure.
CGP

Chemical-grade propylene, a mix of 93.0%-95.0% propylene and 7.0%-5.0% propane and other hydrocarbons. This type of propylene is used as a raw material for a wide variety of chemicals including propylene oxide and acrylic acid.

Ethane	At standard temperature and pressure, ethane (C2H6) is a colorless, odorless gas. Ethane is isolated on an industrial scale from natural gas. Its chief use is as a feedstock for ethylene production.
Ethylene crackers	Ethylene crackers produce propylene as a co-product secondary to ethylene production.
Enterprise	Enterprise Products Operating LLC, our current supplier of propane.

Feedstock	Any bulk raw material constituting the principal input for an industrial process.
Fluid catalytic cracking (FCC)	An oil refining process widely used to convert the hydrocarbons of petroleum crude oils to gasoline and other products.
Fractionation	The process of separating the natural gas liquids, such as propane and ethane, into their base components (fractions).
Free radical reaction	A chemical reaction, such as combustion, involving the unpairing of electrons.
General partner	PetroLogistics GP LLC, the general partner of PetroLogistics LP.
Green-field project

Examples of green-field projects are new factories or power plants which are built from scratch on undeveloped land. A developer of a green-field project faces significant impediments with respect to permitting, availability of real estate and cost considerations.

Houston Ship Channel

Located in Houston, Texas, the channel is the conduit for ocean-going vessels between the Houston-area shipyards and the Gulf of Mexico. The proximity to Texas oilfields led to the establishment of numerous petrochemical refineries along the waterway.

Hydrocarbons	Hydrocarbons are organic compounds that consist of only C and H atoms. It is often used to describe fossil fuels.
Metathesis

A chemical reaction between two compounds in which parts of each are interchanged to form two new compounds (AB + CD = AD + CB). Metathesis is one of three primary production techniques used by on-purpose plants to produce propylene.

Monomers	Molecules typically about 4-10 atoms in size that bond readily to other monomers in a process called polymerization.
Nameplate capacity	The normal maximum output of a generating source.
Naphtha	Refers to a number of different flammable liquid mixtures of hydrocarbons. Naphtha is a feedstock derived from crude oil used by naphtha crackers to produce ethylene.
Natural gas processing

Natural gas processing consists of separating all of the various hydrocarbons and fluids from pure natural gas to produce pipeline quality dry natural gas to be used by consumers. Natural gas which comes directly from a well contains many natural gas liquids, including ethane, propane, butane, iso-butane, and natural gasoline.

Olefins

Olefins, also known as polypropylene or polyethylene, is a long-chain polymer synthetic fiber that is created when ethylene and/or propylene gases are polymerized under very specific conditions. Olefins facilities producing ethylene produce PGP and CGP as co-products. These facilities also produce propylene as a by-product of their steam crackers.

MMBtu

One million BTU. BTU (British thermal unit) is a unit of energy equal to about 1,055.05585 joules. It is approximately the amount of energy needed to increase the temperature of 1 pound of water by 1 °F.

PGP	Polymer-grade propylene, a mix of 99.5% propylene and 0.5% propane and other hydrocarbons. This type of propylene is typically used as a raw material for the production of polypropylene.
PL Propylene LLC

Our wholly-owned subsidiary and our sole direct or indirect subsidiary. All of our operations are conducted and all of the our assets owned by PL Propylene LLC. References in this prospectus to "PetroLogistics LP," "we, "our," "us," our "predecessor" or similar terms when used in a historical context refer to PL Propylene LLC.

Polymers	Molecules which consist of a long, repeating chain of smaller units called monomers.
Polypropylene	Polypropylene is a thermoplastic polymer and is used in a variety of applications including packaging, ropes, textiles, paper coatings, plastic parts, and reusable containers.
Propane	A commodity produced by extraction and separation from natural gas production streams and as a by-product of refineries. Propane is the sole feedstock of our PDH facility.
Propylene	Propylene is an important building block in the production of complex petrochemicals such as polypropylene.
Propane dehydrogenation (PDH) facility	A processing facility that produces high purity polymer-grade propylene from a propane rich stream. A PDH facility uses the CATOFIN process, which refines propane in order to produce propylene.
RGP	Refinery-grade propylene, a mix of approximately 60.0% propylene and 40.0% propane and other hydrocarbons. This type of propylene is utilized in both fuel and chemicals markets.
Sponsors	Lindsay Goldberg LLC (or Lindsay Goldberg) and York Capital Management (or York Capital).
WTI crude oil	West Texas Intermediate crude oil, which is used as a benchmark in pricing oil.

Common Units
Representing Limited Partner Interests

PetroLogistics LP

Morgan Stanley
Citi

UBS Investment Bank

Wells Fargo Securities

SOCIETE GENERALE
Stifel Nicolaus Weisel

        Through and including                        , 2011 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery is in addition to a dealers' obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of the common units representing limited partner interests being registered hereby. All amounts are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and The New York Stock Exchange listing fee.

SEC registration fee		$69,660
FINRA filing fee		60,500
The New York Stock Exchange listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing and engraving expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*
To be included by amendment.

Item 14.    Indemnification of Directors and Officers.

        The section of the prospectus entitled "The Partnership Agreement—Indemnification" is incorporated herein by reference and discloses that we will generally indemnify our executive officers and the directors and officers of our general partner and our sponsors to the fullest extent permitted by law against all losses, claims, damages or similar events. Subject to any terms, conditions or restrictions set forth in the second amended and restated partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

        Section 18-108 of the Delaware Limited Liability Company Act provides that a Delaware limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of PetroLogistics GP LLC, our general partner, provides for the indemnification of its directors and officers against liabilities they incur in their capacities as such. The Registrant may enter into indemnity agreements with each of its current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's limited liability company agreement and to provide additional procedural protections.

        The underwriting agreement that we expect to enter into with the underwriters, to be filed as Exhibit 1.1 to this registration statement, will contain indemnification and contribution provisions.

Item 15.    Recent Sales of Unregistered Securities.

        On June 9, 2011, in connection with the formation of PetroLogistics LP, or the Partnership, the Partnership issued (i) to PetroLogistics GP LLC, its general partner, the non-economic general partner interest in the Partnership and (ii) to its sponsors and certain of the Partnership's employees and affiliates, the limited partner interest in the Partnership for $1,000. The issuance was exempt from registration under Section 4(2) of the Securities Act of 1933. There have been no other sales of unregistered securities within the past three years.

Item 16.    Exhibits and Financial Statement Schedules.

  (a)
  The following exhibits are filed herewith:

Exhibit Number		Exhibit Title
1.1	**	Form of Underwriting Agreement.
3.1	*	Certificate of Limited Partnership of PetroLogistics LP
3.2	**
Amended and Restated Agreement of Limited Partnership of PetroLogistics LP (incorporated by reference to Appendix A to the Prospectus contained within the Registrant's Registration Statement on Form S-1)
3.3	*	Certificate of Formation of PetroLogistics GP LLC.
3.4	**	Form of Limited Liability Company Agreement of PetroLogistics GP LLC.
4.1	**	Specimen certificate for the common units (incorporated by reference to Appendix A to the Prospectus contained within the Registrant's Registration Statement on Form S-1)
5.1	**	Opinion of Vinson & Elkins L.L.P., as to the legality of the securities being registered
8.1	**	Form of opinion of Vinson & Elkins L.L.P. relating to tax matters
21.1	**	List of Subsidiaries of PetroLogistics LP
23.1	*	Consent of Ernst & Young LLP.
23.2	**	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).
23.3	**	Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1).
23.4	*	Consent of Chemical Data
24.1	*	Power of Attorney (included in signature page)

*
Included with this filing

**
To be filed by amendment
  (b)
  None.

Item 17.    Undertakings.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        The Registrant undertakes to send to each limited partner at least on an annual basis a detailed statement of any transactions with PetroLogistics GP LLC, our general partner, or any of its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to, PetroLogistics GP LLC or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

        The Registrant undertakes to provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the Partnership.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Houston. Texas, on this 20th day of June, 2011.

PETROLOGISTICS LP
By:	PetroLogistics GP LLC, its general partner
By:	/s/ DAVID LUMPKINS Name: David Lumpkins Title: Executive Chairman

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID LUMPKINS David Lumpkins	Executive Chairman and director of PetroLogistics GP LLC (Principal Executive Officer)	June 20, 2011
/s/ NATHAN TICATCH Nathan Ticatch	President and Chief Executive Officer and director of PetroLogistics GP LLC	June 20, 2011
/s/ SHARON SPURLIN Sharon Spurlin	Senior Vice President and Chief Financial Officer of PetroLogistics GP LLC (Principal Financial and Accounting Officer)	June 20, 2011
/s/ ALAN E. GOLDBERG Alan E. Goldberg	Director of PetroLogistics GP LLC	June 20, 2011
/s/ LANCE L. HIRT Lance L. Hirt	Director of PetroLogistics GP LLC	June 20, 2011
/s/ ZALMIE JACOBS Zalmie Jacobs	Director of PetroLogistics GP LLC	June 20, 2011
/s/ ROBERT D. LINDSAY Robert D. Lindsay	Director of PetroLogistics GP LLC	June 20, 2011
/s/ ANDREW S. WEINBERG Andrew S. Weinberg	Director of PetroLogistics GP LLC	June 20, 2011